 Exhibit 10.1

CREDIT AND GUARANTY AGREEMENT

dated as of December 12, 2016

among

PRIMO WATER CORPORATION and certain of its Subsidiaries from time to time, as Companies,

VARIOUS LENDERS,

GOLDMAN SACHS BANK USA

as Administrative Agent, Collateral Agent, and Lead Arranger

________________________________________________________

$196,000,000 Senior Secured Credit Facilities

________________________________________________________

4.9.	No Material Adverse Change	72
4.10.	No Restricted Junior Payments	72
4.11.	Adverse Proceedings, etc	72
4.12.	Payment of Taxes	73
4.13.	Properties	73
4.14.	Environmental Matters	73
4.15.	No Defaults	74
4.16.	Material Contracts	74
4.17.	Governmental Regulation	74
4.18.	Margin Stock	74
4.19.	Employee Matters	75
4.20.	Employee Benefit Plans	75
4.21.	Certain Fees	76
4.22.	Solvency	76
4.23.	Related Agreements	76
4.24.	Compliance with Statutes, etc	76
4.25.	Disclosure	77
4.26.	Patriot Act	77
4.27.	Sanctions; Anti-Corruption Laws	77
4.28.	Food Regulatory Matters	79
4.29.	Subordinated Indebtedness	80

SECTION 5. AFFIRMATIVE COVENANTS		81
5.1.	Financial Statements and Other Reports	81
5.2.	Existence	85
5.3.	Payment of Taxes and Claims	86
5.4.	Maintenance of Properties	86
5.5.	Insurance	86
5.6.	Inspections	87
5.7.	Lenders Meetings	87
5.8.	Compliance with Laws	87
5.9.	Environmental	87
5.10.	Subsidiaries	89
5.11.	Additional Material Real Estate Assets	89
5.12.	Food Laws	89
5.13.	Further Assurances	90
5.14.	Miscellaneous Business Covenants	90
5.15.	Post Closing Matters	91
5.16.	Terrorism; Sanctions Regulations	91

SECTION 6. NEGATIVE COVENANTS		91
6.1.	Indebtedness	91
6.2.	Liens	93
6.3.	Equitable Lien	95
6.4.	No Further Negative Pledges	95
6.5.	Restricted Junior Payments	95
6.6.	Restrictions on Subsidiary Distributions	96

6.7.	Investments	96
6.8.	Financial Covenants	98
6.9.	Fundamental Changes; Disposition of Assets; Acquisitions	100
6.10.	Disposal of Subsidiary Interests	102
6.11.	Sales and Lease-Backs	103
6.12.	Transactions with Shareholders and Affiliates	103
6.13.	Conduct of Business	103
6.14.	Permitted Activities of Holdings	103
6.15.	Amendments or Waivers of Certain Related Agreements	104
6.16.	Amendments or Waivers with Respect to Subordinated Indebtedness	104
6.17.	Fiscal Year	104
6.18.	Deposit Accounts	104
6.19.	Amendments to Organizational Agreements and Material Contracts	104
6.20.	Prepayments of Certain Indebtedness	104

SECTION 7. GUARANTY		105
7.1.	Guaranty of the Obligations	105
7.2.	Contribution by Credit Parties	105
7.3.	Payment by Credit Parties	106
7.4.	Liability of Credit Parties Absolute	106
7.5.	Waivers by Credit Parties	108
7.6.	Guarantors’ Rights of Subrogation, Contribution, etc	109
7.7.	Subordination of Other Obligations	110
7.8.	Continuing Guaranty	110
7.9.	Authority of Credit Parties	110
7.10.	Financial Condition of Credit Parties	110
7.11.	Bankruptcy, etc	110
7.12.	Discharge of Guaranty Upon Sale of Guarantor	111
7.13.	Qualified ECP Credit Party	111

SECTION 8. EVENTS OF DEFAULT		112
8.1.	Events of Default	112

SECTION 9. AGENTS		114
9.1.	Appointment of Agents	114
9.2.	Powers and Duties	115
9.3.	General Immunity	115
9.4.	Agents Entitled to Act as Lender	116
9.5.	Lenders’ Representations, Warranties and Acknowledgment	116
9.6.	Right to Indemnity	117
9.7.	Successor Administrative Agent and Collateral Agent	117
9.8.	Collateral Documents and Guaranty	118

SECTION 10. MISCELLANEOUS		119
10.1.	Notices	119
10.2.	Expenses	119
10.3.	Indemnity	120

10.4.	Set-Off	121
10.5.	Amendments and Waivers	121
10.6.	Successors and Assigns; Participations	123
10.7.	Independence of Covenants	126
10.8.	Survival of Representations, Warranties and Agreements	126
10.9.	No Waiver; Remedies Cumulative	126
10.10.	Marshalling; Payments Set Aside	126
10.11.	Severability	127
10.12.	Obligations Several; Actions in Concert	127
10.13.	Headings	127
10.14.	APPLICABLE LAW	127
10.15.	CONSENT TO JURISDICTION	127
10.16.	WAIVER OF JURY TRIAL	128
10.17.	Confidentiality	129
10.18.	Usury Savings Clause	130
10.19.	Counterparts	130
10.20.	Effectiveness	130
10.21.	Patriot Act	131

v

APPENDICES:	A-1	Term Loan Commitments
	A-2	Revolving Commitments
	B	Notice Addresses

SCHEDULES:	1.1(A)	Adjustments to Consolidated Adjusted EBITDA
	1.1(B)	Certain Material Real Estate Assets
	1.1(C)	Competitors
	4.1	Jurisdictions of Organization and Qualification
	4.2	Capital Stock and Ownership
	4.13	Real Estate Assets
	4.16	Material Contracts
	5.15	Certain Post Closing Matters
	6.1	Certain Indebtedness
	6.2	Certain Liens
	6.7	Certain Investments
	6.12	Certain Affiliate Transactions

EXHIBITS:	A-1	Funding Notice
	A-2	Conversion/Continuation Notice
	B-1	Term Loan Note
	B-2	Revolving Loan Note
	C	Compliance Certificate
	D	Landlord Collateral Access Agreement
	E	Assignment Agreement
	F	Certificate Regarding Non-Bank Status
	G-1	Closing Date Certificate
	G-2	Solvency Certificate
	H	Counterpart Agreement
	I	Pledge and Security Agreement

CREDIT AND GUARANTY AGREEMENT

This CREDIT AND GUARANTY AGREEMENT, dated as of December 12, 2016 is entered into by and among PRIMO WATER CORPORATION, a Delaware corporation, (“Primo”), PRIMO PRODUCTS, LLC, a North Carolina limited liability company (“Products”), PRIMO DIRECT, LLC, a North Carolina limited liability company (“Direct”), PRIMO REFILL, LLC, a North Carolina limited liability company (“Refill”), PRIMO ICE, LLC, a North Carolina limited liability company (“ICE”), upon consummation of the Closing Date Acquisition, GLACIER WATER SERVICES, INC., a Delaware corporation (“Glacier Water”), upon consummation of the Closing Date Acquisition, GW SERVICES, LLC, a California limited liability company (“GWS” and together with Primo, Products, Direct, Refill and ICE, and Glacier Water, and any other Subsidiaries of Holdings that hereafter join this Agreement, the “Companies” and each, a “Company”), the Lenders party hereto from time to time, GOLDMAN SACHS BANK USA (“GSBUSA”), as Administrative Agent (in such capacity, “Administrative Agent”), Collateral Agent (in such capacity, “Collateral Agent”), and Lead Arranger.

RECITALS:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, Lenders have agreed to extend certain credit facilities to Companies, in an aggregate amount not to exceed $196,000,000, consisting of $186,000,000 aggregate principal amount of Term Loans and up to $10,000,000 aggregate principal amount of Revolving Commitments, the proceeds of which will be used in accordance with Section 2.5; and

WHEREAS, each Company has agreed to secure all of its Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on substantially all of its assets, including a pledge of all of the Capital Stock of each of its Domestic Subsidiaries and 65% of all the voting Capital Stock and 100% of the non-voting Capital Stock of each of its Foreign Subsidiaries;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1. DEFINITIONS AND INTERPRETATION

1.1.         Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Accounts” means all “accounts” (as defined in the UCC) of Holdings and its Subsidiaries (or, if referring to another Person, of such Person), including, without limitation, accounts, accounts receivable, monies due or to become due and obligations in any form (whether arising in connection with contracts, contract rights, instruments, general intangibles, or chattel paper), in each case whether arising out of goods sold or services rendered or from any other transaction and whether or not earned by performance, now or hereafter in existence, and all documents of title or other documents representing any of the foregoing, and all collateral security and guaranties of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing.

“Act” as defined in Section 4.26.

“Additional Tax Amounts” means (a) with respect to the Fiscal Year ending December 31, 2017, $2,500,000 and (b) with respect to any Fiscal Year ending after December 31, 2017, an amount equal to the lesser of (i) $2,500,000 and (ii) (A) the aggregate proceeds of issuances of Capital Stock of Holdings following the Closing Date that were designated by the Company Representative at the time of such issuance of Capital Stock to make Restricted Junior Payments under Section 6.5(z), less (B) the aggregate proceeds described in clause (b)(ii)(A) previously applied to make Restricted Junior Payments under Section 6.5(z). For the avoidance of doubt, proceeds of Capital Stock received in one Fiscal Year and designated at the time of receipt to be applied in accordance with Section 6.5(z) may be applied to make Restricted Junior Payments under Section 6.5(z) in subsequent Fiscal Years.

“Adjusted LIBOR Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a LIBOR Rate Loan, the greater of (i) the rate per annum obtained by dividing (a) (1) the rate per annum equal to the rate determined by Administrative Agent to be the offered rate, truncated at five decimal digits, which appears on (x) the page of the Reuters Screen which displays an average ICE Benchmark Administration Limited Interest Settlement Rate or such other London interbank offered rate administered by any other person that takes over the administration of such rate (such page currently being Reuters Screen LIBOR01 Page, formerly the display designated as “Page 3750” on the Moneyline Telerate Service) or (y) on the comparable page of the Bloomberg Information Services for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (2) in the event the rate referenced in the preceding clause (1) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service, truncated at five decimal digits, which displays an average ICE Benchmark Administration Limited Interest Settlement Rate or such other London interbank offered rate administered by any other person that takes over the administration of such rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (3) in the event the rates referenced in the preceding clauses (1) and (2) are not available or if such information, in the reasonable judgment of Administrative Agent shall cease accurately to reflect the rate offered by leading banks in the London interbank market as reported by any publicly available source of similar market data selected by Administrative Agent, the rate per annum equal to the rate determined by Administrative Agent to be the arithmetic average of the rate per annum, truncated at five decimal digits, offered by first class banks in the London interbank market to the Administrative Agent for deposits (for delivery on the first day of the relevant period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (b) an amount equal to (1) one, minus (2) the Applicable Reserve Requirement or (ii) 1.00% per annum.

“Adjustment Event” as defined in the definition of Applicable Margin.

“Administrative Agent” as defined in the preamble hereto.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Holdings or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of Holdings or any of its Subsidiaries, threatened against or affecting Holdings or any of its Subsidiaries or any property of Holdings or any of its Subsidiaries.

“Affected Lender” as defined in Section 2.17(b).

“Affected Loans” as defined in Section 2.17(b).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling (including any member of the senior management group of such Person), controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 5% or more of the Securities having ordinary voting power for the election of directors of such Person, or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agent” means each of Administrative Agent and Collateral Agent.

“Aggregate Amounts Due” as defined in Section 2.16.

“Aggregate Payments” as defined in Section 7.2.

“Agreement” means this Credit and Guaranty Agreement, dated as of December 12, 2016, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Anti-Corruption Laws” as defined in Section 4.27

“Anti-Money Laundering Laws” as defined in Section 4.27

“Applicable Margin” means (i) with respect to Term Loans and Revolving Loans that are LIBOR Rate Loans, (a) from the Closing Date until the date of delivery of the Compliance Certificate and the financial statements for the period ending December 31, 2017, a percentage, per annum, equal to 5.50%; and (b) thereafter, a percentage, per annum, determined by reference to the Leverage Ratio in effect from time to time as set forth below:

Leverage Ratio	Applicable Margin for Term Loans and Revolving Loans
Greater than or equal to 3.00:1.00	5.50%
Less than 3.00:1.00 but greater than or equal to 2.50:1.00	5.00%
Less than 2.50:1.00	4.00%

(provided, that if the Leverage Ratio is less than 2.50:1.00, the Applicable Margin for Loans that are LIBOR Loans shall not be less than 5.00% per annum unless the Total Leverage Ratio is less than 3.50:1.00) and (ii) with respect to Term Loans and Revolving Loans that are Base Rate Loans, an amount equal to (a) the Applicable Margin for LIBOR Rate Loans as set forth in clause (i)(a) or (i)(b) above, as applicable, minus (b) 1.00% per annum. With respect to changes in the Applicable Margin resulting from the delivery of the applicable financial statements, no change in the Applicable Margin shall be effective until three Business Days after the date on which Administrative Agent shall have received the applicable financial statements and a Compliance Certificate calculating the Leverage Ratio and Total Leverage Ratio pursuant to Section 5.1(a), (b), (c), or (d). With respect to changes in the Applicable Margin arising from changes in the Leverage Ratio or Total Leverage Ratio due to the Companies’ payment of the Loans or additional borrowings hereunder, any such change shall be effective one Business Day following the effective date of any applicable Funding Notice with respect to any borrowing and/or delivery of any Compliance Certificate in connection with any payment of the Loans, and such Funding Notice or Compliance Certificate, as applicable, shall include a calculation of the Leverage Ratio and Total Leverage Ratio at such time (each, an “Adjustment Event”). At any time when a Default or Event of Default has occurred and is continuing or Company Representative has not submitted to Administrative Agent and the Lenders the applicable information as and when required under Section 5.1(a), (b), (c), or (d) or the Funding Notice or the Compliance Certificate, as applicable, the Applicable Margin shall be determined as if the Leverage Ratio were greater than or equal to 3.00:1.00. Within one Business Day of receipt of the applicable information under Section 5.1(d) or upon the occurrence of an Adjustment Event, Administrative Agent shall give each Lender email or telephonic notice (confirmed in writing) of the Applicable Margin in effect from such date. Without limitation of any other provision of this Agreement or any other remedy available to Administrative Agent or Lenders under any of the Credit Documents, to the extent that any financial statements or any information contained in any Compliance Certificate delivered pursuant to Section 5.1(a), (b), (c), or (d) or the calculation of the Leverage Ratio or Total Leverage Ratio, as applicable, as set forth in the Funding Notice or Compliance Certificate, as applicable, delivered in connection with an Adjustment Event shall be incorrect in any manner and the Company Representative shall deliver to Administrative Agent and/or Lenders corrected financial statements or other corrected information in a Funding Notice or Compliance Certificate (or otherwise), Administrative Agent may recalculate the Applicable Margin based upon such corrected financial statements or such other corrected information, and, upon written notice thereof to the Company Representative, the Loans shall bear interest based upon such recalculated Applicable Margin retroactively from the date of delivery of the erroneous financial statements or other erroneous information in question. Any such additional interest shall be payable by the Companies on the immediately following Interest Payment Date with respect to each Loan.

“Applicable Reserve Requirement” means, at any time, for any LIBOR Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors of the Federal Reserve System or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted LIBOR Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include LIBOR Rate Loans. A LIBOR Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on LIBOR Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Asset Sale” has the meaning set forth in Section 6.9.

“Asset Sale Reinvestment Amounts” has the meaning given to such term in Section 2.13(a).

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit E, with such amendments or modifications as may be approved by Administrative Agent.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), its controller (solely for the purpose of executing any Funding Notice) and any of such Person’s Senior Financial Officers.

“Availability” means, on any date of determination, the lesser of (a) (i) the aggregate principal amount of the Revolving Commitments as of such date less (ii) the aggregate principal balance of the Revolving Loans as of such date, and (b)(i)(A) the sum of the trailing twelve months Consolidated Adjusted EBITDA of Holdings and its Subsidiaries as of the last day of the most recently ended month for which financial statements have been delivered pursuant to Section 5.1(a) multiplied by (B) the then in effect maximum Leverage Multiple, less (ii) the sum of (A) the aggregate principal balance of the Loans as of such date plus (B) all other Consolidated Total Debt (other than (x) the Subordinated Indebtedness so long as no Subordinated Indebtedness Inclusion Trigger Event has occurred and (y) if a Subordinated Indebtedness Inclusion Trigger Event has occurred, Subordinated Indebtedness in an amount equal to the face amount of Trust Preferred Securities held by Credit Parties) as of such date. Availability shall be computed giving pro forma effect to all Credit Extensions proposed to be made on the relevant date of determination.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus ½ of 1%, (iii) the sum of (A) the Adjusted LIBOR Rate for a period of one month and (B) the excess of the Applicable Margin for LIBOR Rate Loans over the Applicable Margin for Base Rate Loans, in each instance, as of such day, and (iv) 4.00%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Beneficiary” means each Agent, Lender and Lender Counterparty.

“Blocked Person” as defined in Section 4.27

“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in the State of New York are authorized or required by law or other governmental action to close, and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted LIBOR Rate or any LIBOR Rate Loans, the term “Business Day” means any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Expenditures” means any expenditures of a Person that, in accordance with GAAP, are or should be included in “purchase of property and equipment or which should otherwise be capitalized” or similar items reflected in the statement of cash flows of such Person.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Cash” means money, currency or a credit balance in any demand or Deposit Account; provided, however, that notwithstanding anything to the contrary contained herein, for purposes of calculating compliance with the requirements of Sections 3 and 6 hereof “Cash” shall exclude any amounts that would not be considered “cash” under GAAP or “cash” as recorded on the books of the Companies and the Guarantors.

“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government, or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator), and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s.

“Certificate Regarding Non-Bank Status” means a certificate substantially in the form of Exhibit F.

“Change of Control” means, at any time, (i) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), other than Billy D. Prim, shall have acquired beneficial ownership of 35.0% or more on a fully diluted basis of the voting and/or economic interest in the Capital Stock of Holdings; (ii) Holdings shall cease to beneficially own and control 100% on a fully diluted basis of the economic and voting interest in the Capital Stock of any Company; (iii) the majority of the seats (other than vacant seats) on the boards of directors (or similar governing body) of Holdings cease to be occupied by Persons who are Continuing Directors; or (iv) any “change of control” or similar event under the documents evidencing the Subordinated Indebtedness. As used in this definition, “Continuing Directors” means directors that (a) were members of the board of directors of Holdings on the Closing Date, or (b) were nominated for election by the board of directors of Holdings, a majority of whom were directors on the Closing Date or whose election or nomination for election was previously approved by a majority of such directors or other directors previously approved in such manner.

“CISADA” as defined in Section 4.27.

“Class” means (i) with respect to Lenders, each of the following classes of Lenders: (a) Lenders having Term Loan Exposure, and (b) Lenders having Revolving Exposure, and (ii) with respect to Loans, each of the following classes of Loans: (a) Term Loans and (b) Revolving Loans.

“Closing Date” means the date on which the Term Loans are made.

“Closing Date Acquisition” means the acquisition by Primo of all of the Capital Stock of Glacier Water through the merger of Primo Subsidiary, Inc., a Delaware corporation and wholly owned Subsidiary of Primo, with and into Glacier Water, with Glacier Water being the surviving entity, pursuant to and on the terms set forth in the Closing Date Acquisition Agreement.

“Closing Date Acquisition Agreement” means that certain Merger Agreement, dated as of October 9, 2016, among Primo, Glacier Water, Primo Subsidiary, Inc., a Delaware corporation, and David Shladovsky, as shareholder representative.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit G-1.

“Collateral” means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Agent” as defined in the preamble hereto.

“Collateral Assignment of Acquisition Agreement” means that certain Collateral Assignment of Acquisition Agreement, dated as of the Closing Date, between Primo and Collateral Agent.

“Collateral Documents” means the Pledge and Security Agreement, any Mortgages, the Collateral Assignment of Acquisition Agreement, the Landlord Collateral Access Agreements, if any, and all other instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.

“Collateral Questionnaire” means a certificate in form satisfactory to Collateral Agent that provides information with respect to the real, personal or mixed property of each Credit Party and each of their respective Subsidiaries.

“Commitment” means any Revolving Commitment or Term Loan Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company” as defined in the preamble hereto.

“Company Guaranteed Obligations” as defined in Section 7.1.

“Company Representative” means Primo, in its capacity as representative of the Companies.

“Competitor” means any Person primarily engaged in the sale or distribution of water and/or other non-alcoholic beverages identified on Schedule 1.1(C), as such list of Persons may be updated from time to time upon mutual agreement of the Company Representative and the Requisite Lenders.

“Compliance Certificate” means a compliance certificate substantially in the form of Exhibit C, with such modifications as may be approved by Administrative Agent.

“Consolidated Adjusted EBITDA” means, for any period, an amount determined for Holdings and its Subsidiaries on a consolidated basis equal to (i) the sum, without duplication, of the amounts for such period of (a) Consolidated Net Income, plus (b) Consolidated Interest Expense, plus (c) provisions for income or franchise taxes, plus (d) total depreciation expense, plus (e) total amortization expense, plus (f) other non-Cash items reducing Consolidated Net Income (excluding any such non-Cash item to the extent that it represents an accrual or reserve for potential Cash items in any future period or amortization of a prepaid Cash item that was paid in a prior period), plus (g) reasonably documented charges incurred on or prior to the date that is eighteen months following the Closing Date (or such later date consented to in writing by the Administrative Agent in its sole discretion) related to the Closing Date Acquisition for severance costs with respect to positions that are permanently terminated, non-recurring costs, transition costs and expenses and reserves, in an aggregate amount not to exceed $2,400,000 or otherwise approved in writing by Administrative Agent in its sole discretion, plus (h) Transaction Costs paid in Cash, plus (i) reasonably documented Holdco Reorganization Transaction Costs paid in Cash in an aggregate amount not to exceed $150,000 or otherwise approved in writing by Administrative Agent in its sole discretion, plus (j) reasonably documented Glacier Water Merger Transaction Costs paid in Cash in an aggregate amount not to exceed $100,000 or otherwise approved in writing by Administrative Agent in its sole discretion, plus (k) with respect to any period ending as of the last day of a fiscal month set forth on Schedule 1.1(A), the applicable adjustments (subject to the amount limitations) set forth on Schedule 1.1(A), plus (l) costs incurred in settlement of ongoing litigation to the extent disclosed to the Administrative Agent prior to the Closing Date and in an aggregate amount not to exceed $1,000,000 individually or $2,500,000 in the aggregate during the term of this Agreement, plus (m) other costs, charges and items if and to the extent approved by the Administrative Agent in writing in its sole discretion, minus (ii) the sum, without duplication of the amounts for such period of (a) other non-Cash items increasing Consolidated Net Income for such period (excluding any such non-Cash item to the extent it represents the reversal of an accrual or reserve for potential Cash item in any prior period), plus (b) interest income, plus (c) other income, plus (d) the aggregate amount of any financing cost or discount under factoring agreements, including, without limitation, any financing cost or discount under the Lowes Factoring Agreement and the Wal-Mart Factoring Agreement, plus (e) any portion of Consolidated Adjusted EBITDA attributable to Foreign Subsidiaries of Credit Parties in excess of 10.0% of total Consolidated Adjusted EBITDA (calculated without giving effect to any deduction pursuant to this clause (ii)(e)). Notwithstanding the foregoing, Consolidated Adjusted EBITDA for each of the fiscal periods ending as of the dates set forth below shall be deemed to be the amount corresponding to each such period as follows:

Fiscal Month Ended	Consolidated Adjusted EBITDA
October 31, 2015	$3,591,554
November 30, 2015	$3,462,561
December 31, 2015	$4,007,896
January 31, 2016	$3,502,635
February 29, 2016	$3,591,020
March 31, 2016	$3,333,982
April 30, 2016	$4,233,784
May 31, 2016	$4,413,934
June 30, 2016	$4,598,322
July 31, 2016	$5,235,668
August 31, 2016	$5,338,963
September 30, 2016	$4,947,871

“Consolidated Capital Expenditures” means, for any period, the aggregate of all Capital Expenditures of Holdings and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment or which should otherwise be capitalized” or similar items reflected in the consolidated statement of cash flows of Holdings and its Subsidiaries.

“Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period determined in accordance with GAAP, excluding any paid-in-kind interest, amortization of deferred financing costs, and any realized or unrealized gains or losses attributable to Interest Rate Agreements.

“Consolidated Excess Cash Flow” means, for any period, an amount (if positive) determined for Holdings and its Subsidiaries on a consolidated basis equal to: (i) cash flow from operations as set forth in the financial statements delivered pursuant to Section 5.1(c), minus (ii) the sum, without duplication, of the amounts for such period of (a) voluntary and scheduled repayments of Consolidated Total Debt (excluding repayments of Revolving Loans except to the extent the Revolving Commitments are permanently reduced in connection with such repayments), plus (b) Consolidated Capital Expenditures (net of any proceeds of (x) Net Asset Sale Proceeds to the extent reinvested in accordance with Section 2.13(a), (y) Net Insurance/Condemnation Proceeds to the extent reinvested in accordance with Section 2.13(b), and (z) any proceeds of related financings with respect to such expenditures), plus (c) Consolidated Cash Interest Expense, plus (d) provisions for current taxes based on income of Holdings and its Subsidiaries and payable in cash with respect to such period, plus (e) Restricted Junior Payments made under Section 6.5(z) during such period, minus (iii) without duplication, any Cash items added to Consolidated Net Income in the calculation of Consolidated Adjusted EBITDA pursuant to the definition thereof.

“Consolidated Fixed Charges” means, for any period, the sum, without duplication, of the amounts determined for Holdings and its Subsidiaries on a consolidated basis equal to (i) Consolidated Cash Interest Expense paid or payable in Cash during such period (excluding Consolidated Cash Interest Expense paid in such period but payable and included in the calculation of Consolidated Fixed Charges with respect to a prior period), (ii) scheduled payments of principal on Consolidated Total Debt, (iii) Consolidated Capital Expenditures made during such period, and (iv) the current portion of taxes paid or payable in Cash during such period in accordance with GAAP (excluding taxes paid in such period but payable and included in the calculation of Consolidated Fixed Charges with respect to a prior period).

Notwithstanding the foregoing, Consolidated Fixed Charges for each of the fiscal periods ending as of the dates set forth below shall be deemed to be the amount corresponding to each such period as follows:

Fiscal Quarter Ending	Consolidated Fixed Charges
March 31, 2016	$8,135,000
June 30, 2016	$7,903,000
September 30, 2016	$6,640,000

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Holdings and its Subsidiaries on a consolidated basis with respect to all outstanding Consolidated Total Debt, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Interest Rate Agreements, but excluding, however, any amounts referred to in Section 2.10(c) payable on or before the Closing Date.

“Consolidated Liquidity” means, as of any date an amount determined for Holdings and its Subsidiaries on a consolidated basis equal to the sum of (i) Cash of Holdings and its Subsidiaries in which Collateral Agent has a first priority perfected Lien as of such date and (ii) the greater of (1) Availability as of such date and (2) $0.

“Consolidated Net Income” means, for any period, (i) the net income (or loss) of Holdings and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (ii) the sum of (a) the income (or loss) of any Person (other than a Subsidiary of Holdings) in which any other Person (other than Holdings or any of its Subsidiaries) has a joint interest, plus or minus (as appropriate) (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or is merged into or consolidated with Holdings or any of its Subsidiaries or that Person’s assets are acquired by Holdings or any of its Subsidiaries, plus (c) the income of any Subsidiary of Holdings to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, plus or minus (as appropriate), (d) any gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, plus or minus (as appropriate) (e) (to the extent not included in clauses (a) through (d) above) any net extraordinary gains or net extraordinary losses.

“Consolidated Total Debt” means, as at any date of determination, the aggregate amount of all Indebtedness of Holdings and its Subsidiaries determined on a consolidated basis; provided, that Indebtedness of the type described in clauses (x) and (xii) of the definition of Indebtedness shall be excluded from Consolidated Total Debt for purposes of measuring the Leverage Ratio and Total Leverage Ratio, determining Availability and determining any amounts payable pursuant to Section 2.13(g).

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Credit Party” as defined in Section 7.2.

“Controlled Account” means a Deposit Account of a Credit Party which is subject to the control of the Collateral Agent, for the benefit of the Secured Parties, in accordance with the terms of the Pledge and Security Agreement.

“Controlled Entity” means any of each Company’s Controlled Affiliates. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit H delivered by a Credit Party pursuant to Section 5.10.

“Credit Date” means the date of a Credit Extension.

“Credit Document” means any of this Agreement, the Notes, if any, the Collateral Documents, the Fee Letter, and all other documents, instruments or agreements executed and delivered by a Credit Party for the benefit of any Agent or any Lender in connection herewith.

“Credit Extension” means the making of a Loan.

“Credit Party” means the Companies and Holdings.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Share of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Defaulting Lenders (other than such Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of all Loans of such Defaulting Lender.

“Default Period” means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default, or violation of Section 9.5(c), and ending on the earliest of the following dates: (i) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (ii) the date on which (a) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or by the non-pro rata application of any voluntary or mandatory prepayments of the Loans in accordance with the terms of Section 2.12 or Section 2.13 or by a combination thereof), and (b) such Defaulting Lender shall have delivered to the Company Representative and Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitments, (iii) the date on which the Company Representative, Administrative Agent and Requisite Lenders waive all Funding Defaults of such Defaulting Lender in writing, and (iv) the date on which Administrative Agent shall have waived all violations of Section 9.5(c) by such Defaulting Lender in writing.

“Defaulted Loan” as defined in Section 2.21.

“Defaulting Lender” as defined in Section 2.21.

“Default Rate” means the interest rate applicable pursuant to Section 2.9.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Disqualified Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, in whole or in part, or required to be repurchased or redeemed, in whole or in part, in each case other than for common Capital Stock of Holdings, pursuant to a sinking fund obligation or otherwise, on or prior to 180 days after the latest possible maturity date of the Loans, (b) is or becomes convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock of Holdings or any of its Subsidiaries that would constitute Disqualified Stock, in each case at any time on or prior to 180 days after the latest possible maturity date of the Loans, (c) contains any mandatory repurchase obligation which may come into effect on or prior to 180 days after the latest possible maturity date of the Loans or (d) provides for the scheduled payments of dividends in Cash on or prior to 180 days after the latest possible maturity date of the Loans.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Dormant Subsidiary” means each of (i) GW Services Mex, LLC, a California limited liability company, (ii) Glacier Water Services International, Inc., a Delaware corporation, (iii) GW Services International, Inc., a Delaware corporation, and (iv) GW Mexico, Inc., a Delaware corporation.

“DS Agreement” means that certain Strategic Alliance Agreement, made and entered into as of November 12, 2013, by and between Primo and DS Waters of America, Inc., a Delaware corporation, as amended, restated, supplemented or otherwise modified as permitted pursuant to the terms of this Agreement.

“Economic Sanctions” as defined in Section 4.27

“Eligible Assignee” means (i) in the case of the Revolving Loans or Revolving Commitments, (a) any Lender with Revolving Exposure or any Affiliate (other than a natural person) or Related Fund of a Lender with Revolving Exposure, (b) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets or net worth in excess of $100,000,000, (c) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets or net worth in excess of $100,000,000, provided that such bank is acting through a branch or agency located in the United States, and (d) a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates) total assets or net worth in excess of $100,000,000, (ii) in the case of the Term Loans, (a) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), and (b) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course of its business, and (iii) any other Person (other than a natural Person) approved by the Company Representative (so long as no Default or Event of Default has occurred and is continuing) and Administrative Agent (such approvals not to be unreasonably withheld or delayed and which approval by the Company Representative will be deemed given if Company Representative does not affirmatively reject such Person as an Eligible Assignee within five (5) Business Days of receiving a request for approval thereof); provided, (x) neither Holdings nor any Affiliate of Holdings (including, without limitation, any equity investor in Holdings or any of its Affiliates) shall, in any event, be an Eligible Assignee, (y) unless approved by the Administrative Agent, no Person owning or controlling any trade debt or Indebtedness of any Credit Party other than the Obligations or any Capital Stock of any Credit Party shall, in any event, be an Eligible Assignee and (z) unless an Event of Default has occurred and is continuing under Section 8.1(a), 8.1(c) (due to a breach of Section 6), Section 8.1(f) or Section 8.1(g) or the Company Representative shall have approved such Person, no Competitor shall be an Eligible Assignee.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Holdings or any of its Subsidiaries or any Facility.

“Equity Interest Option Holder” means those directors, officers and employees holding options and/or warrants in respect of the Capital Stock of Holdings.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) solely for the purposes of section 302 of ERISA and/or Sections 412, 4971, 4977 and/or each “applicable section” under Section 4.14(t)(2) of the Code, any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of Holdings or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Holdings or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Holdings or such Subsidiary and with respect to liabilities arising after such period for which Holdings or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for thirty day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Holdings, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or pursuant to Section 303(k) of ERISA with respect to any Pension Plan.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Account” means (i) any Deposit Account used solely for payroll, payroll taxes or other employee wage and benefit payments, in each case, so long as any such Deposit Account is at all times a disbursement account into which a Credit Party does not deposit any amounts other than the amounts it reasonably believes are required for the purpose of paying liabilities then due and payable, (ii) fiduciary accounts, in each case, so long as any such Deposit Account is at all times a disbursement account into which a Credit Party does not deposit any amounts other than the amounts it reasonably believes are required for the purpose of paying liabilities then due and payable, and (iii) any other cash Deposit Account for which a Control Agreement has not otherwise been obtained, so long as, with respect to this clause (iii), the aggregate amount on deposit in all such Deposit Accounts does not exceed $100,000 at any one time

“Excluded Swap Obligation” means, with respect to any Company, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty by such Company of, or the grant by such Company of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Company’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Company or the grant of such security interest becomes or would become effective with respect to such Swap Obligation or (b) in the case of a Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Company is a “financial entity,” as defined in Section 2(h)(7)(C)(i) the Commodity Exchange Act (or any successor provision thereto), at the time the Guaranty of such Company becomes or would become effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

“Existing Indebtedness” means (i) Indebtedness and other obligations outstanding under that certain Amended and Restated Credit Agreement dated as of October 23, 2012, between GW Services, LLC and City National Bank, (ii) that certain Note Purchase Agreement, dated as of June 20, 2014, between Primo, The Prudential Insurance Company of America and the other lenders party thereto, and (iii) Glacier Water’s Series B Junior Subordinated Debentures, in an aggregate principal amount equal to $12,250,000, together with all accrued but unpaid interest through the Closing Date.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Holdings or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“Fair Share Contribution Amount” as defined in Section 7.2.

“Fair Share” as defined in Section 7.2.

“FATCA” means (a) Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, (b) any treaty, law, regulation or other official guidance enacted in any jurisdiction, or relating to an intergovernmental agreement between the United States and any other jurisdiction, with the purpose (in either case) of facilitating the implementation of clause (a) above, or (c) any agreement pursuant to the implementation of clauses (a) or (b) above with the United States Internal Revenue Service, the United States government or any governmental or taxation authority.

“FDA” means the United States Food and Drug Administration.

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to GSBUSA or any other Lender selected by Administrative Agent on such day on such transactions as determined by Administrative Agent.

“Fee Letter” means the amended and restated letter agreement dated as of the Closing Date between Primo and Administrative Agent.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of a Senior Financial Officer of Holdings that such financial statements fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Financial Plan” as defined in Section 5.1(i).

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Holdings and its Subsidiaries ending on December 31 of each calendar year.

“Fixed Charge Coverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (a) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period then ending, to (b) Consolidated Fixed Charges for such four-Fiscal Quarter period.

“Flood Hazard Property” means any Real Estate Asset subject to a mortgage in favor of Collateral Agent, for the benefit of the Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Food Laws” means the United States Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.) as amended, the Federal Trade Commission Act (15 U.S.C. §§ 41-58) as amended, and any other applicable federal, state and municipal, domestic and foreign law governing the import, export, manufacturing, packing, packaging, holding, distribution, sale, safety, purity, quality, testing, labeling, and/or advertising of food (including bottled water and/or vended water) sold for human consumption; and, in respect to all such laws, all rules, regulations, standards, guidelines, policies and orders administered by the FDA, FTC, or any comparable Governmental Authority.

“Form 10-K” as defined in Section 5.1(c).

“Form 10-Q” as defined in Section 5.1(b).

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FTC” means the United States Federal Trade Commission.

“Funding Default” as defined in Section 2.21.

“Funding Credit Parties” as defined in Section 7.2.

“Funding Notice” means a notice substantially in the form of Exhibit A-1.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Glacier Trust” means Glacier Water Trust I, LLC, a Delaware limited liability company.

“Glacier Trustee” means Wilmington Trust Company, as Delaware trustee and property trustee of Glacier Trust.

“Glacier Water” as defined in the preamble hereto.

“Glacier Water Merger” as defined in Schedule 5.15.

“Glacier Water Merger Transaction Costs” means the reasonable fees, costs and expenses payable by Holdings or any Company in connection with the Glacier Water Merger.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity (including, without limitation, the NAIC and its Securities Valuation Office) or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Grantor” as defined in the Pledge and Security Agreement.

“GSBUSA” as defined in the preamble hereto.

“Guaranteed Obligations” as defined in Section 7.1.

“Guarantor” means Holdings.

“Guaranty” means the guaranty of Holdings, and the cross-guaranty of the Companies, set forth in Section 7.

“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Historical Financial Statements” means (i) the audited financial statements of Primo and its Subsidiaries, for the Fiscal Year ended December 31, 2015, consisting of balance sheets and the related consolidated statements of income, stockholders' equity and cash flows for such Fiscal Year, (ii) the audited financial statements of Glacier Water and its Subsidiaries, for the Fiscal Year ended January 3, 2016, consisting of balance sheets and the related consolidated statements of income, stockholders' equity and cash flows for such Fiscal Year and (iii) for the interim period from January 4, 2016 to the Closing Date, internally prepared, unaudited financial statements of Holdings and its Subsidiaries, consisting of a balance sheet and the related consolidated statements of income, stockholders' equity and cash flows for each quarterly period completed prior to ninety-one (91) days before the Closing Date and for each monthly period completed prior to thirty-one (31) days prior to the Closing Date, in the case of clauses (i) and (ii), certified by the chief financial officer of Holdings that they fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject, if applicable, to changes resulting from audit and normal year end adjustments.

“Holdco Reorganization” means (a)(i) the formation of a direct wholly owned subsidiary of Primo (“New Parent”); (ii) the formation of a direct wholly owned subsidiary of New Parent (“Merger Sub”); (iii) the merger of Primo with Merger Sub such that, following such merger, Primo will be a direct, wholly owned subsidiary of New Parent, (iv) the making of any filings with, and receipt of any consents from, the SEC or any other Governmental Authority required or reasonably advisable in connection with the foregoing, (v) the registration of the shares of New Parent with NASDAQ, and (vi) the joinder by New Parent to this Agreement as a Guarantor and to the Pledge and Security Agreement as a “Grantor” and the delivery of such opinions, certificates and other documents as the Administrative Agent shall reasonably request, in each case, on terms and subject to documentation satisfactory to the Administrative Agent and Requisite Lenders or (b) an alternative reorganization that is satisfactory to Administrative Agent and the Requisite Lenders in their sole discretion, including, without limitation, with respect to the terms, conditions and documentation applicable to such reorganization, and that results in New Parent directly owning all of the outstanding Capital Stock of Primo and all such Capital Stock of Primo being subject to a perfected First Priority Lien in favor of the Collateral Agent.

“Holdco Reorganization Transaction Costs” means the reasonable fees, costs and expenses payable by Holdings or any Company in connection with the Holdco Reorganization.

“Holdings” means Primo prior to any Holdco Reorganization and thereafter the “New Parent” as defined in the definition of Holdco Reorganization.

“Increased-Cost Lenders” as defined in Section 2.22.

“Indebtedness,” as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA); (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the Indebtedness of another; (viii) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee of Indebtedness that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (ix) any liability of such Person for Indebtedness of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (ix), the primary purpose or intent thereof is as described in clause (viii) above; (x) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including, without limitation, any Interest Rate Agreement, whether entered into for hedging or speculative purposes; (xi) all Disqualified Stock issued by such Person, with the amount of Indebtedness represented by such Disqualified Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price (for purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock); and (xii) all obligations under and with respect to factoring agreements, including, without limitation, those obligations arising under the Lowes Factoring Agreement and the Wal-Mart Factoring Agreement.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); (ii) the statements contained in the commitment letter delivered by any Lender or Agent to any Company with respect to the transactions contemplated by this Agreement; or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Holdings or any of its Subsidiaries.

“Indemnitee” as defined in Section 10.3.

“Indemnitee Agent Party” as defined in Section 9.6.

“Installment” as defined in Section 2.11(a).

“Installment Date” as defined in Section 2.11(a).

“Interest Payment Date” means with respect to (i) any Base Rate Loan, (a) the last day of each month, commencing on the first such date to occur after the Closing Date, and (b) the final maturity date of such Loan; and (ii) any LIBOR Rate Loan, (a) the last day of each Interest Period applicable to such LIBOR Rate Loan; provided, however, that if any Interest Period for a LIBOR Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates.

“Interest Period” means, in connection with a LIBOR Rate Loan, an interest period of one-, two-, three- or six-months, as selected by the Company Representative in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (c) and (d), of this definition, end on the last Business Day of a calendar month; (c) no Interest Period with respect to any portion of any Class of Term Loans shall extend beyond such Class’s Term Loan Maturity Date; and (d) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Commitment Termination Date.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is (i) for the purpose of hedging the interest rate exposure associated with Holdings’ and its Subsidiaries’ operations, (ii) approved by Administrative Agent, (iii) not for speculative purposes, and (iv) with the Administrative Agent or an Affiliate of the Administrative Agent unless the financial terms offered by the Administrative Agent or such Affiliate with respect to such Interest Rate Agreement are materially less favorable than the financial terms offered by leading dealers in the market for interest rate swap agreements.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Investment” means (i) any direct or indirect purchase or other acquisition by Holdings or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than a Company); (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Holdings from any Person (other than Holdings or any Company), of any Capital Stock of such Person; and (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by Holdings or any of its Subsidiaries to any other Person (other than Holdings or any Company), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Junior Debentures” means the 9.0625% Junior Subordinated Deferrable Interest Debentures due 2028 issued by Glacier Water under the Subordinated Indenture.

“Landlord Consent and Estoppel” means, with respect to any Leasehold Property, an agreement in writing from the lessor under the related lease, pursuant to which, among other things, the landlord consents to the granting of a Mortgage on such Leasehold Property by the Credit Party tenant, such Landlord Consent and Estoppel to be in form and substance acceptable to Collateral Agent in its reasonable discretion, but in any event sufficient for Collateral Agent to obtain a Title Policy with respect to such Mortgage.

“Landlord Collateral Access Agreement” means a landlord agreement substantially in the form of Exhibit D or otherwise in form and substance reasonably acceptable to Collateral Agent.

“Lead Arranger” as defined in the preamble hereto.

“Leasehold Property” means any leasehold interest of Holdings or any of its Subsidiaries as lessee under any lease of real property, other than any such leasehold interest designated from time to time by Collateral Agent in its sole discretion as not being required to be included in the Collateral.

“Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement.

“Lender Counterparty” means each Lender or any Affiliate of a Lender counterparty to an Interest Rate Agreement (including any Person who is a Lender (and any Affiliate thereof) as of the Closing Date but subsequently, whether before or after entering into an Interest Rate Agreement, ceases to be a Lender) including, without limitation, each such Affiliate that enters into a joinder agreement with Collateral Agent.

“Leverage Multiple” means, as of any date of determination in any fiscal period indicated below, the correlative number indicated below:

Fiscal Quarter	Leverage Multiple
December 31, 2016	3.80:1.00
March 31, 2017	3.80:1.00
June 30, 2017	3.80:1.00
September 30, 2017	3.80:1.00
December 31, 2017	3.80:1.00
March 31, 2018	3.80:1.00
June 30, 2018	3.80:1.00
September 30, 2018	3.80:1.00
December 31, 2018	3.75:1.00
March 31, 2019	3.50:1.00
June 30, 2019	3.50:1.00
September 30, 2019	3.50:1.00
December 31, 2019	3.25:1.00
March 31, 2020	3.25:1.00
June 30, 2020	3.25:1.00
September 30, 2020	3.25:1.00
December 31, 2020 and each Fiscal Quarter ending thereafter	3.00:1.00

“Leverage Ratio” means, as of any date of determination, the ratio of (i)(A) Consolidated Total Debt as of such date, less (B)(x) the Subordinated Indebtedness so long as no Subordinated Indebtedness Inclusion Trigger Event has occurred and (y) if a Subordinated Indebtedness Inclusion Trigger Event has occurred, Subordinated Indebtedness in an amount equal to the face amount of Trust Preferred Securities held by Credit Parties, to (ii) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period ending on such date (or if such date of determination is not the last day of a Fiscal Quarter, for the period of twelve consecutive fiscal months ending as of the most recently concluded fiscal month for which financial statements have been delivered). For the avoidance of doubt, from and after the occurrence of a Subordinated Indebtedness Inclusion Trigger Event, the Subordinated Indebtedness shall not be deducted from Consolidated Total Debt pursuant to clause (B) above.

“LIBOR Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate.

“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities. For the avoidance of doubt, “Lien” does not include any deposit or advance from a customer in the ordinary course of business which may create an interest in the Inventory to be sold to such customer, but which does not otherwise constitute a contractual Lien granted by a Company or any Subsidiary.

“Listed Person” as defined in Section 4.27

“Loan” means a Term Loan or a Revolving Loan.

“Lowes Factoring Agreement” means that certain Accounts Receivable Purchase Agreement, entered into in November 2012, between Primo and Bank of America, N.A., as it may be amended, supplemented or otherwise modified from time to time.

“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Change” means (a) termination of the DS Agreement by either party thereto and failure by the Companies, within nine (9) months after notice of termination of the DS Agreement is delivered to or received by the Companies, to enter into one or more new agreements or arrangements with one or more alternative bottlers and/or distributors such that such agreement or agreements are of a breadth and scope individually or in the aggregate substantially comparable to the DS Agreement or (b) discontinuation, material interruption or material suspension of the sale of all or substantially all of the Companies’ product lines and/or services in all or substantially all of the retail stores of Wal-Mart.

“Material Adverse Effect” means a material adverse effect on and/or material adverse developments with respect to (i) the business operations, properties, assets, or condition (financial or otherwise) of Holdings and its Subsidiaries taken as a whole; (ii) the ability of any Credit Party to fully and timely perform its Obligations; (iii) the legality, validity, binding effect, or enforceability against a Credit Party of a Credit Document to which it is a party; or (iv) the rights and remedies available to any Agent and any Lender or any Secured Party under any Credit Document.

“Material Contract” means the DS Agreement and any other contract or other arrangement to which Holdings or any of its Subsidiaries is a party (other than the Credit Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect or Material Adverse Change, including those contracts and arrangements listed on Schedule 4.16.

“Material Real Estate Asset” means (i) (a) any fee-owned Real Estate Asset having a fair market value in excess of $1,500,000 as of the date of the acquisition thereof, and (b) all Leasehold Properties other than those with respect to which the aggregate payments under the term of the lease are less than $250,000 per annum, or (ii) any Real Estate Asset listed on Schedule 1.1(B).

“Moody’s” means Moody’s Investor Services, Inc.

“Mortgage” means a mortgage, deed of trust or deed to secure debt in form and substance reasonably acceptable to Collateral Agent, as it may be amended, supplemented or otherwise modified from time to time.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (i) Cash payments received by Holdings or any of its Subsidiaries from such Asset Sale, minus (ii) any bona fide direct costs incurred in connection with such Asset Sale to the extent paid or payable to non-Affiliates, including (a) income or gains taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale for the tax period the sale occurs, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Permitted Lien (provided that such Lien is not junior or subordinated to the Collateral Agent’s Lien) on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, and (c) a reasonable reserve for any indemnification payments (fixed or contingent) or other contingencies attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Holdings or any of its Subsidiaries in connection with such Asset Sale; provided that upon release of any such reserve, the amount released shall be considered Net Asset Sale Proceeds.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any Cash payments or proceeds received by Holdings or any of its Subsidiaries (a) under any casualty, business interruption or “key man” insurance policies in respect of any covered loss thereunder, or (b) as a result of the taking of any assets of Holdings or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by Holdings or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Holdings or such Subsidiary in respect thereof, and (b) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition to the extent paid or payable to non-Affiliates, including income taxes payable as a result of any gain recognized in connection therewith.

“Non-Consenting Lender” as defined in Section 2.22.

“Non-US Lender” as defined in Section 2.19(c).

“Note” means a Term Loan Note or a Revolving Loan Note.

“Notice” means a Funding Notice or a Conversion/Continuation Notice.

“Obligations” means all obligations of every nature of each Credit Party from time to time owed to the Agents (including former Agents), the Lenders or any of them and Lender Counterparties, under any Credit Document or Interest Rate Agreement (including, without limitation, with respect to an Interest Rate Agreement, obligations owed thereunder to any person who was a Lender or an Affiliate of a Lender at the time such Interest Rate Agreement was entered into), whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), payments for early termination of Interest Rate Agreements, fees, expenses, indemnification or otherwise; provided, however, that the definition of “Obligations” shall not create any guarantee by any Credit Party of (or grant of security interest by any Credit Party to support, as applicable) any Excluded Swap Obligations of such Credit Party for purposes of determining any obligations of any Credit Party.

“Obligee Credit Party” as defined in Section 7.7.

“OFAC” as defined in Section 4.27

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization or certificate of formation, as applicable, in each case, as amended, and its operating agreement or limited liability company agreement, as applicable, in each case, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code, Title IV of ERISA or Section 302 of ERISA.

“Permitted Acquisition” means any acquisition by any Company, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Capital Stock of, or a business line or unit or a division of, any Person; provided,

(i)     immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(ii)     all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;

(iii)    in the case of the acquisition of Capital Stock, all of the Capital Stock (except for any such Securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person (or any Subsidiary of any Company formed in connection with such acquisition) shall be owned 100% by such Company, and such Company shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of such Company, each of the actions set forth in Sections 5.10 and/or 5.11, as applicable;

(iv)     Holdings and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 6.8 on a pro forma basis after giving effect to such acquisition as of the last day of the Fiscal Quarter most recently ended (as determined in accordance with Section 6.8(d));

(v)     the Company Representative shall have delivered to Administrative Agent (A) at least ten (10) days prior to such proposed acquisition, a Compliance Certificate evidencing compliance with Section 6.8 as required under clause (iv) above, together with all relevant financial information with respect to such acquired assets, including, without limitation, the aggregate consideration for such acquisition and any other information required to demonstrate compliance with Section 6.8; (B) on the closing date of such proposed acquisition, an executed copy of the purchase agreement for such acquisition and any other material documents executed in connection with such acquisition and (C) promptly following request therefor, any other information or documentation reasonably requested by Administrative Agent;

(vi)     any Person or assets or division as acquired in accordance herewith (y) shall be in same business or lines of business in which the Companies are engaged as of the Closing Date and which assets or divisions acquired would not subject any of the Agents or Lenders to regulatory or third party approvals in connection with the exercise of its rights and remedies under this Agreement or any other Credit Documents other than approvals applicable to the exercise of such rights and remedies with respect to Companies prior to such proposed Permitted Acquisition; and (z) for the four quarter period most recently ended prior to the date of such acquisition, shall have generated earnings before income taxes, depreciation, and amortization during such period that are greater than zero (calculated in substantially the same manner as Consolidated Adjusted EBITDA);

(vii)     the acquisition shall have been approved by the board of directors or other governing body or controlling Person of the Person acquired or the Person from whom such assets or division is acquired;

(viii)     the Credit Parties and their Subsidiaries (including the target of such acquisition), on a consolidated basis, shall have a pro forma Fixed Charge Coverage Ratio (determined in accordance with Section 6.8(d)) at least 0.10x above the level required as of the last day of the most recently completed Fiscal Quarter both on the date of and on a pro forma basis for the trailing twelve (12) month period after giving effect to such proposed Permitted Acquisition; and

(ix)       such proposed Permitted Acquisition shall only involve assets located in the United States.

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.

“Permitted Receivables Sale” means a sale of accounts receivable by any Credit Party under the Lowes Factoring Agreement or the Wal-Mart Factoring Agreement so long as the purchase price discount off par (or the original amount of such receivable) with respect to such sale is not more than 2.00% of face value.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Phase I Report” means, with respect to any Facility, a report that (i) conforms to the ASTM Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process, E 1527, (ii) was conducted no more than six months prior to the date such report is required to be delivered hereunder, by one or more environmental consulting firms reasonably satisfactory to Administrative Agent, (iii) includes an assessment of asbestos-containing materials at such Facility, (iv) is accompanied by (a) an estimate of the reasonable worst-case cost of investigating and remediating any Hazardous Materials Activity identified in the Phase I Report as giving rise to an actual or potential material violation of any Environmental Law or as presenting a material risk of giving rise to a material Environmental Claim, and (b) a current compliance audit setting forth an assessment of Holdings’, its Subsidiaries’ and such Facility’s current and past compliance with Environmental Laws and an estimate of the cost of rectifying any non-compliance with current Environmental Laws identified therein and the cost of compliance with reasonably anticipated future Environmental Laws identified therein.

“Pledge and Security Agreement” means the Pledge and Security Agreement to be executed by each Company and Holdings substantially in the form of Exhibit I, as it may be amended, supplemented or otherwise modified from time to time.

“Prime Rate” means the rate of interest quoted in The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 70% of the nation’s ten 10 largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Primo” as defined in the preamble hereto.

“Principal Office” means, for the of Administrative Agent, such Person’s “Principal Office” as set forth on Appendix B, or such other office as such Person may from time to time designate in writing to the Company Representative, Administrative Agent and each Lender; provided, however, that for the purpose of making any payment on the Obligations or any other amount due hereunder or any other Credit Document, the Principal Office of Administrative Agent shall be 200 West Street, New York, New York, 10282 (or such other location within the City and State of New York as Administrative Agent may from time to time designate in writing to the Company Representative and each Lender).

“Projections” as defined in Section 4.8.

“Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to the Term Loan of any Lender, the percentage obtained by dividing (a) the Term Loan Exposure of that Lender, by (b) the aggregate Term Loan Exposure of all Lenders; and (ii) with respect to all payments, computations and other matters relating to the Revolving Commitment or Revolving Loans of any Lender, the percentage obtained by dividing (a) the Revolving Exposure of that Lender, by (b) the aggregate Revolving Exposure of all Lenders. For all other purposes with respect to each Lender, “Pro Rata Share” means the percentage obtained by dividing (A) an amount equal to the sum of the Term Loan Exposure and the Revolving Exposure of that Lender, by (B) an amount equal to the sum of the aggregate Term Loan Exposure and the aggregate Revolving Exposure of all Lenders.

“Qualified ECP Credit Party” means, in respect of any Swap Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant guaranty or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Credit Party or Subsidiary thereof in any real property.

“Real Estate Collateral Documents” means, with respect to each Material Real Estate Asset:

(i)     fully executed and notarized Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each such Real Estate Asset;

(ii)    in the case of each such Material Real Estate Asset that is a Leasehold Property, (1) a Landlord Consent and Estoppel and (2) evidence that such Leasehold Property is a Recorded Leasehold Interest;

(iii)   with respect to all fee-simple Material Real Estate Assets, ALTA mortgagee title insurance policies or unconditional commitments therefor issued by one or more title companies reasonably satisfactory to Collateral Agent with respect to each Material Real Estate Asset (each, a “Title Policy”), in amounts not less than the fair market value of each Material Real Estate Asset, together with a title report issued by a title company with respect thereto, dated not more than thirty days prior to the date of the applicable Mortgage, (b) with respect to each Leasehold Property that is a Material Real Estate Asset, a title report reasonably satisfactory to Collateral Agent issued by a title company with respect thereto, dated not more than thirty days prior to the date of the applicable Mortgage and issued by a title company reasonably satisfactory to Collateral Agent, (c) copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to Collateral Agent and (d) evidence satisfactory to Collateral Agent that such Credit Party has paid to the title company or to the appropriate Governmental Authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for each such Material Real Estate Asset in the appropriate real estate records;

(iv)  evidence of flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, in form and substance reasonably satisfactory to Collateral Agent;

(v)   ALTA surveys of all such Material Real Estate Asset, certified to Collateral Agent and dated not more than thirty days prior to the date of the applicable Mortgage; and

(vi)  reports and other information, in form, scope and substance satisfactory to Administrative Agent, regarding environmental matters relating to such Material Real Estate Assets, including, without limitation, any Phase I Report with respect to such Material Real Estate Assets.

“Record Document” means, with respect to any Leasehold Property, (i) the lease evidencing such Leasehold Property or a memorandum thereof, executed and acknowledged by the owner of the affected real property, as lessor, or (ii) if such Leasehold Property was acquired or subleased from the holder of a Recorded Leasehold Interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form reasonably satisfactory to Collateral Agent.

“Recorded Leasehold Interest” means a Leasehold Property with respect to which a Record Document has been recorded in all places necessary or desirable, in Administrative Agent’s reasonable discretion, to give constructive notice of such Leasehold Property to third-party purchasers and encumbrances of the affected real property.

“Register” as defined in Section 2.6(b).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Agreements” means, collectively, (i) the Closing Date Acquisition Agreement, (ii) that certain Escrow Agreement, dated as of the Closing Date, among Primo, David Shladovsky, as Stockholder Representative, and Wilmington Trust, N.A., as escrow agent, (iii) the Voting Agreements with certain holders of Capital Stock of Glacier Water (immediately prior to giving effect to the Closing Date Acquisition), (iv) the Lock-Up Agreements, dated as of the Closing Date, with certain holders of Capital Stock of Glacier Water (immediately prior to giving effect to the Closing Date Acquisition), (v) those certain Warrants to purchase shares of common Capital Stock of Primo issued in connection with the Closing Date Acquisition, (vi) those certain Option Cancellation Agreements, dated as of the Closing Date, among Glacier Water and the option holders party thereto, and (vii) all agreements, instruments, certificates and other documents executed or delivered in accordance with the terms of any of the foregoing.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Replacement Lender” as defined in Section 2.22.

“Required Prepayment Date” as defined in Section 2.14(c).

“Requisite Class Lenders” means, at any time of determination, but subject to the provisions of Section 2.21, (i) for the Class of Lenders having Term Loan Exposure, Lenders holding more than 50% of the aggregate Term Loan Exposure of all Lenders; and (ii) for the Class of Lenders having Revolving Exposure, Lenders holding more than 50% of the aggregate Revolving Exposure of all Lenders; provided that to the extent that there are two or more unaffiliated Lenders of a particular Class that are not Defaulting Lenders at any time, “Requisite Class Lenders” with respect to such Class shall require at least two unaffiliated Lenders.

“Requisite Lenders” means one or more Lenders having or holding Term Loan Exposure and/or Revolving Exposure and representing more than 50% of the sum of (i) the aggregate Term Loan Exposure of all Lenders; and (ii) the aggregate Revolving Exposure of all Lenders; provided that to the extent that there are two or more unaffiliated Lenders that are not Defaulting Lenders at any time, “Requisite Lenders” shall require at least two unaffiliated Lenders.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of Holdings or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of Capital Stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of Holdings or any of its Subsidiaries now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of Holdings or any of its Subsidiaries now or hereafter outstanding; (iv) management or similar fees payable to any Person beneficially owning, directly or indirectly, Capital Stock in Holdings or any Affiliate of such Person; and (v) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness.

“Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan and “Revolving Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Revolving Commitment, if any, is set forth on Appendix A-2 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving Commitments as of the Closing Date is $10,000,000.

“Revolving Commitment Period” means the period from the Closing Date to but excluding the Revolving Commitment Termination Date.

“Revolving Commitment Termination Date” means the earliest to occur of (i) December 12, 2021; (ii) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.12(b) or 2.13; and (iii) the date of the termination of the Revolving Commitments pursuant to Section 8.1.

“Revolving Exposure” means, with respect to any Lender as of any date of determination, (i) prior to the termination of the Revolving Commitments, that Lender’s Revolving Commitment; and (ii) after the termination of the Revolving Commitments, the aggregate outstanding principal amount of the Revolving Loans of that Lender.

“Revolving Loan” means a Loan made by a Lender to Company pursuant to Section 2.2(a).

“Revolving Loan Note” means a promissory note in the form of Exhibit B-2, as it may be amended, supplemented or otherwise modified from time to time.

“S&P” means Standard & Poor’s Ratings Group, a division of S&P Global Inc.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including any OFAC Sanctions Program or those imposed, administered or enforced by the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, Global Affairs Canada (including Canadian Sanction Laws), or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission of the United States, or any successor thereto.

“Secured Parties” has the meaning assigned to that term in the Pledge and Security Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Senior Financial Officer” means the chief financial officer and principal accounting officer of Holdings.

“Solvency Certificate” means a Solvency Certificate of the chief financial officer of Holdings substantially in the form of Exhibit G-2.

“Solvent” means, with respect to any Credit Party, that as of the date of determination, both (i) (a) the sum of such Credit Party’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Credit Party’s present assets; (b) such Credit Party’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the Projections or with respect to any transaction contemplated or undertaken after the Closing Date; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No.5).

“Subject Transaction” as defined in Section 6.8(d).

“Subordinated Debt Documents” means (i) the Subordinated Indenture, (ii) the Junior Debentures, (iii) the Trust Agreement, (iv) the Trust Preferred Securities, (v) the Guarantee Agreement, dated January 27, 1998, by Glacier Water in favor of the Glacier Trustee, and (vi) all other notes, indentures and other documents evidencing the Subordinated Indebtedness or otherwise related to the foregoing.

“Subordinated Indebtedness” means Indebtedness under the Junior Debentures in an aggregate amount equal to $87,630,000, to the extent held by Glacier Trust.

“Subordinated Indebtedness Inclusion Trigger Event” means the occurrence of any of the following: (i) the payment of any interest in Cash on the Subordinated Indebtedness at any time after the Administrative Agent has delivered the Subordinated Interest Deferral Notice to the Glacier Trustee, (ii) payment of principal or any other amount (excluding interest) on or with respect to the Subordinated Indebtedness, except to the extent such payment is expressly permitted under Section 6.20, (iii) the acceleration of the Subordinated Indebtedness or obligations under the Trust Preferred Securities or any amendment, modification or action that shortens the maturity or stated redemption date of such Subordinated Indebtedness or such Trust Preferred Securities, as applicable, from those in effect on the date hereof, or (iv) any exercise of remedies by any holder of the Subordinated Indebtedness or Trust Preferred Securities, or its agent, representative or trustee.

“Subordinated Indenture” means that certain Junior Subordinated Indenture, dated as of January 27, 1998, between Glacier Water and the Glacier Trustee on behalf of the Glacier Trust.

“Subordinated Interest Deferral Notice” means a signed, initially undated notice executed by Glacier Water and addressed to the Glacier Trustee on behalf of Glacier Trust as the holder of the Junior Debentures that is in a form sufficient to commence the Extension Period (as defined in the Junior Debentures) upon delivery of such notice to the Glacier Trustee, and otherwise and otherwise in form and substance satisfactory to the Administrative Agent.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Swap Obligation” means, with respect to any Credit Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed by any Governmental Authority; provided, “Tax on the overall net income” of a Person shall be construed as a reference to a tax imposed by any jurisdiction in which that Person is organized or in which that Person’s applicable principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person (and/or, in the case of a Lender, its lending office) does business or is deemed to be doing business or has any other present or former connection (other than a connection arising primarily as a result of such Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document) on all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its applicable lending office).

“Terminated Lender” as defined in Section 2.22.

“Term Loan” means a term loan made by a Lender to Companies pursuant to Section 2.1(a)(i).

“Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Term Loan and “Term Loan Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Term Loan Commitment, if any, is set forth on Appendix A-1 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Term Loan Commitments as of the Closing Date is $186,000,000.

“Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Term Loans of such Lender; provided, at any time prior to the making of the Term Loans, the Term Loan Exposure of any Lender shall be equal to such Lender’s Term Loan Commitment.

“Term Loan Maturity Date” means the earlier of (i) December 12, 2021, and (ii) the date that all Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Term Loan Note” means a promissory note in the form of Exhibit B-1, as it may be amended, supplemented or otherwise modified from time to time.

“Total Leverage Ratio” means, as of any date of determination, the ratio of (i)(A) Consolidated Total Debt as of such date, less (B) Subordinated Indebtedness in an amount equal to the face amount of Trust Preferred Securities held by Credit Parties, to (ii) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period ending on such date (or if such date of determination is not the last day of a Fiscal Quarter, for the period of twelve consecutive fiscal months ending as of the most recently concluded fiscal month for which financial statements have been delivered).

“Transaction Costs” means the fees, costs and expenses payable by Holdings or any Company on or before the Closing Date in connection with the transactions contemplated by the Credit Documents and the Related Agreements, to the extent approved by Administrative Agent.

“Trust Agreement” means the Amended and Restated Trust Agreement of Glacier Trust, dated as of January 27, 1998, among Glacier Water, Wilmington Trust Company, as Delaware trustee and property trustee, the administrative trustees named therein and the holders of the trust securities.

“Trust Preferred Securities” mean those certain Trust Preferred Securities issued by Glacier Trust pursuant to the Trust Agreement.

“Type of Loan” means with respect to either Term Loans or Revolving Loans, a Base Rate Loan or a LIBOR Rate Loan.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Wal-Mart Factoring Agreement” means that certain Receivables Purchase Agreement dated as of October 17, 2016 between Primo and Wells Fargo Bank, National Association, as it may be amended, supplemented or otherwise modified from time to time.

1.2.         Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Holdings to Lenders pursuant to Section 5.1(a), 5.1(b) and 5.1(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(e), if applicable). Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Credit Parties shall be deemed to be carried at 100% of the outstanding principal amount thereof and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded. For purposes of determining pro forma compliance with any financial covenant as of any date prior to the first date on which such financial covenant is to be tested hereunder, the level of any such financial covenant shall be deemed to be the covenant level for such first test date.

1.3.         Interpretation, etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. References to agreements and other contractual instruments shall be deemed to include subsequent amendments, assignments and other modifications thereto, but only to the extent such amendments, assignments and other modifications are not prohibited by the terms of this Agreement or any other Credit Document. References to Persons include their respective permitted successors and assigns. References to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations.

SECTION 2.         LOANS

2.1.         Term Loans.

(a)           Loan Commitments. Subject to the terms and conditions hereof, each Lender with a Term Loan Commitment severally agrees to make, on the Closing Date, a Term Loan to the Companies in an amount equal to such Lender’s Term Loan Commitment. The Companies may make only one borrowing under the Term Loan Commitments which shall be on the Closing Date. Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed. Subject to Sections 2.11(a) and 2.12, all amounts owed hereunder with respect to the Term Loans shall be paid in full no later than the Term Loan Maturity Date. Each Lender’s Term Loan Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Term Loan Commitment, if any, on such date.

(b)           Borrowing Mechanics for Term Loans.

(i)    The Company Representative shall deliver to Administrative Agent a fully executed Funding Notice no later than two (2) Business Days prior to the Closing Date with respect to Term Loans made on the Closing Date. Promptly upon receipt by Administrative Agent of such Funding Notice, Administrative Agent shall notify each Lender of the proposed borrowing.

(ii)    Each Lender shall make its Term Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the Closing Date, by wire transfer of same day funds in Dollars, at Administrative Agent’s Principal Office. Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of the Term Loans available to Companies on the Closing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account of one or more Companies at Administrative Agent’s Principal Office or to such other account as may be designated in writing to Administrative Agent by the Company Representative.

2.2.         Revolving Loans.

(a)         Revolving Commitments. During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender with a Revolving Loan Commitment severally agrees to make Revolving Loans to the Companies in an aggregate amount up to but not exceeding such Lender’s Revolving Commitment; provided, that after giving effect to the making of any Revolving Loans in no event shall (i) Availability be less than $0 or (ii) the aggregate principal amount of all outstanding Revolving Loans exceed the Revolving Commitments then in effect. Amounts borrowed pursuant to this Section 2.2(a) may be repaid and reborrowed during the Revolving Commitment Period. Each Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than such date.

(b)           Borrowing Mechanics for Revolving Loans.

(i)    Revolving Loans shall be made in an aggregate minimum amount of $100,000 and integral multiples of $50,000 in excess of that amount.

(ii)    Whenever the Companies desire that Lenders make Revolving Loans, the Company Representative shall deliver to Administrative Agent a fully executed and delivered Funding Notice no later than 10:00 a.m. (New York City time) at least three Business Days in advance of the proposed Credit Date in the case of a LIBOR Rate Loan, and at least one (1) Business Day in advance of the proposed Credit Date in the case of a Revolving Loan that is a Base Rate Loan. Except as otherwise provided herein, a Funding Notice for a Revolving Loan that is a LIBOR Rate Loan shall be irrevocable on and after the related Interest Rate Determination Date, and the Companies shall be bound to make a borrowing in accordance therewith.

(iii)    Notice of receipt of each Funding Notice in respect of Revolving Loans, together with the amount of each Lender’s Pro Rata Share thereof, if any, together with the applicable interest rate, shall be provided by Administrative Agent to each applicable Lender by email with reasonable promptness, but (provided Administrative Agent shall have received such notice by 10:00 a.m. (New York City time)) not later than 2:00 p.m. (New York City time) on the same day as Administrative Agent’s receipt of such Funding Notice from the Company Representative.

(iv)    Each Lender shall make the amount of its Revolving Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at Administrative Agent’s Principal Office. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Revolving Loans available to the Companies on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Revolving Loans received by Administrative Agent from Lenders to be credited to the account of one or more Companies at Administrative Agent’s Principal Office or such other account as may be designated in writing to Administrative Agent by the Company Representative.

(c)           Protective Advances. Subject to the limitations set forth below, and whether or not an Event of Default or a Default shall have occurred and be continuing, Administrative Agent is authorized by the Companies and the Lenders, from time to time in Administrative Agent’s sole discretion (but Administrative Agent shall have absolutely no obligation to), to make Revolving Loans to the Companies on behalf of the Lenders holding Revolving Commitments, which Administrative Agent, in its sole discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the Companies pursuant to the terms of this Agreement and the other Credit Documents, including, without limitation, payments of principal, interest, fees and reimbursable expenses (any of such Loans are in this clause (c) referred to as “Protective Advances”); provided, that the amount of Revolving Loans plus Protective Advances shall not exceed the Revolving Commitments then in effect. Protective Advances may be made even if the conditions precedent set forth in Section 3 have not been satisfied. All Protective Advances shall be Base Rate Loans. Protective Advances shall not exceed $2,000,000 in the aggregate at any time without the prior consent of Requisite Lenders. Each Protective Advance shall be secured by the Liens in favor of the Collateral Agent in and to the Collateral and shall constitute Obligations hereunder. The Companies shall pay the unpaid principal amount and all unpaid and accrued interest of each Protective Advance on the earlier of the Revolving Commitment Termination Date and the date on which demand for payment is made by Administrative Agent.

2.3.         Reserved.

2.4.         Pro Rata Shares; Availability of Funds.

(a)          Pro Rata Shares. All Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares of the respective Commitment, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Term Loan Commitment or any Revolving Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

(b)          Availability of Funds. Unless Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Credit Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to the Companies a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify the Company Representative and the Companies shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the rate payable hereunder for Base Rate Loans for such Class of Loans. Nothing in this Section 2.4(b) shall be deemed to relieve any Lender from its obligation to fulfill its Term Loan Commitments and Revolving Commitments hereunder or to prejudice any rights that the Companies may have against any Lender as a result of any default by such Lender hereunder.

2.5.         Use of Proceeds. The proceeds of the Term Loans and the Revolving Loans, if any, made on the Closing Date shall be applied by the Companies to (a) to repay, in full, the Existing Indebtedness, (b) to fund a portion of the consideration for the Closing Date Acquisition and to pay Transaction Costs and (c) to pay certain fees and expenses related to this Agreement. The proceeds of the Revolving Loans made after the Closing Date shall be applied by the Companies for working capital and general corporate purposes of Holdings and its Subsidiaries. No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act. The Credit Parties will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor, or otherwise) or (iii) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws.

2.6.         Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a)          Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of the Companies to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on the Companies, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or the Companies’ Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b)          Register. Administrative Agent shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and the Revolving Commitments and Loans of each Lender from time to time (the “Register”). The Register shall be available for inspection by any Company or any Lender at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall record in the Register the Revolving Commitments and the Loans, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on each Company and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or any Company’s Obligations in respect of any Loan. Each Company hereby designates the entity serving as Administrative Agent to serve as such Company’s agent solely for purposes of maintaining the Register as provided in this Section 2.6, and each Company hereby agrees that, to the extent such entity serves in such capacity, the entity serving as Administrative Agent and its officers, directors, employees, agents and affiliates shall constitute “Indemnitees.”

(c)           Notes. If so requested by any Lender by written notice to the Company Representative (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, the Companies shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Company’s receipt of such notice) a Note or Notes to evidence such Lender’s Term Loan or Revolving Loan, as the case may be.

2.7.         Interest on Loans.

(a)          Except as otherwise set forth herein, each Class of Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i)        if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or

(ii)       if a LIBOR Rate Loan, at the Adjusted LIBOR Rate plus the Applicable Margin;

(b)          The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any LIBOR Rate Loan, shall be selected by the Company Representative and notified to Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be. If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then such Loan shall be a LIBOR Rate Loan with an Interest Period of one (1) month.

(c)          In connection with LIBOR Rate Loans there shall be no more than five (5) Interest Periods outstanding at any time. In the event the Company Representative fails to specify between a Base Rate Loan or a LIBOR Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (if outstanding as a LIBOR Rate Loan) will be automatically continued as a LIBOR Rate Loan with the same Interest Period for such outstanding Loan on the last day of the then current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan). In the event the Company Representative fails to specify an Interest Period for any LIBOR Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, the Company Representative shall be deemed to have selected an Interest Period of one month. As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Company Representative and each Lender.

(d)           Interest payable pursuant to Section 2.7(a) shall be computed on the basis of: (i) a 360-day year in the case of LIBOR Rate Loans for the actual number of days elapsed in the period during which it accrues and (ii) a 365 or 366-day year, as applicable, in the case of Base Rate Loans for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a LIBOR Rate Loan, the date of conversion of such LIBOR Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a LIBOR Rate Loan, the date of conversion of such Base Rate Loan to such LIBOR Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(e)           Except as otherwise set forth herein, interest on each Loan shall be payable in arrears on and to (i) each Interest Payment Date applicable to that Loan; (ii) upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) at maturity, including final maturity.

2.8.          Conversion/Continuation.

(a)          Subject to Section 2.17 and so long as no Default or Event of Default shall have occurred and then be continuing, the Companies shall have the option (by notice to the Administrative Agent from the Company Representative):

(i)       to convert at any time all or any part of any Term Loan or Revolving Loan equal to $100,000 and integral multiples of $50,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, a LIBOR Rate Loan may only be converted on the expiration of the Interest Period applicable to such LIBOR Rate Loan unless the Companies shall pay all amounts due under Section 2.17 in connection with any such conversion; or

(ii)      upon the expiration of any Interest Period applicable to any LIBOR Rate Loan, to continue all or any portion of such Loan equal to $100,000 and integral multiples of $50,000 in excess of that amount as a LIBOR Rate Loan.

(b)          The Company Representative shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 10:00 a.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least (3) three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a LIBOR Rate Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any LIBOR Rate Loans (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and the Companies shall be bound to effect a conversion or continuation in accordance therewith.

2.9.        Default Interest. Upon the occurrence and during the continuance of an Event of Default, the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is 2.00% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2.00% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans); provided, any LIBOR Rate Loans may be converted to Base Rate Loans at the election of the Administrative Agent at any time after the occurrence of such Event of Default (irrespective of whether the Interest Period in effect at the time of such conversion has expired) and thereupon shall become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2.00% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.9 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

2.10.       Fees.

(a)           Each Company agrees to pay to Lenders having a Revolving Commitment commitment fees equal to (1) the average of the daily difference between (a) such Lender’s Revolving Commitments, and (b) the aggregate principal amount of such Lender’s outstanding Revolving Loans, times (2) one half of one percent (0.50%) per annum. All fees referred to in this Section 2.10(a) shall be paid to Administrative Agent as set forth in Section 2.15(a) and upon receipt, Administrative Agent shall promptly distribute to each Lender its Pro Rata Share thereof.

(b)          All fees referred to in Section 2.10(a) shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable monthly in arrears on the last day of each month during the Revolving Commitment Period, commencing on the first such date to occur after the Closing Date, and on the Revolving Commitment Termination Date.

(c)           In addition to any of the foregoing fees, each Company agrees to pay to Agents such other fees in the amounts and at the times separately agreed upon, including without limitation, the fees set forth in the Fee Letter.

2.11.       Scheduled Payments/Commitment Reductions.

(a)         Scheduled Installments. The principal amounts of the Term Loans shall be repaid in consecutive quarterly installments (each, an “Installment”) in an aggregate amount equal to $465,000 on the last day of each Fiscal Quarter (each, an “Installment Date”), commencing March 31, 2017.

Notwithstanding the foregoing, (x) such Installments shall be reduced in connection with any voluntary or mandatory prepayments of the Term Loans in accordance with Sections 2.11, 2.12 and 2.13, as applicable; and (y) the Term Loans together with all other amounts owed hereunder with respect thereto, shall, in any event, be due and payable in full no later than the Term Loan Maturity Date.

(b)          Revolving Loans. All amounts owed hereunder with respect to the Revolving Loans shall, in any event, be paid in full on the Revolving Commitment Termination Date.

2.12.      Voluntary Prepayments/Commitment Reductions.

(a)           Voluntary Prepayments.

(i)       Any time and from time to time:

(1)      with respect to Base Rate Loans, the Companies may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $100,000 and integral multiples of $50,000 in excess of that amount; and

(2)      with respect to LIBOR Rate Loans, the Companies may prepay any such Loans on any Business Day in whole or in part (together with any amounts due pursuant to Section 2.17(c)) in an aggregate minimum amount of $100,000 and integral multiples of $50,000 in excess of that amount.

(ii)       All such prepayments shall be made:

(1)      upon not less than one Business Day’s prior written or telephonic notice in the case of Base Rate Loans; and

(2)      upon not less than two (2) Business Days’ prior written or telephonic notice in the case of LIBOR Rate Loans,

in each case given by Company Representative to Administrative Agent by 12:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (and Administrative Agent will promptly transmit such telephonic or original notice for Term Loans or Revolving Loans, as the case may be, by email or telephone to each Lender). Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in Section 2.14(a) with respect to Revolving Loans and Section 2.14(b) with respect to Term Loans.

(b)           Voluntary Commitment Reductions.

(i)       The Companies may, upon not less than two (2) Business Days’ prior written or telephonic notice from the Company Representative confirmed in writing to Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by email or telephone to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part the Revolving Commitments in an amount up to the amount by which the Revolving Commitments exceed the aggregate principal amount of all outstanding Revolving Loans at the time of such proposed termination or reduction; provided, any such partial reduction of the Revolving Commitments shall be in an aggregate minimum amount of $100,000 and integral multiples of $50,000 in excess of that amount. No reduction of the Revolving Commitments shall be permitted to the extent that, after giving effect to such reduction, the outstanding Revolving Loans of any Lender would exceed its Revolving Commitments.

(ii)       The Company Representative’s notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments shall be effective on the date specified in the Company Representative’s notice and shall reduce the Revolving Commitment of each Lender proportionately to its Pro Rata Share thereof (except that no reduction of the Revolving Commitments of any Lender shall be permitted to the extent that, after giving effect to such reduction, the outstanding Revolving Loans of such Lender would exceed its Revolving Commitments).

(c)          Partial Payments. Notwithstanding anything in this Section 2.12 to the contrary, the Companies shall not partially prepay any Term Loan and/or partially reduce any Revolving Commitment unless the aggregate amount of the remaining Revolving Commitments plus the remaining outstanding principal amount under the Term Loan is equal to at least fifty percent (50%) of the aggregate amount of the Revolving Commitments plus the outstanding principal amount under the Term Loan on the Closing Date.

2.13.      Mandatory Prepayments/Commitment Reductions.

(a)           Asset Sales. No later than the third Business Day following the date of receipt by any Credit Party of any Net Asset Sale Proceeds in excess of $500,000 in the aggregate since the Closing Date, the Companies shall prepay the Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.14(b), in an aggregate amount equal to such Net Asset Sale Proceeds; provided, so long as no Default or Event of Default shall have occurred and be continuing, upon delivery of a written notice to Administrative Agent, the Companies shall have the option, directly or through one or more Subsidiaries, to invest Net Asset Sale Proceeds (the “Asset Sale Reinvestment Amounts”) in long-term productive assets of the general type used in the business of the Companies if such assets are purchased or constructed within one hundred eighty (180) days following receipt of such Net Asset Sale Proceeds or, if the Companies shall have entered into a binding commitment to purchase or construct such assets within one hundred eighty (180) days, such assets are purchased or constructed within two hundred seventy (270) days following receipt of such Net Asset Sale Proceeds; provided further, pending any such reinvestment all Asset Sale Reinvestment Amounts shall, at the option of the Companies, be applied to prepay Revolving Loans to the extent then outstanding (without a reduction in Revolving Commitments) or held in a Controlled Account. In the event that the Asset Sale Reinvestment Amounts are not reinvested by the Companies prior to the earlier of (i) the last day of such one hundred eighty (180) day period (or two hundred seventy (270) day period if a binding commitment is executed within such one hundred eighty day period), and (ii) the date of the occurrence of an Event of Default, Administrative Agent shall apply such Asset Sale Reinvestment Amounts to the Obligations as set forth in Section 2.14(b).

(b)          Insurance/Condemnation Proceeds. No later than the third Business Day following the date of receipt by Holdings or any of its Subsidiaries, or Administrative Agent as loss payee, of any Net Insurance/Condemnation Proceeds, the Companies shall prepay the Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.14(b) in an aggregate amount equal to such Net Insurance/Condemnation Proceeds; provided, (i) so long as no Default or Event of Default shall have occurred and be continuing, and (ii) to the extent that aggregate Net Insurance/Condemnation Proceeds from the Closing Date through the applicable date of determination do not exceed $500,000, the Companies shall have the option, directly or through one or more Subsidiaries to invest such Net Insurance/Condemnation Proceeds within one hundred eighty days (180) of receipt thereof (or two hundred seventy days (270) if Companies shall have entered into a binding commitment to purchase or construct such assets within one hundred eighty (180) days) in long term productive assets of the general type used in the business of the Companies, which investment may include the repair, restoration or replacement of the applicable assets thereof; provided further, pending any such reinvestment, all Net Insurance/Condemnation Proceeds shall be applied to prepay Revolving Loans to the extent then outstanding (without a reduction in Revolving Commitments) or held in a Controlled Account. In the event that the Asset Sale Reinvestment Amounts are not reinvested by the Companies prior to the earlier of (i) the last day of such one hundred (180) day period (or two hundred seventy (270) day period, as applicable) and (ii) date of the occurrence of an Event of Default, Administrative Agent shall apply such Asset Sale Reinvestment Amounts to the Obligations as set forth in Section 2.14(b).

(c)            Issuance of Equity Securities. On the date of receipt by Holdings of any Cash proceeds from a capital contribution to, or the issuance of any Capital Stock of, Holdings or any of its Subsidiaries (other than Capital Stock issued (i) pursuant to any employee stock or stock option compensation plan, (ii) for the purpose of purchasing, redeeming, defeasing or prepaying Subordinated Debt; provided, that (x) the proceeds of such Capital Stock are used contemporaneously to purchase, redeem, defease or prepay the Subordinated Debt, (y) such issuance of Capital Stock is completed on or prior to the date that is one (1) year after the Closing Date, and (z) after giving pro forma effect to such issuance of Capital Stock, the Leverage Ratio (determined based on the monthly financial statements most recently delivered under Section 5.1(a)) shall be less than or equal to (A) a level 0.5x below the maximum threshold permitted under Section 6.8(b) with respect to the most recently ended Fiscal Quarter and (B) the Leverage Multiple as at the date of such issuance, (iii) for the purpose of making Restricted Junior Payments permitted under Section 6.5(z); provided, that upon receipt of such proceeds the Company Representative shall have notified Administrative Agent that such proceeds shall be applied for such purpose and such proceeds shall be held in a Controlled Account, or (iv) for purposes approved in writing by Administrative Agent and the Requisite Lenders), the Companies shall prepay the Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.14(b) in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, in each case, paid to non-Affiliates, including reasonable legal fees and expenses.

(d)           Issuance of Debt. On the date of receipt by Holdings or any of its Subsidiaries of any Cash proceeds from the incurrence of any Indebtedness of Holdings or any of its Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.1), the Companies shall prepay the Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.14(b) in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, in each case, paid to non-Affiliates, including reasonable legal fees and expenses.

(e)            Consolidated Excess Cash Flow. In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with Fiscal Year ending December 31, 2017), the Companies shall, no later than five (5) Business Days after delivery of the financial statements for such Fiscal Year and related Compliance Certificate pursuant to Sections 5.1(c) and 5.1(d), prepay the Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.14(b) in an aggregate amount equal to (A) fifty percent (50%) of such Consolidated Excess Cash Flow, in the event that the Leverage Ratio is greater than or equal to 3.00 to 1.00 as of the last day of such Fiscal Year, and (B) twenty-five percent (25%) of such Consolidated Excess Cash Flow, in the event that the Leverage Ratio is less than 3.00 to 1.00 as of the last day of such Fiscal Year.

(f)           Revolving Loans. The Companies shall from time to time prepay the Revolving Loans to the extent necessary so that the aggregate principal amount of all outstanding Revolving Loans shall not at any time exceed the Revolving Commitments then in effect.

(g)          Prepayment of Excess Outstanding Amounts. Concurrently with the delivery of the financial statements pursuant to Section 5.1(a), the Companies shall prepay Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.14(b) in an amount equal to 100% of the amount by which (x) (A) the Consolidated Total Debt as of the date of such financial statements, less (B)(1) the Subordinated Indebtedness so long as no Subordinated Indebtedness Inclusion Trigger Event has occurred and (2) if a Subordinated Indebtedness Inclusion Trigger Event has occurred, Subordinated Indebtedness in an amount equal to the face amount of Trust Preferred Securities held by Credit Parties, exceeds (y) Consolidated Adjusted EBITDA for the twelve month period ending on the last day of fiscal month for which such financial statements were prepared, multiplied by the then maximum Leverage Ratio permitted for the most recently ended Fiscal Quarter then in effect pursuant to Section 6.8.

(h)           Tax Refunds. On the date of receipt by Holdings or any of its Subsidiaries of any tax refunds in excess of $100,000 in the aggregate in any Fiscal Year, the Companies shall prepay Loans and/or Revolving Commitments shall be reduced as set forth in Section 2.14(b) in the amount of such tax refunds in excess of $100,000.

(i)           Prepayment Certificate. Concurrently with any prepayment of the Loans and/or reduction of the Revolving Commitments pursuant to Sections 2.13(a) through 2.13(h) and 2.13(j), the Company Representative shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds or Consolidated Excess Cash Flow and compensation owing to Lenders under Section 2.12(c) or (d), if any, as the case may be. In the event that the Companies shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, the Companies shall promptly make an additional prepayment of the Loans and/or the Revolving Commitments shall be permanently reduced in an amount equal to such excess, and the Company Representative shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.

(j)            Payments under Related Agreements. On the date of receipt by Holdings or any of its Subsidiaries of any cash payments under any of the Related Agreements (including, but not limited to, all cash proceeds from releases of any escrowed amounts and all cash payments received in respect of any indemnification obligation (for the avoidance of doubt excluding any Capital Stock released from escrow to the Credit Parties)) in excess of $100,000 in the aggregate, the Companies shall prepay Loans and/or Revolving Commitments shall be reduced as set forth in Section 2.14(b) in the amount of 100% of such payments.

2.14.      Application of Prepayments/Reductions.

(a)          Application of Voluntary Prepayments of Revolving Loans.  Any prepayment of any Revolving Loan pursuant to Section 2.12 shall be applied to repay outstanding Revolving Loans to the full extent thereof.

(b)          Application of Prepayments by Type of Loans. Any voluntary prepayments of Term Loans pursuant to Section 2.12 and any mandatory prepayment of any Loan pursuant to Section 2.13 shall be applied as follows:

first, to the payment of all fees, including any fees and amounts payable pursuant to the Fee Letter, and all expenses specified in Section 10.2, to the full extent thereof;

second, to the payment of any accrued interest at the Default Rate, if any;

third, to the payment of any accrued interest (other than Default Rate interest);

fourth, with respect to any mandatory prepayment, to prepay the Revolving Loans to the full extent thereof (with a corresponding permanent reduction in the Revolving Commitments by the amount of such prepayment);

fifth, to prepay Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof), which prepayment shall be applied on a pro rata basis to reduce the remaining scheduled Installments of principal of the Term Loans;

sixth, with respect to any mandatory prepayment, to permanently reduce the Revolving Commitments to the full extent thereof; and

seventh, to all other Obligations.

Notwithstanding the foregoing, no amounts received from any Credit Party (or proceeds of any such Credit Party’s property) shall be applied to any Obligations under any Interest Rate Agreement the guaranty of which by such Credit Party is an Excluded Swap Obligation.

(c)          Application of Prepayments of Loans to Base Rate Loans and LIBOR Rate Loans. Considering each Class of Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to LIBOR Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by the Companies pursuant to Section 2.17(c).

2.15.      General Provisions Regarding Payments.

(a)           All payments by any Company of principal, interest, fees and other Obligations shall be made in Dollars in immediately available funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent, for the account of Lenders, not later than 12:00 p.m. (New York, New York time) on the date specified for payment under this Agreement by wire transfer to the account designated by Administrative Agent from time to time maintained by Administrative Agent or its Affiliate for the account of the Lenders or the Administrative Agent, as the case may be, in U.S. Dollars, in immediately available funds. Any payment received after 12:00 p.m. (New York, New York time) shall be deemed received on the next Business Day.

(b)           All payments in respect of the principal amount of any Loan (other than voluntary prepayments of Revolving Loans) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid.

(c)           Administrative Agent shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due with respect thereto, including, without limitation, all fees payable with respect thereto, to the extent received by Administrative Agent.

(d)           Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any LIBOR Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e)           Subject to the provisos set forth in the definition of “Interest Period,” whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder.

(f)            Reserved.

(g)           Administrative Agent shall deem any payment by or on behalf of the Companies hereunder that is not made in same day funds prior to 12:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Administrative Agent shall give prompt telephonic notice to the Company Representative and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the Default Rate determined pursuant to Section 2.9 from the date such amount was due and payable until the date such amount is paid in full.

(h)           If an Event of Default shall have occurred and not otherwise been waived, and the Obligations shall have become due and payable in full hereunder, whether by acceleration, maturity or otherwise, all payments or proceeds received by any Agent hereunder or under any Collateral Document in respect of any of the Obligations (including, but not limited to, Obligations arising under any Interest Rate Agreement that are owing to any Lender or Lender Counterparty), including, but not limited to all proceeds received by any Agent in respect of any sale, any collection from, or other realization upon all or any part of the Collateral, shall be applied in full or in part as follows: first, to the payment of all costs and expenses of such sale, collection or other realization, including reasonable compensation to each Agent and its agents and counsel, and all other expenses, liabilities and advances made or incurred by any Agent in connection therewith, and all amounts for which any Agent is entitled to indemnification hereunder or under any Collateral Document (in its capacity as an Agent and not as a Lender) and all advances made by any Agent under any Collateral Document for the account of the applicable Grantor, and to the payment of all costs and expenses paid or incurred by any Agent in connection with the exercise of any right or remedy hereunder or under any Collateral Document, all in accordance with the terms hereof or thereof; second, to the extent of any excess of such proceeds, to the payment of all other Obligations for the ratable benefit of the Lenders and the Lender Counterparties; and third, to the extent of any excess of such proceeds, to the payment to or upon the order of such Grantor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

2.16.      Ratable Sharing. Lenders hereby agree among themselves that, except as otherwise provided in the Fee Letter, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of any Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Each Company expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by any Company to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

2.17.      Making or Maintaining LIBOR Rate Loans.

(a)           Inability to Determine Applicable Interest Rate. In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBOR Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such LIBOR Rate Loans on the basis provided for in the definition of Adjusted LIBOR Rate, Administrative Agent shall on such date give notice (by email or by telephone confirmed in writing) to the Company Representative and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, LIBOR Rate Loans until such time as Administrative Agent notifies the Company Representative and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by the Company Representative with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by the Company Representative.

(b)           Illegality or Impracticability of LIBOR Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with the Company Representative and Administrative Agent) that the making, maintaining or continuation of its LIBOR Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (including, without limitation, any rule or regulation adopted by the NAIC or its Securities Valuation Office) (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by email or by telephone confirmed in writing) to the Company Representative and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). Thereafter (1) the obligation of the Affected Lender to make Loans as, or to convert Loans to, LIBOR Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (2) to the extent such determination by the Affected Lender relates to a LIBOR Rate Loan then being requested by the Company Representative pursuant to a Funding Notice or a Conversion/Continuation Notice, the Affected Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Affected Lender’s obligation to maintain its outstanding LIBOR Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a LIBOR Rate Loan then being requested by the Company Representative pursuant to a Funding Notice or a Conversion/Continuation Notice, the Company Representative shall have the option, subject to the provisions of Section 2.17(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving notice (by email or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 2.17(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, LIBOR Rate Loans in accordance with the terms hereof.

(c)           Compensation for Breakage or Non-Commencement of Interest Periods. The Companies shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid or calculated to be due and payable by such Lender to lenders of funds borrowed by it to make or carry its LIBOR Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any LIBOR Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any LIBOR Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its LIBOR Rate Loans occurs on any day other than the last day of an Interest Period applicable to that Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or (iii) if any prepayment of any of its LIBOR Rate Loans is not made on any date specified in a notice of prepayment given by the Company Representative.

(d)           Booking of LIBOR Rate Loans. Any Lender may make, carry or transfer LIBOR Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e)           Assumptions Concerning Funding of LIBOR Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.17 and under Section 2.18 shall be made as though such Lender had actually funded each of its relevant LIBOR Rate Loans through the purchase of a LIBOR deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted LIBOR Rate in an amount equal to the amount of such LIBOR Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such LIBOR deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its LIBOR Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.17 and under Section 2.18.

2.18.      Increased Costs; Capital Adequacy.

(a)           Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.19 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order (including, without limitation, any rule or regulation adopted by the NAIC or its Securities Valuation Office), or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order (including, without limitation, any rule or regulation adopted by the NAIC or its Securities Valuation Office)), or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other Governmental Authority or quasi-Governmental Authority (whether or not having the force of law): (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax on the overall net income of such Lender and any franchise Taxes and branch profits Taxes imposed by any jurisdiction in which the Lender is organized or in which its applicable principal office or its lending office is located or in which the Lender or its lending office does business or is deemed to be doing business or has any other present or former connection (other than a connection arising primarily as a result of such Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to LIBOR Rate Loans that are reflected in the definition of Adjusted LIBOR Rate); or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, the Companies shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to the Company Representative (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.18(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b)           Capital Adequacy Adjustment. In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that (A) the adoption, effectiveness, phase-in or applicability of any law, rule or regulation (or any provision thereof and including, without limitation, any rule or regulation adopted by the NAIC or its Securities Valuation Office) regarding capital adequacy or liquidity, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or (B) compliance by any Lender (or its applicable lending office) or any company controlling such Lender with any guideline, request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency (including, without limitation, any rule or regulation adopted by the NAIC or its Securities Valuation Office), in each case after the Closing Date, has or would have the effect of reducing the rate of return on the capital of such Lender or any company controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Revolving Commitments, or participations therein or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling company could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling company with regard to capital adequacy or liquidity), then from time to time, within five (5) Business Days after receipt by the Company Representative from such Lender of the statement referred to in the next sentence, the Companies shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling company on an after-tax basis for such reduction. Such Lender shall deliver to the Company Representative (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.18(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error. For the avoidance of doubt, subsections (a) and (b) of this Section 2.18 shall apply to all requests, rules, guidelines or directives concerning liquidity and capital adequacy issued by any United States regulatory authority (i) under or in connection with the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, regardless of the date adopted, issued, promulgated or implemented (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto).

2.19.      Taxes; Withholding, etc.

(a)           Payments to Be Free and Clear. All sums payable by any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than a Tax on the overall net income of any Lender) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of any Credit Party or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

(b)           Withholding of Taxes. If any Credit Party or any other Person is required by law to make any deduction or withholding on account of any Tax from any sum paid or payable by any Credit Party to Administrative Agent or any Lender under any of the Credit Documents: (i) the Company Representative shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as any Company becomes aware of it; (ii) the Companies shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for the applicable Credit Party’s own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender; (iii) unless the Tax required to be deducted or withheld is a Tax on the overall net income of any Lender or any franchise Tax or branch profits Tax imposed on any Lender by any jurisdiction in which the Lender is organized or in which its applicable principal office or its lending office is located or in which the Lender or its lending office does business or is deemed to be doing business or has any other present or former connection (other than a connection arising primarily as a result of such Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document), the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty days after the due date of payment of any Tax which it is required by clause (ii) above to pay, the Company Representative shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority; provided, no such additional amount shall be required to be paid to any Lender under clause (iii) above except to the extent that any change after the date hereof (in the case of each Lender listed on the signature pages hereof on the Closing Date that has not changed its lending office), after the effective date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each Lender not listed on the signature pages hereof on the Closing Date that has not changed its lending office) or after the effective date of the most recent change in lending office (in the case of each other Lender) in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date hereof (in the case of each Lender listed on the signature pages hereof on the Closing Date that has not changed its lending office), at the date of such Assignment Agreement (in the case of each Lender not listed on the signature pages hereof on the Closing Date that has not changed its lending office) or at the date of the most recent change in lending office (in the case of each other Lender), in respect of payments to such Lender. For purposes of the proviso in the preceding sentence, a Lender listed on the signature pages hereof on the Closing Date shall not be deemed to be such a Lender with respect to any rights and obligations under this Agreement (including, without limitation, any Loans) that are assigned to such Lender after the Closing Date.

(c)           Evidence of Exemption From U.S. Withholding Tax.

(i)       Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Company Representative and the Administrative Agent, at the time or times reasonably requested by the Company Representative or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company Representative or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company Representative or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company Representative or the Administrative Agent as will enable the Company Representative or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.19(c)(ii)(1), Section 2.19(c)(ii)(2) and Section 2.19(d) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)       Without limiting the generality of the foregoing:

(1)       Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-US Lender”) shall deliver to Administrative Agent for transmission to the Companies, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of the Company Representative or Administrative Agent (each in the reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-8BEN, Form W-8BEN-E or W-8ECI (or any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by the Company Representative to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents, or (ii) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot deliver Internal Revenue Service Form W-8ECI pursuant to clause (i) above, a Certificate Regarding Non-Bank Status together with two original copies of Internal Revenue Service Form W-8BEN or Form W-8BEN-E (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by the Company Representative to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Credit Documents.

(2)       Each Lender that is a United States Person (as defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “US Lender”) shall deliver to the Administrative Agent for transmission to the Companies on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of the Company Representative or Administrative Agent (each in the reasonable exercise of its discretion), two (2) original copies of Internal Revenue Service Form W-9 (or any successor form), properly completed and duly executed by such Lender, certifying that such U.S. Lender is entitled to an exemption from United States backup withholding.

(3)       Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.19(c) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to Administrative Agent for transmission to the Company Representative two new original copies of Internal Revenue Service Form W-8BEN, Form W-8BEN-E or W-8ECI, or a Certificate Regarding Non Bank Status and two original copies of Internal Revenue Service Form W-8BEN or Form W-8BEN-E (or any successor form) or Internal Revenue Service Form W-9, as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by the Company Representative to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax or to United States backup withholding with respect to payments to such Lender under the Credit Documents, or notify Administrative Agent and the Company Representative of its legal inability to deliver any such forms, certificates or other evidence.

(4)       Notwithstanding anything to the contrary in Section 2.19(b) or elsewhere in this Agreement, the Companies shall not be required to pay any additional amount to any Lender under Section 2.19(b) if such Lender shall have failed (1) to deliver the forms, certificates or other evidence required to be delivered by such Lender pursuant to Section 2.19(c)(i) (in the case of any Lender), Section 2.19(c)(ii)(1) (in the case of a Non-US Lender) and Section 2.19(c)(ii)(2) (in the case of a US Lender), or (2) to deliver the forms, certificates or other evidence required to be delivered by such Lender pursuant to Section 2.19(c)(ii)(3) or notify Administrative Agent and the Company Representative of its legal inability to deliver any such forms, certificates or other evidence, as the case may be; provided, if such Lender shall have satisfied the requirements of Section 2.19(c)(ii)(1) (in the case of a Non-US Lender) or Section 2.19(c)(ii)(2) (in the case of a US Lender) on the Closing Date or on the date of the Assignment Agreement pursuant to which it became a Lender, as applicable, nothing in this Section 2.19(c)(ii)(4) shall relieve the Companies of their obligation to pay any additional amounts pursuant this Section 2.19 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described herein.

(d)           Taxes Imposed under FATCA; FATCA Covenant.

(i)       Notwithstanding anything to the contrary, the Companies shall not be required to pay any additional amount pursuant to Section 2.19(b) with respect to any United States federal withholding tax imposed under FATCA.

(ii)       If any payment made to a Lender would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Administrative Agent as may be necessary for Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(e)           Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.19 (including by the payment of additional amounts pursuant to Section 2.19(b)), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under Section 2.19 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (e), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (e) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

2.20.      Obligation to Mitigate. Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.17, 2.18 or 2.19, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.17, 2.18 or 2.19 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, funding or maintaining of such Revolving Commitments or Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Revolving Commitments or Loans or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.20 unless the Companies agree to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by the Companies pursuant to this Section 2.20 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to the Company Representative (with a copy to Administrative Agent) shall be conclusive absent manifest error.

2.21.      Defaulting Lenders. Anything contained herein to the contrary notwithstanding, in the event that any Lender violates any provision of Section 9.5(c), or, other than at the direction or request of any regulatory agency or authority, defaults (in each case, a “Defaulting Lender”) in its obligation to fund (a “Funding Default”) any Revolving Loan (in each case, a “Defaulted Loan”) and such Funding Default is not cured within two Business Days, then (a) during any Default Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Credit Documents; provided that (A) the commitments of a Defaulting Lender may not be increased, extended or reinstated, (B) the principal of a Defaulting Lender’s Loans may not be reduced or forgiven, and (C) the interest rate applicable to Obligations owing to a Defaulting Lender may not be reduced (other than as a result of the rescission of the Default Rate) by an amendment, waiver or consent under any Credit Document, in each case, without the consent of such Defaulting Lender; (b) any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to reimburse Administrative Agent for any amounts funded under Section 2.4(b) on behalf of such Defaulting Lender and any accrued interest and fees thereon, third, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, fourth, if so determined by the Administrative Agent, to be held in a deposit account and released in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fifth, to the payment of any amounts owing to the Agents or Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Agent or Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Credit Parties as a result of any judgment of a court of competent jurisdiction obtained by any Credit Party against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the applicable Commitments; and (c) such Defaulting Lender’s Revolving Commitment and outstanding Revolving Loans shall be excluded for purposes of calculating the Revolving Commitment fee payable to Lenders in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any Revolving Commitment fee pursuant to Section 2.10(a) with respect to such Defaulting Lender’s Revolving Commitment in respect of any Default Period with respect to such Defaulting Lender; and (d) the aggregate principal amount of all outstanding Revolving Loans as at any date of determination shall be calculated as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender Section 2.21(b) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto. No Revolving Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.21, performance by the Companies of their respective obligations hereunder and the other Credit Documents shall not be excused or otherwise modified as a result of any Funding Default or the operation of this Section 2.21. The rights and remedies against a Defaulting Lender under this Section 2.21 are in addition to other rights and remedies which the Companies may have against such Defaulting Lender with respect to any Funding Default and which Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default or violation of Section 9.5(c).

2.22.      Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to the Company Representative that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section  2.18, 2.19 or 2.20, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after the Company Representative’s request for such withdrawal; or (b) (i) any Lender shall become a Defaulting Lender, (ii) the Default Period for such Defaulting Lender shall remain in effect, and (iii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five Business Days after the Company Representative’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of (x) if there are less than three unaffiliated Lenders that are not Defaulting Lenders, Administrative Agent shall have been obtained or (y) if there are three or more unaffiliated Lenders that are not Defaulting Lenders, the Requisite Lenders shall have been obtained, but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender, Defaulting Lender or Non-Consenting Lender (the “Terminated Lender”), Administrative Agent may (which, in the case of an Increased-Cost Lender, only after receiving written request from the Company Representative to remove such Increased-Cost Lender), by giving written notice to the Company Representative and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Revolving Commitments, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.6 and Terminated Lender shall pay any fees payable thereunder in connection with such assignment; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender and (B) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.10; (2) on the date of such assignment, the Companies shall pay any amounts payable to such Terminated Lender pursuant to Section 2.18 or 2.19; and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender. Each Lender agrees that if Administrative Agent exercises its option to cause an assignment by such Lender as a Terminated Lender, such Lender shall, promptly after receipt of written notice of such option, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 10.6. In the event that the Terminated Lender fails to execute an Assignment Agreement pursuant to Section 10.6 within five Business Days after receipt by the Terminated Lender of notice of replacement pursuant to this Section 2.22 and presentation to such Terminated Lender of an Assignment Agreement evidencing an assignment pursuant to this Section 2.22, the Terminated Lender shall be deemed to have executed and delivered such Assignment Agreement, and upon the execution and delivery of Assignment Agreement by the Replacement Lender and Administrative Agent, shall be effective for purposes of this Section 2.22 and Section 10.6.  Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Revolving Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.

2.23.      Company Representative. Each Company hereby designates the Company Representative as its representative and agent on its behalf for the purposes of (a) issuing Funding Notices and Conversion/Continuation Notices and delivering certificates required under the Credit Documents, (b) giving instructions with respect to the disbursement of the proceeds of the Loans, (c) selecting interest rate options, (d) giving and receiving all other notices and consents hereunder or under any of the other Credit Documents and (e) taking all other actions (including in respect of compliance with covenants) on behalf of any Company or Companies under the Credit Documents. The Company Representative hereby accepts such appointment. Each Agent and each Lender may regard any notice or other communication pursuant to any Credit Document from the Company Representative as a notice or communication from each and all Companies, and may give any notice or communication required or permitted to be given to any Company or Companies hereunder to the Company Representative on behalf of such Company or Companies. Each Company agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by the Company Representative shall be deemed for all purposes to have been made by such Company and shall be binding upon and enforceable against such Company to the same extent as if the same had been made directly by such Company.

SECTION 3. CONDITIONS PRECEDENT

3.1.        Closing Date. The obligation of each Lender to make a Credit Extension on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Closing Date, except as otherwise provided by Section 5.15:

(a)           Credit Documents. Administrative Agent shall have received sufficient copies of (i) each Credit Document originally executed and delivered by each applicable Credit Party, including, without limitation, Notes for each Lender requesting a Note at least two Business Days prior to the Closing Date, and (ii) the Subordinated Interest Deferral Notice, duly executed in undated form by Glacier Water.

(b)          Organizational Documents; Incumbency. Administrative Agent shall have received (i) sufficient copies of each Organizational Document executed and delivered by each Credit Party, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, for each Lender, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of such Person executing the Credit Documents to which it is a party; (iii) resolutions of the Board of Directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents and the Related Agreements to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization or formation and in each material jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date; and (v) such other documents as Administrative Agent may reasonably request.

(c)           Organizational and Capital Structure. The organizational structure and capital structure of Holdings and its Subsidiaries, both before and after giving effect to the Closing Date Acquisition and other transactions contemplated by Related Agreements to occur on or prior to the Closing Date, shall be as set forth on Schedule 4.1.

(d)           Consummation of Transactions Contemplated by Related Agreements.

(i)       (1) All conditions to the Closing Date Acquisition set forth in the Closing Date Acquisition Agreement shall have been satisfied or the fulfillment of any such conditions shall have been waived with the consent of Administrative Agent, (2) Administrative Agent shall have received confirmation that the merger certificate evidencing the Closing Date Acquisition has been pre-cleared and filed at the Office of the Secretary of State of Delaware, (3) the Closing Date Acquisition shall have become effective in accordance with the terms of the Closing Date Acquisition Agreement and (4) the aggregate cash consideration paid in connection with the Closing Date Acquisition shall not exceed $50,000,000.00.

(ii)       Administrative Agent shall have received a fully executed or conformed copy of each Related Agreement and any documents executed in connection therewith. Each Related Agreement shall be in full force and effect, shall include terms and provisions reasonably satisfactory to Administrative Agent and no provision thereof shall have been modified or waived in any respect determined by Administrative Agent to be material, in each case without the consent of Administrative Agent.

(e)           Existing Indebtedness. On the Closing Date, prior to or concurrently with the initial funding, Holdings and its Subsidiaries shall have (i) repaid in full all Existing Indebtedness, (ii) terminated any commitments to lend or make other extensions of credit thereunder, (iii) delivered to Administrative Agent all documents or instruments necessary to release all Liens securing Existing Indebtedness or other obligations of Holdings and its Subsidiaries thereunder being repaid on the Closing Date, and (iv) made arrangements satisfactory to Administrative Agent with respect to the cancellation of any letters of credit outstanding thereunder.

(f)            Transaction Costs. On or prior to the Closing Date, the Companies shall have delivered to Administrative Agent the Companies’ reasonable best estimate of the Transaction Costs (other than fees payable to any Agent).

(g)          Governmental Authorizations and Consents. Each Credit Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Credit Documents and the Related Agreements and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Administrative Agent. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents or the Related Agreements or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(h)           Reserved.

(i)            Personal Property Collateral. In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest in the personal property Collateral, Collateral Agent shall have received:

(i)       evidence satisfactory to Collateral Agent of the compliance by each Credit Party of their obligations under the Pledge and Security Agreement and the other Collateral Documents (including, without limitation, their obligations to authorize or execute, as the case may be, and deliver UCC financing statements, originals of securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts as provided therein);

(ii)       A completed Collateral Questionnaire dated the Closing Date and executed by an Authorized Officer of each Credit Party, together with all attachments contemplated thereby, including (A) the results of a recent search, by a Person satisfactory to Collateral Agent, of all effective UCC financing statements (or equivalent filings) made with respect to any personal or mixed property of any Credit Party in the jurisdictions specified in the Collateral Questionnaire, together with copies of all such filings disclosed by such search, and (B) UCC termination statements (or similar documents) duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or equivalent filings) disclosed in such search (other than any such financing statements in respect of Permitted Liens);

(iii)       evidence that each Credit Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument (including without limitation, any intercompany notes evidencing Indebtedness permitted to be incurred pursuant to Section 6.1(b)) and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by Collateral Agent.

(j)            Reserved.

(k)         Financial Statements; Projections. Lenders shall have received from Holdings (i) the Historical Financial Statements, (ii) pro forma consolidated balance sheets of Holdings and its Subsidiaries as of September 30, 2016, and reflecting the consummation of the Closing Date Acquisition, the related financings and the other transactions contemplated by the Credit Documents to occur on or prior to the Closing Date, which pro forma financial statements shall be in form and substance satisfactory to Administrative Agent and the Lenders, (iii) pro forma consolidated income statements of Holdings and its Subsidiaries as of September 30, 2016, and reflecting the consummation of the Closing Date Acquisition, the related financings and the other transactions contemplated by the Credit Documents to occur on or prior to the Closing Date, and (iv) the Projections.

(l)          Evidence of Insurance. Collateral Agent shall have received a certificate from the Companies’ insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect, together with endorsements naming the Collateral Agent, for the benefit of Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.5.

(m)          Opinions of Counsel to Credit Parties. Lenders and their respective counsel shall have received originally executed copies of the favorable written opinions of (x) Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., counsel for Credit Parties, (y) Wollmuth Maher & Deutsch LLP, special New York counsel to the Credit Parties and (z) Ervin Cohen & Jessup LLP, California counsel to Glacier Water as to such matters as Administrative Agent may reasonably request (including the creation and perfection of security interests), each dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to Administrative Agent (and each Credit Party hereby instructs such counsel to deliver such opinions to Agents and Lenders).

(n)           Fees and Expenses. The Companies shall have paid to Administrative Agent, the fees payable on the Closing Date referred to in Section 2.10 and shall have paid, or reimbursed directly, the Administrative Agent and the Lenders and their respective affiliates for all of their expenses (including reasonable fees, charges and disbursements of counsel to the Administrative Agent and the Lenders) required to be reimbursed in connection with the transactions contemplated hereby.

(o)           Solvency Certificate. On the Closing Date, Administrative Agent shall have received a Solvency Certificate from each Credit Party dated as of the Closing Date and addressed to Administrative Agent and Lenders, and in form, scope and substance satisfactory to Administrative Agent, with appropriate attachments and demonstrating that after giving effect to the consummation of the Closing Date Acquisition, the financing thereof and the other transactions contemplated by the Credit Documents to occur on or prior to the Closing Date and after giving effect to the contribution rights contemplated by Section 7.2 such Credit Party is and will be Solvent.

(p)         Closing Date Certificate. The Credit Parties shall have delivered to Administrative Agent an originally executed Closing Date Certificate, together with all attachments thereto.

(q)           Closing Date. Lenders shall have made the Term Loans to the Companies on or before December 31, 2016.

(r)          No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable discretion of Administrative Agent, singly or in the aggregate, materially impairs the Closing Date Acquisition, the financing thereof or any of the other transactions contemplated by the Credit Documents or the Related Agreements, or that could have a Material Adverse Effect.

(s)           Reserved.

(t)         Minimum EBITDA. The pro forma income statement delivered pursuant to Section 3.1(k) shall demonstrate in form and substance reasonably satisfactory to Administrative Agent that the Companies shall have generated Consolidated Adjusted EBITDA of at least $49,500,000 for the twelve (12) month period ended September 30, 2016.

(u)           Minimum Consolidated Liquidity. The Companies shall demonstrate in form and substance reasonably satisfactory to Administrative Agent that on the Closing Date and immediately after giving effect to any Credit Extensions to be made on the Closing Date, including the payment of all Transaction Costs required to be paid in Cash, the Companies shall have Consolidated Liquidity of at least $2,000,000.

(v)         Maximum Leverage Ratio. The pro forma balance sheet delivered pursuant to Section 3.1(k) shall demonstrate in form and substance reasonably satisfactory to Administrative Agent that on the Closing Date and immediately after giving effect to any Credit Extensions to be made on the Closing Date, including the payment of all Transaction Costs required to be paid in Cash, the ratio of (i) total Indebtedness for Holdings and its Subsidiaries (other than the Subordinated Indebtedness) as of the Closing Date to (ii) pro forma Consolidated Adjusted EBITDA for the twelve-month period ending September 30, 2016 shall not be greater than 4.00:1.00.

(w)        No Material Adverse Change. Since December 31, 2015, no event, circumstance or change shall have occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

(x)          Completion of Proceedings. All partnership, corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent and its counsel shall be satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent, and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

(y)           Service of Process. On the Closing Date, Administrative Agent shall have received evidence that each Credit Party has appointed an agent in New York City for the purpose of service of process in New York City and such agent shall agree in writing to give Administrative Agent notice of any resignation of such service agent or other termination of the agency relationship. The Companies shall have paid the fees for such service of process for all Credit Parties through the term of this Agreement.

Each Lender, by delivering its signature page to this Agreement and funding a Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.

3.2.        Conditions to Each Credit Extension.

(a)           Conditions Precedent. The obligation of each Lender to make any Loan on any Credit Date, including the Closing Date, are subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions precedent:

(i)       Administrative Agent shall have received a fully executed and delivered Funding Notice;

(ii)       after making the Credit Extensions requested on such Credit Date, (x) the aggregate principal amount of all outstanding Revolving Loans shall not exceed the Revolving Commitments then in effect, and (y) Availability would be $0 or greater;

(iii)       as of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date (and in each case without duplication of any materiality qualification contained therein);

(iv)       as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default;

(v)       a Senior Financial Officer of Holdings shall have delivered an Officer’s Certificate representing and warranting and otherwise demonstrating to the satisfaction of Administrative Agent that, as of such Credit Date, Holdings reasonably expects, after giving effect to the proposed borrowing and based upon good faith determinations and projections consistent with the Financial Plan, to be in compliance with all operating and financial covenants set forth in this Agreement as of the last day of the current Fiscal Quarter;

(vi)       as of such Credit Date, the Leverage Ratio determined as of such date after giving effect to the contemplated Credit Extension shall not exceed the Leverage Multiple then in effect;

(viii)     after giving effect to such Credit Extension the aggregate Cash and Cash Equivalents of Holdings and its Subsidiaries will not exceed $5,000,000; and

(ix)       with respect to any Credit Extension, the use of proceeds of which is intended to finance a Permitted Acquisition, Administrative Agent shall have received evidence that the related acquisition is a Permitted Acquisition and all acquisition documentation shall be in form and substance satisfactory to Administrative Agent in its reasonable discretion.

Any Agent or Requisite Lenders shall be entitled, but not obligated to, request and receive, prior to the making of any Credit Extension, additional information reasonably satisfactory to the requesting party confirming the satisfaction of any of the foregoing if, in the good faith judgment of such Agent or Requisite Lender such request is warranted under the circumstances.

(b)           Notices. Any Notice shall be executed by an Authorized Officer of the Company Representative in a writing delivered to Administrative Agent. In lieu of delivering a Notice, the Company Representative may give Administrative Agent telephonic notice by the required time of any proposed borrowing or conversion/continuation, as the case may be; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Notice from the Company Representative to Administrative Agent on or before the applicable date of borrowing or continuation/conversion. Neither Administrative Agent nor any Lender shall incur any liability to any Company in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of the Company Representative or for otherwise acting in good faith.

3.3.        Conditions Subsequent to the Closing Date. The Companies shall fulfill, on or before the date applicable thereto (which date can be extended in writing by the Administrative Agent in its sole discretion), each of the conditions subsequent specified in Section 5.15.

SECTION 4. REPRESENTATIONS AND WARRANTIES

In order to induce Agents and Lenders to enter into this Agreement and to make each Credit Extension to be made thereby, each Credit Party represents and warrants to each Agent and Lender, on the Closing Date and on each Credit Date, that the following statements are true and correct (it being understood and agreed that the representations and warranties made on the Closing Date are deemed to be made concurrently with the consummation of the Closing Date Acquisition):

4.1.        Organization; Requisite Power and Authority; Qualification. Each of Holdings and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect. As of the Closing Date, the jurisdiction of organization or incorporation of Holdings and its Subsidiaries is set forth on Schedule 4.1.

4.2.         Capital Stock and Ownership. The Capital Stock of each of Holdings and its Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable. Except as set forth on Schedule 4.2, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which Holdings or any of its Subsidiaries is a party requiring, and there is no membership interest or other Capital Stock of Holdings or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Holdings or any of its Subsidiaries of any additional membership interests or other Capital Stock of Holdings or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of Holdings or any of its Subsidiaries. Schedule 4.2 correctly sets forth the ownership interest of Holdings and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date both before and after giving effect to the Closing Date Acquisition.

4.3.         Due Authorization. The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

4.4.         No Conflict. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate any provision of any law or any governmental rule or regulation applicable to Holdings or any of its Subsidiaries, any of the Organizational Documents of Holdings or any of its Subsidiaries, or any order, judgment or decree of any court or other agency of government binding on Holdings or any of its Subsidiaries; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Holdings or any of its Subsidiaries; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Holdings or any of its Subsidiaries (other than any Liens created under any of the Credit Documents in favor of Collateral Agent, on behalf of Secured Parties); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of Holdings or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders.

4.5.        Governmental Consents. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Closing Date.

4.6.         Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.7.        Historical Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. As of the Closing Date, neither Holdings nor any of its Subsidiaries has any contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets or condition (financial or otherwise) of Holdings and any of its Subsidiaries taken as a whole.

4.8.         Projections. On and as of the Closing Date, the Projections of Holdings and its Subsidiaries for the period of Fiscal Year 2016 through and including Fiscal Year 2021, including monthly projections for each month during the Fiscal Year in which the Closing Date takes place, (the “Projections”) are based on good faith estimates and assumptions made by the management of Holdings; provided, the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material; provided further, as of the Closing Date, management of Holdings believed that the Projections were reasonable and attainable.

4.9.         No Material Adverse Change. Since December 31, 2015, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

4.10.      No Restricted Junior Payments. Since December 31, 2015, neither Holdings nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so except as permitted pursuant to Section 6.5.

4.11.      Adverse Proceedings, etc. There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.12.      Payment of Taxes. Except as otherwise permitted under Section 5.3, all federal, state and other material tax returns and reports of Holdings and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all material assessments, fees and other governmental charges upon Holdings and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. No Credit Party knows of any proposed tax assessment against Holdings or any of its Subsidiaries which is not being actively contested by Holdings or such Subsidiary in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.13.      Properties.

(a)           Title. Each of Holdings and its Subsidiaries has (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (iii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.7 and in the most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.9. All such properties and assets are free and clear of Liens, other than Permitted Liens.

(b)           Real Estate. As of the Closing Date, Schedule 4.13 contains a true, accurate and complete list of (i) all Real Estate Assets, and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset of any Credit Party or any of its Subsidiaries, regardless of whether such Credit Party or such Subsidiary thereof is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. As of the Closing Date, none of the Credit Parties own any Real Estate Asset in fee simple. Each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and no Credit Party has any knowledge of any material default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Credit Party or Subsidiary thereof, enforceable against such Credit Party or Subsidiary in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

(c)           Intellectual Property. Each of Holdings and its Subsidiaries possesses all franchises, licenses and permits, patents, copyrights, trademarks and trade names, and rights in respect of the foregoing, material and necessary to the conduct of its business without known conflict with any rights of others.

4.14.     Environmental Matters. Neither Holdings nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law. There are and, to each Credit Party’s knowledge, have been, no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries nor, to any Credit Party’s knowledge, any predecessor of Holdings or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and none of Holdings’ or any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent. Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. No event or condition has occurred or is occurring with respect to Holdings or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect.

4.15.      No Defaults. Neither Holdings nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

4.16.      Material Contracts. Schedule 4.16 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date, which, together with any updates provided pursuant to Section 5.1(l), all such Material Contracts are in full force and effect and no material defaults currently exist thereunder (other than as described in Schedule 4.16 or in such updates).

4.17.      Governmental Regulation. Neither Holdings nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 2005, the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. Neither Holdings nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.18.      Margin Stock. Neither Holdings nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to the Companies will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

4.19.      Employee Matters. Neither Holdings nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against Holdings or any of its Subsidiaries, or to the best knowledge of the Credit Parties, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Holdings or any of its Subsidiaries or to the best knowledge of the Credit Parties, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving Holdings or any of its Subsidiaries, and (c) to the best knowledge of the Credit Parties, no union representation question existing with respect to the employees of Holdings or any of its Subsidiaries and, to the best knowledge of the Credit Parties, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

4.20.      Employee Benefit Plans. Holdings, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, except for any such noncompliance that would not result in a material liability, and have performed all their obligations under each Employee Benefit Plan. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified or is operated pursuant to a prototype plan document which is the subject of a favorable opinion letter issued by the Internal Revenue Service and nothing has occurred subsequent to the issuance of such determination or opinion letter which would cause such Employee Benefit Plan to lose its qualified status. No liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by Holdings, any of its Subsidiaries or any of their ERISA Affiliates. No ERISA Event has occurred or is reasonably expected to occur. Except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates. The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by Holdings, any of its Subsidiaries or any of their ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Holdings, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA is zero. Holdings, each of its Subsidiaries and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

4.21.      Certain Fees. No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated hereby.

4.22.     Solvency. After giving effect to the contribution rights under Section 7.2, each Credit Party is and, upon the incurrence of any Credit Extension by such Credit Party on any date on which this representation and warranty is made, will be, Solvent.

4.23.      Related Agreements.

(a)           Delivery. The Credit Parties have delivered to Administrative Agent complete and correct copies of (i) each Related Agreement and of all exhibits and schedules thereto as of the date hereof, and (ii) copies of any material amendment, restatement, supplement or other modification to or waiver of each Related Agreement entered into after the date hereof.

(b)           Representations and Warranties. Except to the extent otherwise expressly set forth herein or in the schedules hereto, and subject to the qualifications set forth therein, each of the representations and warranties given by any Credit Party in any Related Agreement is true and correct in all material respects as of the Closing Date (or as of any earlier date to which such representation and warranty specifically relates, in each case without duplication of any materiality qualification contained therein). Notwithstanding anything in any Related Agreement to the contrary, the representations and warranties of each Credit Party set forth in this Section 4.23 shall, solely for purposes hereof, survive the Closing Date for the benefit of Lenders.

(c)          Governmental Approvals. All Governmental Authorizations and all other authorizations, approvals and consents of any other Person required by the Related Agreements or to consummate the Closing Date Acquisition have been obtained and are in full force and effect.

(d)           Conditions Precedent. On the Closing Date, (i) all of the conditions to effecting or consummating the Closing Date Acquisition set forth in the Related Agreements have been duly satisfied or, with the consent of Administrative Agent, waived, and (ii) the Closing Date Acquisition has been consummated in accordance with the Related Agreements and all applicable laws.

4.24.      Compliance with Statutes, etc. Each of Holdings and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of Holdings or any of its Subsidiaries), except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

4.25.      Disclosure. No representation or warranty of any Credit Party contained in any Credit Document or in any other documents, certificates or written statements furnished to Lenders by or on behalf of Holdings or any of its Subsidiaries for use in connection with the transactions contemplated hereby, when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact (known to the Credit Parties, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Credit Parties to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known (or which should upon the reasonable exercise of diligence be known) to the Credit Parties (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

4.26.      Patriot Act. To the extent applicable, each Credit Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, or any other federal, local or foreign laws relating to “know your customer” and anti-money laundering rules and regulations or terrorist financing, (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Act”), and (iii) all limitations or prohibitions under any other OFAC regulation or executive order. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or other applicable laws.

4.27.      Sanctions; Anti-Corruption Laws.

(a)          Neither any Company nor any Controlled Entity is (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control, United States Department of the Treasury (“OFAC”) or who is otherwise designated pursuant to Canadian Terrorist Laws (a “Listed Person”) (ii) an agent, department, or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, (x) any Listed Person or (y) any Person, entity, organization, foreign country or regime that is subject to any Sanctions, or (iii) otherwise blocked, subject to sanctions under or engaged in any activity in violation of other United States or Canadian economic sanctions, including but not limited to, the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Comprehensive Iran Sanctions, Accountability and Divestment Act (“CISADA”) or any similar law or regulation with respect to Iran or any other country, the Sudan Accountability and Divestment Act, any OFAC Sanctions Program, Canadian Sanctions Laws or any economic sanctions regulations administered and enforced by the United States or any enabling legislation or executive order relating to any of the foregoing (collectively, “Economic Sanctions”) (each Listed Person and each other Person, entity, organization and government of a country described in clause (i), clause (ii) or clause (iii), a “Blocked Person”). Neither any Company nor any Controlled Entity has been notified that its name appears or may in the future appear on a state list of Persons that engage in investment or other commercial activities in Iran or any other country that is subject to Economic Sanctions.

(b)           No part of the proceeds from the Loans made hereunder constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by any Company or any Controlled Entity, directly or indirectly, (i) in connection with any investment in, or any transactions or dealings with, any Blocked Person, or (ii) otherwise in violation of Economic Sanctions.

(c)           Neither any Company nor any Controlled Entity (i) has been found in violation of, charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the Act, Canadian Anti-Terrorist Laws, Canadian Anti-Money Laundering Laws or any other United States, Canadian or other applicable law or regulation governing such activities (collectively, “Anti-Money Laundering Laws”) or any Economic Sanctions violations, (ii) to any Company's actual knowledge after making due inquiry, is under investigation by any Governmental Authority for possible violation of Anti-Money Laundering Laws or any Economic Sanctions violations, (iii) has been assessed civil penalties under any Anti-Money Laundering Laws or any Economic Sanctions, or (iv) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. Each Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that such Company and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws and Economic Sanctions.

(d)           (i)       Neither any Company nor any Controlled Entity (1) has been charged with, or convicted of bribery or any other anti-corruption related activity under any applicable law or regulation in a U.S. or any non-U.S. country or jurisdiction, including but not limited to, the U.S. Foreign Corrupt Practices Act, the Corruption of Foreign Public Officials Act (Canada) and the U.K. Bribery Act 2010 (collectively, “Anti-Corruption Laws”), (2) to such Company's actual knowledge after making due inquiry, is under investigation by any U.S. or non-U.S. Governmental Authority for possible violation of Anti-Corruption Laws, (3) has been assessed civil or criminal penalties under any Anti-Corruption Laws or (4) has been or is the target of sanctions imposed by the United Nations or the European Union;

(ii)      To each Company's actual knowledge after making due inquiry, neither such Company nor any Controlled Entity has, within the last five (5) years, directly or indirectly offered, promised, given, paid or authorized the offer, promise, giving or payment of anything of value to a governmental official or a commercial counterparty for the purposes of: (1) influencing any act, decision or failure to act by such government official in his or her official capacity or such commercial counterparty, (2) inducing a governmental official to do or omit to do any act in violation of the governmental official’s lawful duty, or (3) inducing a governmental official or a commercial counterparty to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity; in each case in order to obtain, retain or direct business or to otherwise secure an improper advantage in violation of any applicable law or regulation or which would cause any holder to be in violation of any law or regulation applicable to such holder; and

(iii)          No part of the proceeds from the Loans made hereunder will be used, directly or indirectly, for any improper payments, including bribes, to any governmental official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage. Each Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that such Company and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti-Corruption Laws.

4.28.      Food Regulatory Matters.

(a)           Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, Holdings and each of its Subsidiaries is and at all times has been in compliance with all applicable Food Laws, including obtaining, maintaining and complying with all permits, registrations, or licenses required by any Food Laws.

(b)          Without limiting the generality of the immediately preceding statements, and except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i)       neither Holdings nor any of its Subsidiaries has sold or distributed any products which are or were “adulterated,” “misbranded,” or otherwise violative within the meaning of the United States Federal Food, Drug, and Cosmetic Act and/or under any other applicable Food Laws;

(ii)       there have been no recalls, and there are no pending or threatened recalls, of any product manufactured and distributed by Holdings and each of its Subsidiaries;

(iii)      all of the operations of Holdings and each of its Subsidiaries are and have been in compliance with all applicable Food Laws, including those related to vended water and bottled water quality, safety, testing, recordkeeping, manufacture, storage, transportation, sale, and packaging;

(iv)      neither Holdings nor any of its Subsidiaries currently and/or at any time has produced any products that contain any ingredients or additives that were not, at the time of manufacture and sale, food ingredients or additives authorized by the FDA and/or any other applicable Governmental Authority as safe for such use, and if not so specifically authorized did not serve to “adulterate” any product of Holdings or any of its Subsidiaries within the meaning of applicable Food Laws;

(v)       neither Holdings nor any of its Subsidiaries has been subject to any adverse inspection, finding of deficiency, finding of non-compliance, regulatory or warning letter, investigation, or other compliance or enforcement action, from or by the FDA and/or any other Governmental Authority with respect to the products of Holdings or any of its Subsidiaries, or any facility used in the manufacture, handling, storage, or distribution of the products of Holdings or any of its Subsidiaries;

(vi)      there are no pending or threatened civil, criminal or administrative actions, suits, demands, claims, hearings, investigations, demand letters, proceedings, complaints or requests for information by the FDA, FTC, and/or any other Governmental Authority related to the manufacture, distribution, or sale of the products of Holdings or any of its Subsidiaries, and there is no act, omission, event, or circumstance that could reasonably be expected to give rise to any such action, suit, demand, claim, hearing, investigation, demand letter, proceeding, complaint or request for information or any such liability;

(vii)      Holdings and each of its Subsidiaries has, in a timely manner, filed all reports and notifications with the FDA and/or other Governmental Authority as required by applicable Food Laws in relation to the products and facilities of Holdings and each of its Subsidiaries;

(viii)     all permits, licenses, facility registrations, product registrations, approvals, and/or authorizations that are necessary to the ongoing conduct of the business that are held in the name of, or used by, or have been issued to Holdings or any of its Subsidiaries are valid and are in full force and effect;

(ix)       neither Holdings nor any of its Subsidiaries has received notice from the FDA and/or any other Governmental Authority regarding, and there are not any circumstances existing which could be reasonably likely to lead to, any loss of or refusal to renew any permit, registration, or license related to the making or sale of any product of Holdings or any of its Subsidiaries;

(x)       all labels and labeling for all products manufactured, sold, or distributed by Holdings and each of its Subsidiaries are and at all times have been correct in all material respects, and comply in all material respects, with all applicable Food Laws; and

(xi)      all promotional and advertising materials used or produced by Holdings and each of its Subsidiaries are and at all times have been in compliance with all applicable Food Laws (including those of the FDA, FTC, and/or any other Governmental Authority).

(c)          Holdings and each of its Subsidiaries has established compliance programs and procedures reasonably designed to assure compliance, in all material respects, with all applicable Food Laws.

4.29.      Subordinated Indebtedness. No supplemental indenture was issued with respect to the Junior Debentures and there are no representations, covenants or defaults applicable to the Junior Debentures except those set forth in the Subordinated Indenture and the Junior Debentures themselves. As of the Closing Date, the Corporate Trust Office (as defined in the Subordinated Indenture) is located at 1100 N. Market Street, Wilmington, DE 19890.

SECTION 5.         AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that so long as any Commitment is in effect and until payment in full of all Obligations, each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

5.1.         Financial Statements and Other Reports. Unless otherwise provided below, Holdings will deliver to Administrative Agent and Lenders:

(a)          Monthly Reports. Within: (i) forty-five (45) days after the end of the months ending October 31, 2016, November 30, 2016, January 31, 2017, February 28, 2017, March 31, 2017, April 30, 2017 and May 31, 2017, (ii) sixty (60) days after the end of the month ending December 31, 2016 and (iii) thirty (30) days after the end of each month commencing with the month ending June 30, 2017, an unaudited balance sheet of Holdings and its Subsidiaries on a consolidated basis and unaudited statements of income and stockholders’ equity and cash flow of Holdings and its Subsidiaries on a consolidated basis reflecting results of operations from the beginning of the Fiscal Year to the end of such month and for such month, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year-end adjustments that individually and in the aggregate are not material to the business of the Companies and their Subsidiaries, all in reasonable detail and together with a Financial Officer Certification with respect thereto;

(b)          Quarterly Financial Statements. Within forty-five (45) days (or such shorter period that is 15 days greater than the period applicable to the filing of Holdings’ Quarterly Report on Form 10-Q (the “Form 10-Q”) with the SEC regardless of whether Holdings is subject to the filing requirements thereof) after the end of each Fiscal Quarter, (i) a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such Fiscal Quarter, and (ii) consolidated statements of income, and changes in shareholders’ equity and cash flows of Holdings and its Subsidiaries, for such Fiscal Quarter and for the portion of the Fiscal Year ending with such Fiscal Quarter prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the Companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, all in reasonable detail and together with a Financial Officer Certification with respect thereto;

(c)          Annual Financial Statements. Within one hundred five days (105) days (or such shorter period that is 15 days greater than the period applicable to the filing of Holdings’ Annual Report on Form 10-K (the “Form 10-K”) with the SEC regardless of whether Holdings is subject to the filing requirements thereof) after the end of each Fiscal Year of Holdings, (i) a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such Fiscal Year, together with a Financial Officer Certification with respect thereto and (ii) consolidated statements of income, changes in shareholders’ equity and cash flows of Holdings and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon (without a “going concern” or similar qualification or exception and without any qualification or exception as to the scope of the audit on which such opinion is based) of independent public accountants of recognized national standing selected by Holdings and reasonably satisfactory to Administrative Agent (provided that the Companies’ current independent public accounting firm, BDO USA LLP, shall be deemed to be so qualified), which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the Companies being reported upon and their results of operations and cash flows in the periods indicate and have been prepared in conformity with GAAP applied on a basis consistent with prior years (except as indicated in such financial statements), and that the examination by such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, (such report shall also include (x) a detailed summary of any audit adjustments; (y) a reconciliation of any audit adjustments or reclassifications to the previously provided monthly or quarterly financials; and (z) restated monthly or quarterly financials for any impacted periods);

(d)           Compliance Certificate. Together with each delivery of financial statements of Holdings and its Subsidiaries pursuant to Sections 5.1(b) and 5.1(c), a duly executed and completed Compliance Certificate;

(e)           Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of Holdings and its Subsidiaries delivered pursuant to Section 5.1(b) or 5.1(c) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to Administrative Agent;

(f)            Notice of Default. Promptly (and in any event within three (3) Business Days) upon any officer of any Credit Party obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to any Credit Party with respect thereto; (ii) that any Person has given any notice to Holdings or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(b); (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect or Material Adverse Change or (iv) copies of any notice to Holdings or any of its Subsidiaries from any federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect, a certificate of its Authorized Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action the Credit Parties have taken, are taking and propose to take with respect thereto;

(g)           Notice of Litigation. Promptly (and in any event within three (3) Business Days) of any Authorized Officer obtaining knowledge of (i) the institution or threat in writing of any Adverse Proceeding not previously disclosed in writing by the Credit Parties to Lenders, or (ii) any material development in any Adverse Proceeding that, in the case of either clause (i) or (ii) if adversely determined, could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to the Credit Parties to enable Lenders and their counsel to evaluate such matters;

(h)           ERISA. (i) Promptly (and in any event within three (3) Business Days) upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;

(i)           Financial Plan. As soon as practicable and in any event no later than thirty (30) days after the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year and the immediately following Fiscal Year (a “Financial Plan”), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Holdings and its Subsidiaries for each such Fiscal Year, together with pro forma Compliance Certificates for each such Fiscal Year and an explanation of the assumptions on which such forecasts are based, (ii) forecasted consolidated statements of income and cash flows of Holdings and its Subsidiaries for each Fiscal Quarter covered by the Financial Plan, (iii) forecasts demonstrating projected compliance with the requirements of Section 6.8, and (iv) forecasts demonstrating adequate Consolidated Liquidity, together, in each case, with an explanation of the assumptions on which such forecasts are based all in form and substance reasonably satisfactory to Agents;

(j)          Insurance Report. As soon as practicable and in any event by January 31st of each Fiscal Year and upon reasonable request by Administrative Agent, a report in form and substance satisfactory to Administrative Agent outlining all material insurance coverage maintained as of the date of such report by Holdings and its Subsidiaries and all material insurance coverage planned to be maintained by Holdings and its Subsidiaries in the immediately succeeding Fiscal Year;

(k)          Notice of Change in Board of Directors. With reasonable promptness, written notice of any change in the board of directors (or similar governing body) of any Credit Party;

(l)           Notice Regarding Material Contracts. Promptly, and in any event within ten (10) Business Days (i) after any Material Contract of Holdings or any of its Subsidiaries is terminated or amended in a manner that is materially adverse to Holdings or such Subsidiary, as the case may be, or (ii) any new Material Contract is entered into, a written statement describing such event, with copies of such material amendments or new contracts, delivered to Administrative Agent (to the extent such delivery is permitted by the terms of any such Material Contract, provided, no such prohibition on delivery shall be effective if it were bargained for by Holdings or its applicable Subsidiary with the intent of avoiding compliance with this Section 5.1(l)), and an explanation of any actions being taken with respect thereto;

(m)         Environmental Reports and Audits. As soon as practicable following receipt thereof, copies of all environmental audits and reports with respect to environmental matters at any Facility or which relate to any environmental liabilities of Holdings or its Subsidiaries which, in any such case, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(n)          Information Regarding Collateral. (a) The Credit Parties will furnish to Collateral Agent at least thirty (30) days’ prior written notice of any change (i) in any Credit Party’s corporate name, (ii) in any Credit Party’s identity or corporate structure, or (iii) in any Credit Party’s Federal Taxpayer Identification Number. Each Credit Party agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral and for the Collateral at all times following such change to have a valid, legal and perfected security interest as contemplated in the Collateral Documents. Each Credit Party also agrees promptly to notify Collateral Agent if any material portion of the Collateral is damaged or destroyed;

(o)          Annual Collateral Verification. Within thirty (30) days following the request of the Administrative Agent, the Credit Parties shall deliver to Collateral Agent an Officer’s Certificate (i) either confirming that there has been no change in such information since the date of the Collateral Questionnaire delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section and/or identifying such changes, or (ii) certifying that all UCC financing statements (including fixtures filings, as applicable) or other appropriate filings, recordings or registrations, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified in the Collateral Questionnaire or pursuant to clause (i) above to the extent necessary to protect and perfect the security interests under the Collateral Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period); provided, that Administrative Agent shall not request such confirmation more than once in any twelve (12) month period;

(p)           Notice of Change in Corporate Trust Office. Promptly (and in any event within ten (10) Business Days) following receipt of notice of any change in the Corporate Trust Office (as defined in the Subordinated Indenture), notice of such change in the Corporate Trust Office and the new address of such Corporate Trust Office;

(q)           Tax Returns. As soon as practicable and in any event within fifteen (15) days following the filing thereof, copies of each federal income tax return filed by or on behalf of any Credit Party;

(r)           Notice of Food Regulatory Actions. As soon as practicable and in any event within three days following receipt thereof, copies of any written notice from the FDA, FTC, and/or any other comparable Governmental Authority of any serious deficiencies with the operations or products of Holdings or any of its Subsidiaries (including any warning letter, recall order, or notice of suspension or revocation of a material permit, license, or facility registration) but excluding any routine inspection observations (whether in the form of a FDA-483 or otherwise);

(s)          Notices with respect to Subordinated Indebtedness and DS Agreement. Promptly, and in any event within two Business Days following (i) any Credit Party’s knowledge of any event of default (however defined) under or with respect to the Subordinated Indebtedness, the DS Agreement or any other default under any agreement to the extent that such default could reasonably be expected to result in a Material Adverse Change or Material Adverse Effect or (ii) the receipt by any Credit Party of a notice of default or other material notice under or with respect to the DS Agreement, the Subordinated Indebtedness or any other agreement where such default could reasonably be expected to result in a Material Adverse Change or Material Adverse Effect, a certificate of an Authorized Officer specifying event or notice, the nature of the claimed default, event or condition (if applicable), and what action if any, the Credit Parties have taken, are taking and propose to take with respect thereto; and

(t)           Other Information. (A) Promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by Holdings to its security holders acting in such capacity or by any Subsidiary of Holdings to its security holders other than Holdings or another Subsidiary of Holdings, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Holdings or any of its Subsidiaries with any securities exchange or with the SEC or any governmental or private regulatory authority, (iii) all press releases and other statements made available generally by Holdings or any of its Subsidiaries to the public concerning material developments in the business of Holdings or any of its Subsidiaries, and (B) such other information and data with respect to Holdings or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent (or any Lender through the Administrative Agent).

To the extent practical, together with any delivery of financial information required under this Section 5.1, the Credit Parties shall deliver to the Administrative Agent and the Lenders an Excel spreadsheet containing such financial information.

5.2.         Existence. Except as otherwise permitted under Section 6.9, each Credit Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business; provided, no Credit Party or any of its Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Lenders.

5.3.         Payment of Taxes and Claims. Each Credit Party will, and will cause each of its Subsidiaries to, pay all federal and state income and franchise Taxes and all other material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. No Credit Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Holdings or any of its Subsidiaries). In addition, each Company agrees to pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including, without limitation, mortgage recording taxes, transfer taxes and similar fees) imposed by any Governmental Authority that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement and the other Credit Documents.

5.4.         Maintenance of Properties. Each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Holdings and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

5.5.        Insurance. Holdings will maintain or cause to be maintained, with financially sound and reputable insurers, (i) business interruption insurance reasonably satisfactory to Administrative Agent, and (ii) casualty insurance, such public liability insurance, third party property damage insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Holdings and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons; provided, that, with respect to any insurance required to be satisfactory to the Administrative Agent, it shall not constitute a breach of this Section 5.5 if the Credit Parties (x) maintain such insurance as is customarily carried or maintained under similar circumstances by other Persons of established reputation engaged in similar businesses, and (y) within thirty days following notice from the Administrative Agent that any such insurance is not satisfactory, the Credit Parties shall have obtained insurance reasonably satisfactory to the Administrative Agent. Without limiting the generality of the foregoing, Holdings will maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (b) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Each such policy of insurance shall (i) name Collateral Agent, on behalf of Lenders as an additional insured thereunder as its interests may appear, and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Collateral Agent, that names Collateral Agent, on behalf of Secured Parties as the loss payee thereunder and provides for at least thirty days’ prior written notice to Collateral Agent of any modification or cancellation of such policy.

5.6.         Inspections. Each Credit Party will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by any Agent or any Lender to visit and inspect any of the properties of any Credit Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants and to conduct field examinations and appraisals, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested; provided, that, in the absence of an Event of Default, the Credit Parties shall not be required to reimburse the Administrative Agent for more than one such visit and inspection in any Fiscal Year.

5.7.        Lenders Meetings. Holdings and Companies will, upon the request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders to be held at Company Representative’s corporate offices (or at such other location as may be agreed to by Company Representative and Administrative Agent) at such time as may be agreed to by Company Representative and Administrative Agent; provided, that unless an Event of Default has occurred and is continuing, Holdings and its Subsidiaries shall not be required to participate in more than one such meeting in any Fiscal Year.

5.8.         Compliance with Laws. Each Credit Party will comply, and shall cause each of its Subsidiaries and all other Persons, if any, on or occupying any Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Credit Party will, and will cause each of its Subsidiaries to, maintain in effect and enforce policies and procedures designed to ensure compliance in all material respects by such Credit Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

5.9.         Environmental.

(a)           Environmental Disclosure. Holdings will deliver to Administrative Agent and Lenders:

(i)       as soon as practicable following receipt by any Credit Party thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Holdings or any of its Subsidiaries or by independent consultants, Governmental Authorities or any other Persons, with respect to significant environmental matters at any Facility or with respect to any Environmental Claims;

(ii)       promptly upon the occurrence thereof, written notice describing in reasonable detail (1) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws, (2) any remedial action taken by Holdings or any other Person in response to (A) any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (B) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Effect, and (3) any Credit Party’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;

(iii)       as soon as practicable following the sending or receipt thereof by Holdings or any of its Subsidiaries, a copy of any and all written communications with respect to (1) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect, (2) any Release required to be reported to any Governmental Authority, and (3) any request for information from any Governmental Authority stating that such agency is investigating whether Holdings or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity;

(iv)       prompt written notice describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by Holdings or any of its Subsidiaries that could reasonably be expected to (A) expose Holdings or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) affect the ability of Holdings or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (2) any proposed action to be taken by Holdings or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject Holdings or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Laws; and

(v)       with reasonable promptness, such other documents and information as from time to time may be reasonably requested by Administrative Agent in relation to any matters disclosed pursuant to this Section 5.9(a).

(b)           Hazardous Materials Activities, Etc. Each Credit Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.10.      Subsidiaries. In the event that any Person becomes a Domestic Subsidiary of Holdings, the Credit Parties shall (a) concurrently with such Person becoming a Domestic Subsidiary cause such Domestic Subsidiary  to become a Company hereunder by executing and delivering to Administrative Agent and Collateral Agent a Counterpart Agreement, and a Grantor under the Pledge and Security Agreement by executing and delivering to Administrative Agent and Collateral Agent a Counterpart Agreement; and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.1(b), 3.1(i), 3.1(l), and 3.1(m), and shall have delivered Real Estate Collateral Documents with respect to each Material Real Estate Asset so acquired. In the event that any Person becomes a Foreign Subsidiary of Holdings, and the ownership interests of such Foreign Subsidiary are owned by Holdings or by any Domestic Subsidiary thereof, the Credit Parties shall, or shall cause such Domestic Subsidiary to, deliver, all such documents, instruments, agreements, and certificates as are similar to those described in Section 3.1(b), and Holdings shall deliver, or shall cause such Domestic Subsidiary to deliver, Real Estate Collateral Documents with respect to each Material Real Estate Asset and (i) necessary to grant and to perfect a First Priority Lien in favor of Collateral Agent, for the benefit of Secured Parties, under the Pledge and Security Agreement in 65% of such voting ownership interests and 100% of such non-voting ownership interests. With respect to each such Subsidiary, the Company Representative shall promptly send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of Holdings, and (ii) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Subsidiaries of Holdings; provided, such written notice shall be deemed to supplement Schedule 4.1 and 4.2 for all purposes hereof. Except to the extent required under Section 5.15, no Dormant Subsidiary shall be required to satisfy the requirements of this Section 5.10.

5.11.      Additional Material Real Estate Assets. In the event that any Credit Party acquires or leases a Material Real Estate Asset after the Closing Date or a Real Estate Asset owned or leased becomes a Material Real Estate Asset after the Closing Date and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of Collateral Agent, for the benefit of Secured Parties, then such Credit Party, contemporaneously with acquiring such Material Real Estate Asset, or promptly after a Real Estate Asset owned or leased becomes a Material Real Estate Asset (and in any event within 30 days or such longer period approved by the Administrative Agent in writing), shall deliver Real Estate Collateral Documents with respect to such Material Real Estate Asset and take all such other actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, opinions and certificates similar to those described in Sections 3.1(i), 3.1(l) and 3.1(m) with respect to each such Material Real Estate Asset that Collateral Agent shall reasonably request to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in such Material Real Estate Assets. In addition to the foregoing, the Credit Parties shall, at the request of Requisite Lenders, deliver, from time to time, to Administrative Agent such appraisals as are required by law or regulation of Real Estate Assets with respect to which Collateral Agent has been granted a Lien.

5.12.      Food Laws. Except to the extent that failure to comply could not reasonably be expected to have a Material Adverse Effect, Holdings and each of its Subsidiaries shall comply with, and use commercially reasonable efforts to ensure compliance by any third party that is a manufacturer or supplier for Holdings or any of its Subsidiaries with, all applicable Food Laws. Holdings and each of its Subsidiaries shall promptly comply with all lawful requests, orders, and directives of the FDA, FTC, and/or any other applicable Governmental Authority regarding Food Laws.

5.13.      Further Assurances. At any time or from time to time upon the request of Administrative Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent or Collateral Agent may reasonably request in order to effect fully the purposes of the Credit Documents, including providing Lenders with any information reasonably requested pursuant to Section 10.21. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as Administrative Agent or Collateral Agent may reasonably request from time to time to ensure that the Obligations remain the joint and several obligations of each and all Companies, remain guaranteed by the Guarantors and are secured by substantially all of the assets of Holdings and its Subsidiaries and all of the outstanding Capital Stock of the Companies and their respective Subsidiaries (subject to limitations contained in the Credit Documents with respect to Foreign Subsidiaries). No Credit Party (other than Holdings) shall, nor shall it permit any of its Subsidiaries to, issue any Capital Stock after the Closing Date unless concurrently with such issuance, the Credit Parties shall cause such Capital Stock to be subject to a perfected First Priority Lien in favor of the Collateral Agent for the benefit of the Secured Parties, and shall deliver all such documents, opinions, filings, searches and other deliverables as the Collateral Agent shall require in connection therewith.

5.14.      Miscellaneous Business Covenants. Unless otherwise consented to by Agents and Requisite Lenders:

(a)     Non-Consolidation. Holdings will and will cause each of its Subsidiaries to: (i) maintain entity records and books of account separate from those of any other entity which is an Affiliate of such entity; (ii) not commingle its funds or assets with those of any other entity which is an Affiliate of such entity; and (iii) provide that its board of directors or other analogous governing body will hold all appropriate meetings to authorize and approve such entity’s actions.

(b)     Cash Management Systems. Holdings and its Subsidiaries shall establish and maintain cash management systems reasonably acceptable to Administrative Agent, including, without limitation, with respect to blocked account arrangements.

(c)     Communication with Accountants. By its execution of this Agreement or a Counterpart Agreement, each Credit Party authorizes Administrative Agent and the Lenders to communicate directly with such Credit Party’s independent certified public accountants and authorizes and shall instruct those accountants to communicate (including the delivery of audit drafts and letters to management) with Administrative Agent and each Lender information relating to any Credit Party with respect to the business, results of operations and financial condition of any Credit Party; provided however, that Administrative Agent or the applicable Lender, as the case may be, shall provide such Credit Party with notice at least five (5) Business Days prior to first initiating any such communication.

(d)     Activities of Management. Each member of the senior management team of each Credit Party shall devote all or substantially all of his or her professional working time, attention, and energies to the management of the businesses of the Credit Parties.

5.15.      Post Closing Matters. Companies shall, and shall cause each of the Credit Parties to, satisfy the requirements set forth on Schedule 5.15 on or before the date specified for such requirement or such later date to be determined by the Agent.

5.16.      Terrorism; Sanctions Regulations. The Companies will not and will not permit any Controlled Entity (a) to become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or any Person that is the target of sanctions imposed by the United Nations or by the European Union, or (b) directly or indirectly to have any investment in or engage in any dealing or transaction (including, without limitation, any investment, dealing or transaction involving the proceeds of the Loans) with any Person if such investment, dealing or transaction (i) would cause any Lender or Agent to be in violation of any law or regulation applicable to such Lender or Agent, or (ii) is prohibited by or subject to sanctions under any Economic Sanctions, or (c) to engage, nor shall any Affiliate of either engage, in any activity that could subject such Person or any Lender or Agent to sanctions under CISADA or any similar law or regulation with respect to Iran or any other country that is subject to Economic Sanctions. The Companies shall not issue a Funding Notice and the Companies shall not use, and shall procure that its directors, officers, employees and agents shall not use, the proceeds of the Loans (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Blocked Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 6.         NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations, such Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1.        Indebtedness. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a)          the Obligations;

(b)          Indebtedness of any Company to any other Company; provided, (i) all such Indebtedness shall be evidenced by promissory notes and all such notes shall be subject to a First Priority Lien pursuant to the Pledge and Security Agreement, (ii) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement that in any such case, is reasonably satisfactory to Administrative Agent, and (iii) any payment by any such Company under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Subsidiary to Company or to any of its Subsidiaries for whose benefit such payment is made;

(c)          the Subordinated Indebtedness;

(d)          Indebtedness incurred by any Company or any of its Subsidiaries arising from agreements providing for indemnification or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of any Company or any such Subsidiary pursuant to such agreements, in connection with Permitted Acquisitions or permitted dispositions of any business, assets or Subsidiary of Holdings or any of its Subsidiaries;

(e)           Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory or appeal bonds or similar obligations incurred in the ordinary course of business;

(f)            Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts incurred in the ordinary course of business;

(g)           guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of any Company and its Subsidiaries;

(h)           guaranties by any Company of Indebtedness of another Company or guaranties by a Subsidiary of any Company of Indebtedness of such Company with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1; provided, that if the Indebtedness that is being guarantied is unsecured and/or subordinated to the Obligations, the guaranty shall also be unsecured and/or subordinated to the Obligations;

(i)            Indebtedness of any Company outstanding as of the Closing Date and described in Schedule 6.1, but not any extensions, renewals or replacements of such Indebtedness except (i) renewals and extensions expressly provided for in the agreements evidencing any such Indebtedness as the same are in effect on the date of this Agreement, and (ii) refinancings and extensions of any such Indebtedness if the terms and conditions thereof are not less favorable to the obligor thereon or to the Lenders than the Indebtedness being refinanced or extended, and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended; provided, such Indebtedness permitted under the immediately preceding clause (i) or (ii) above shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, (B) exceed in a principal amount the Indebtedness being renewed, extended or refinanced, or (C) be incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom;

(j)           Indebtedness incurred by any Company in an aggregate amount not to exceed at any time $2,000,000 with respect to (x) Capital Leases and (y) purchase money Indebtedness (including any such Indebtedness acquired in connection with a Permitted Acquisition); provided, in the case of clause (x), that any such Indebtedness shall be secured only by the asset subject to such Capital Lease, and, in the case of clause (y), that any such Indebtedness shall (i) be secured only by the asset acquired in connection with the incurrence of such Indebtedness and (ii) constitute not less than 85% of the aggregate consideration paid with respect to such asset;

(k)          unsecured Indebtedness arising under credit card or purchase card programs incurred directly by, or guaranteed by, the Companies or their Subsidiaries in an aggregate amount not to exceed $5,000,000 at any one time outstanding;

(l)           Indebtedness owing to insurance companies consisting of unpaid insurance premiums (not in excess of one year’s premium) of any Credit Party in the ordinary course of business;

(m)         Indebtedness of the Companies and their Subsidiaries incurred under the Lowes Factoring Agreement consisting of the obligation to repurchase certain accounts receivable sold thereunder in Permitted Receivables Sales in an aggregate amount not to exceed $7,500,000 at any time;

(n)          Indebtedness of the Companies and their Subsidiaries incurred under the Wal-Mart Factoring Agreement consisting of the obligation to repurchase certain accounts receivable sold thereunder in Permitted Receivables Sales in an amount not to exceed $7,500,000 at any time;

(o)          Swap Obligations existing under any Interest Rate Agreements; and

(p)          other unsecured Indebtedness of any Company and its Subsidiaries other than the types listed in Section 6.1(a) – (o), which is unsecured and subordinated to the Obligations in a manner satisfactory to Administrative Agent in an aggregate amount not to exceed at any time $500,000.

No Credit Party shall, nor shall it permit any of its Subsidiaries to, issue any Capital Stock other than Qualified Capital Stock. Without limiting the foregoing, no Credit Party shall permit Glacier Trust to issue any additional Trust Preferred Securities or other securities. To the extent any other Capital Stock of the issuing Credit Party or Subsidiary is pledged to secure the Obligations, such additional Capital Stock shall also be pledged to secure the Obligations pursuant to the Pledge and Security Agreement.

6.2.        Liens. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Holdings or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State or under any similar recording or notice statute, except:

(a)           Liens in favor of Collateral Agent for the benefit of Secured Parties granted pursuant to any Credit Document;

(b)          Liens for Taxes if obligations with respect to such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted (in a manner that causes the enforcement of any such Lien to be stayed) so long as the aggregate amount of such Taxes does not exceed $500,000;

(c)          statutory Liens of landlords, banks (and rights of set-off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401 (a)(29) or 412(n) of the Internal Revenue Code or by ERISA), in each case incurred in the ordinary course of business (i) for amounts not yet overdue, or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings instituted and diligently conducted (in a manner that causes the enforcement of any such Lien to be stayed), so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(d)          Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof; provided, that the aggregate amount secured by Liens in connection with surety bonds and to secure the performance of tenders shall not exceed $500,000.

(e)          easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Holdings or any of its Subsidiaries;

(f)          any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;

(g)         Liens solely on any cash earnest money deposits made by Holdings or any of its Subsidiaries in connection with any letter of intent or purchase agreement in connection with a Permitted Acquisition or Investment permitted under Section 6.7(i);

(h)         purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(i)          Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j)          any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(k)         licenses of patents, trademarks and other intellectual property rights granted by any Company or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of such Company or such Subsidiary;

(l)          Liens existing as of the Closing Date and described in Schedule 6.2;

(m)        Liens securing Indebtedness permitted pursuant to Section 6.1(j); provided, any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness;

(n)         judgment Liens in respect of judgments for the payment of money, which judgments do not give rise to an Event of Default under Section 8.1(h);

(o)         Liens on Cash or Cash Equivalents in an aggregate amount not to exceed $500,000, securing corporate credit card lines of credit maintained in the ordinary course of business;

(p)         Liens securing Indebtedness permitted under Sections 6.1(m) and (n), but only to the extent such Liens are solely on the accounts receivable factored pursuant to the factoring arrangements permitted thereby; and

(q)         other Liens other than the types listed in Section 6.2(a) – (p) securing Indebtedness in an aggregate amount not to exceed $500,000 at any time outstanding.

6.3.         Equitable Lien. If any Credit Party or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Permitted Liens, it shall make or cause to be made effective provisions whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided, notwithstanding the foregoing, this covenant shall not be construed as a consent by Requisite Lenders to the creation or assumption of any such Lien not otherwise permitted hereby.

6.4.         No Further Negative Pledges. Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale and (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be) no Credit Party nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

6.5.         Restricted Junior Payments. No Credit Party shall, nor shall it permit any of its Subsidiaries or Affiliates through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except that (x) after the Holdco Reorganization has occurred, so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, the Companies may make Restricted Junior Payments to Holdings (a) in an aggregate amount not to exceed $100,000 in any trailing twelve month period, to the extent necessary to permit Holdings to pay general administrative costs and expenses incurred in the ordinary course of business, and (b) to the extent necessary to permit Holdings to discharge the consolidated tax liabilities of Holdings and its Subsidiaries, in each case so long as Holdings applies the amount of any such Restricted Junior Payment for such purpose, (y) the Credit Parties may make regularly scheduled payments of interest on the Subordinated Indebtedness to Glacier Trust; provided, that such payments shall be made in Cash only until such time as the Administrative Agent has delivered a Subordinated Interest Deferral Notice to the Glacier Trustee and such payments shall be made in kind and not in Cash thereafter unless the Administrative Agent shall otherwise agree in writing, and Glacier Trust may apply such payments to pay dividends and other distributions on its Trust Preferred Securities and (z) so long as both (1) no Default or Event of Default is continuing or would result therefrom and (2) as of the date of such Restricted Junior Payment, both before and after giving pro forma effect to such Restricted Junior Payment, Availability (determined based on clause (b) of the definition of “Availability”) shall be greater than zero, Holdings may purchase and redeem its Capital Stock for the sole purpose of providing proceeds to Equity Interest Option Holders in order to permit such Equity Interest Option Holders to pay federal, state and provincial income taxes solely arising out of and relating to options and warrants owned by such Equity Interest Option Holders; provided, that, the aggregate amount of purchases and redemptions under this clause (z) during any Fiscal Year shall not exceed the sum of (1) $2,500,000 plus (2) the Additional Tax Amounts with respect to such Fiscal Year, if any. It is understood and agreed that the Administrative Agent may deliver the Subordinated Interest Deferral Notice to the Glacier Trustee at any time. Notwithstanding anything herein to the contrary, no amount shall be permitted to be distributed by any Credit Party to any Person that is not a Credit Party to pay, or otherwise in connection with, any Tax resulting from the cancellation or discharge of Indebtedness. The Credit Parties will not deliver any notice or take any action to commence, revoke or limit an “Extension Period” as defined in the Junior Debentures without the prior written consent of the Administrative Agent and Requisite Lenders. Following the request of the Administrative Agent, the Credit Parties shall take all such actions as are reasonably required to initiate the “Extension Period”, including, without limitation, delivery of an additional executed notice sufficient to commence the Extension Period.

6.6.         Restrictions on Subsidiary Distributions. Except as provided herein, no Credit Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Holdings to (a) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by Holdings or any of its other Subsidiaries, (b) repay or prepay any Indebtedness owed by such Subsidiary to Holdings or any of its other Subsidiaries, (c) make loans or advances to any Credit Party, or (d) transfer any of its property or assets to any Credit Party other than restrictions (i) in agreements evidencing purchase money Indebtedness permitted by Section 6.1(j) that impose restrictions on the transfer of the property so acquired, (ii) on transfer by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, and (iii) on transfer that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement.

6.7.         Investments. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including without limitation any Joint Venture and any Foreign Subsidiary, except:

(a)          Investments in Cash and Cash Equivalents;

(b)         equity Investments owned as of the Closing Date in any Subsidiary and Investments made after the Closing Date in any wholly-owned Subsidiary of Holdings that becomes a Company as required hereunder;

(c)          Investments (i) in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors, and (ii) deposits, prepayments and other credits to suppliers and for leases, utilities and workers compensation, in each case made in the ordinary course of business consistent with the past practices of Holdings and its Subsidiaries and permitted under Section 6.2(c);

(d)          intercompany loans to the extent permitted under Section 6.1(b);

(e)          Consolidated Capital Expenditures;

(f)           loans and advances to employees of Holdings and its Subsidiaries (i) made in the ordinary course of business and described on Schedule 6.7, and (ii) any refinancings of such loans after the Closing Date in an aggregate amount not to exceed $250,000;

(g)          Investments made in connection with the Closing Date Acquisition and Permitted Acquisitions permitted pursuant to Section 6.9;

(h)          so long as no Default or Event of Default is continuing at the time such Investments are made, Investments in Foreign Subsidiaries in an aggregate amount not to exceed $1,000,000 in any Fiscal Year;

(i)           Investments existing on the Closing Date and described in Schedule 6.7;

(j)          the extension of commercial trade credit in the form of accounts receivable in connection with the sale of inventory or the provision of services, each in the ordinary course of its business and consistent with past practices of Holdings and its Subsidiaries;

(k)         Capital Stock or other obligations issued to the Companies by any Person (or the representative of such Person) in compromise or settlement of Indebtedness of such Person owing to the Companies (whether or not in connection with the insolvency, bankruptcy, receivership or reorganization of such a Person or a composition or readjustment of the debts of such Person) or upon the foreclosure, perfection or enforcement of any Lien in favor of a Company securing any such obligations in an aggregate amount not to exceed $1,000,000 in any Fiscal Year;

(l)          Investments by the Companies and their Subsidiaries in the form of Capital Stock received as part or all of the consideration for the sale of assets pursuant to a Disposition by any such Company of a Subsidiary to the extent permitted under Section 6.9; and

(m)         so long as no Default or Event of Default is continuing at the time such Investments are made, other Investments in an aggregate amount not to exceed at any time $500,000.

Notwithstanding the foregoing, in no event shall any Credit Party make any Investment which results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under the terms of Section 6.5.

6.8.         Financial Covenants.

(a)           Fixed Charge Coverage Ratio. Holdings shall not permit the Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending March 31, 2017, to be less than the correlative ratio indicated:

Fiscal Quarter Ended	Fixed Charge Coverage Ratio
March 31, 2017	1.20:1.00
June 30, 2017	1.20:1.00
September 30, 2017	1.20:1.00
December 31, 2017	1.20:1.00
March 31, 2018	1.20:1.00
June 30, 2018	1.20:1.00
September 30, 2018	1.20:1.00
December 31, 2018	1.30:1.00
March 31, 2019	1.30:1.00
June 30, 2019	1.30:1.00
September 30, 2019	1.30:1.00
December 31, 2019	1.40:1.00
March 31, 2020	1.40:1.00
June 30, 2020	1.40:1.00
September 30, 2020	1.40:1.00
December 31, 2020 and each Fiscal Quarter ending thereafter	1.50:1.00

(b)           Leverage Ratio. Holdings shall not permit the Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending December 31, 2016, to exceed the correlative ratio indicated:

Fiscal Quarter Ended	Leverage Ratio
December 31, 2016	4.25:1.00
March 31, 2017	4.25:1.00
June 30, 2017	4.25:1.00
September 30, 2017	4.25:1.00
December 31, 2017	4.00:1.00
March 31, 2018	4.00:1.00
June 30, 2018	3.75:1.00
September 30, 2018	3.75:1.00
December 31, 2018	3.75:1.00
March 31, 2019	3.50:1.00
June 30, 2019	3.50:1.00
September 30, 2019	3.50:1.00
December 31, 2019	3.25:1.00
March 31, 2020	3.25:1.00
June 30, 2020	3.25:1.00
September 30, 2020	3.25:1.00
December 31, 2020 and each Fiscal Quarter ending thereafter	3.00:1.00

(c)           Minimum Consolidated Liquidity. Holdings shall not permit Consolidated Liquidity to be less than $3,500,000 at any time.

(d)         Certain Calculations. With respect to any period during which a Permitted Acquisition or an Asset Sale has occurred (each, a “Subject Transaction”), for purposes of determining compliance with the financial covenants set forth in this Section 6.8 (but not for purposes of determining the Applicable Margin), Consolidated Adjusted EBITDA and the components of Consolidated Fixed Charges shall be calculated with respect to such period on a pro forma basis (including pro forma adjustments approved by Administrative Agent in its sole discretion) using the historical financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of Holdings and its Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period).

6.9.         Fundamental Changes; Disposition of Assets; Acquisitions. No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and Capital Expenditures in the ordinary course of business) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, or, without limiting the foregoing, make or enter into any sale, lease or sub lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer, license or other disposition to, or any exchange of property with, any Person (other than to or with a Credit Party which is not Holdings), in one transaction or a series of transactions, of all or any part of any Credit Party’s or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including, without limitation, the Capital Stock of any Credit Party or Subsidiary thereof, including (x) the sale or other disposition for value of any contracts and (y) the early termination or modification of any contract resulting in the receipt by any Credit Party or any of its Subsidiaries of a cash payment or other consideration in exchange for such event (other than payments in the ordinary course for accrued and unpaid amounts due through the date of termination or modification)) (each of the foregoing, an “Asset Sale”), except:

(a)          any Subsidiary of Holdings may be merged with or into any Company (other than Holdings), or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any Company; provided, in the case of such a merger, such Company shall be the continuing or surviving Person; provided further, that Glacier Water may merge with and into Primo as required under Section 5.15;

(b)          sales, licenses for periods of one year or less or leases of inventory in the ordinary course of business;

(c)          Asset Sales, the proceeds of which (i) are less than $150,000 with respect to any single Asset Sale or series of related Asset Sales, and (ii) when aggregated with the proceeds of all other Asset Sales made within the trailing twelve month period, are less than $500,000; provided (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of the applicable Company or Subsidiary (or similar governing body)), (2) no less than 75% thereof shall be paid in Cash, and (3) the Net Asset Sale Proceeds thereof shall be applied as required by Section 2.13(a);

(d)          disposals of obsolete or worn out property in the ordinary course of business;

(e)         Permitted Acquisitions, the aggregate consideration for which constitutes (i) less than $6,000,000 with respect to any single acquisition, and (ii) less than $12,000,000 in the aggregate from the Closing Date to the date of determination;

(f)          the Closing Date Acquisition;

(g)         the grant in the ordinary course of business by any Company or any of its Subsidiaries after the date hereof of a non-exclusive license of any intellectual property or any exclusive license of any intellectual property in connection with the sale by the Credit Parties and their Subsidiaries of water dispensers; provided, that, the rights of the licensee shall be subject to the rights of the Collateral Agent, and shall not adversely affect, limit or restrict the rights of the Collateral Agent to use such intellectual property or to sell or otherwise dispose of any inventory or other Collateral in connection with the exercise by the Collateral Agent of any rights or remedies hereunder or under any of the Credit Documents, or otherwise adversely limit or interfere in any material respect with the use of any such intellectual property by the Collateral Agent in connection with the exercise of its rights or remedies hereunder or under any of the Credit Documents or by any Company or Subsidiary; provided further, that if the upfront payment in connection with any such grant exceeds $500,000, then such payment shall be applied in accordance with Section 2.13(a);

(h)         the issuance of Capital Stock by Companies; provided, that, (x) no Company or Subsidiary shall be required to pay any cash dividends, distributions or repurchase or redeem such Capital Stock or make any other payments in respect thereof, except as otherwise expressly permitted in Section 6.5 and (y) except with respect to Capital Stock issued by Holdings, such Capital Stock shall be issued to another Credit Party and shall be subject to a perfected First Priority Lien in favor of the Collateral Agent;

(i)         the issuance of Capital Stock by Holdings consisting of common stock (or its equivalent) pursuant to the Primo Water Corporation 2010 Omnibus Long-Term Incentive Plan, Primo Water Corporation 2010 Employee Stock Purchase Plan or any similar equity plan or 401(k) plan of the Companies and their Subsidiaries for the benefit of their employees, directors and officers;

(j)         the abandonment or other disposition of Intellectual Property that is not material to and is no longer used or useful in any material respect in, the business of any Company or any of its Subsidiaries and does not appear on or is otherwise not affixed to or incorporated in any inventory or equipment or have any material value (including, without limitation, any intellectual property associated with the sale of intellectual property to Omnifro Beverage Company, LLC);

(k)        involuntary dispositions of property occurring by reason of casualty or condemnation;

(l)        Investments made in accordance with Section 6.7;

(m)      any Subsidiary of a Credit Party that is not itself a Credit Party may merge with and into any other Subsidiary that is not a Credit Party;

(n)       any dormant Subsidiary with no assets or operations (or de minimis assets with an aggregate fair market value less than $5,000) may dissolve; and

(o)       Permitted Receivables Sales.

Notwithstanding the foregoing, without the prior written consent of the Administrative Agent and Requisite Lenders, (x) no Credit Party shall sell, transfer or otherwise dispose of any Capital Stock in Glacier Trust, including, without limitation, any common Capital Stock or Trust Preferred Securities, (y) no Credit Party shall demand immediate payment, make any claim, enforce any remedies, or take any other action with respect to Trust Preferred Securities held by such Credit Party, and (z) no Credit Party shall permit, instruct, or authorize Glacier Trust to transfer, sell or assign any interest in the Junior Debentures to any other Person.

6.10.      Disposal of Subsidiary Interests. Except for any sale of all of its interests in the Capital Stock of any of its Subsidiaries in compliance with the provisions of Section 6.9, no Credit Party shall, nor shall it permit any of its Subsidiaries to, (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to qualify directors if required by applicable law; or (b) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to another Credit Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by applicable law.

6.11.      Sales and Lease-Backs. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Credit Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than Holdings or any of its Subsidiaries), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party to any Person (other than Holdings or any of its Subsidiaries) in connection with such lease.

6.12.      Transactions with Shareholders and Affiliates. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into, permit to exist or fail to enforce any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 5% or more of any class of Capital Stock of Holdings or any of its Subsidiaries (or any Affiliate of such holder) or with any Affiliate of Holdings or of any such holder; provided, however, that the Credit Parties and their Subsidiaries may enter into or permit to exist any such transaction if both (i) the Administrative Agent has consented thereto in writing prior to the consummation thereof and (ii) the terms of such transaction are not less favorable to Holdings or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such a holder or Affiliate; further, provided, that the foregoing restrictions shall not apply to (a) any transaction between and among any Company and any other Company; (b) reasonable and customary fees paid to members of the board of directors (or similar governing body) of Holdings and its Subsidiaries; (c) compensation arrangements for officers and other employees of Holdings and its Subsidiaries entered into in the ordinary course of business; (d) sales of inventory and equipment by Credit Parties to Subsidiaries of Holdings organized under the laws of Canada or any province thereof and Investments by Credit Parties in such Subsidiaries; provided, that such sales or Investments are made in the ordinary course of business, consistent with past practice and on terms satisfying the requirements of clause (ii) above, and (e) transactions described in Schedule 6.12. The Credit Parties shall disclose in writing each transaction with any holder of 5% or more of any class of Capital Stock of Holdings or any of its Subsidiaries or with any Affiliate of Holdings or of any such holder to Administrative Agent.

6.13.      Conduct of Business. From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Subsidiaries to, engage in or acquire any business other than the businesses engaged in by such Credit Party on the Closing Date, or reasonably related businesses consisting of the sale or vending of non-alcoholic beverages and the sale of accessories to the Credit Parties’ dispenser business.

6.14.      Permitted Activities of Holdings. From and after the Holdco Reorganization, Holdings shall not (a) incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever other than the Indebtedness and obligations under the Credit Documents and the Related Agreements; (b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by it other than the Liens created under the Collateral Documents to which it is a party or permitted pursuant to Section 6.2; (c) engage in any business or activity or own any assets other than (i) holding 100% of the Capital Stock of the Companies; (ii) performing its obligations and activities incidental thereto under the Credit Documents, and to the extent not inconsistent therewith, the Related Agreements; and (iii) making Restricted Junior Payments and Investments to the extent permitted by this Agreement; (d) consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person; (e) sell or otherwise dispose of any Capital Stock of any of its Subsidiaries; (f) create or acquire any Subsidiary or make or own any Investment in any Person other than Primo; (g) issue any Capital Stock after the Closing Date, other than its common Capital Stock, or (h) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.

6.15.      Amendments or Waivers of Certain Related Agreements. No Credit Party shall nor shall it permit any of its Subsidiaries to, agree to any material amendment, restatement, supplement or other modification to, or waiver of, any of its material rights under any Related Agreement after the Closing Date without in each case obtaining the prior written consent of Administrative Agent and Requisite Lenders to such amendment, restatement, supplement or other modification or waiver.

6.16.      Amendments or Waivers with Respect to Subordinated Indebtedness; Trust Preferred Securities.

(a) No Credit Party shall, nor shall it permit any of its Subsidiaries to, amend or otherwise change the terms of any Subordinated Indebtedness, or make any payment consistent with an amendment thereof or change thereto, or amend any Subordinated Document, without the prior written consent of the Administrative Agent and Requisite Lenders.

(b) No Credit Party shall, nor shall it permit any of its Subsidiaries or Glacier Trust to, amend or otherwise change the terms of any Trust Preferred Securities or the Trust Agreement, or make any payment consistent with an amendment thereof or change thereto without the prior written consent of the Administrative Agent and Requisite Lenders.

6.17.      Fiscal Year. No Credit Party shall, nor shall it permit any of its Subsidiaries to change its Fiscal Year-end from December 31.

6.18.      Deposit Accounts. From and after the date required under Section 5.15, no Credit Party shall establish or maintain a Deposit Account that is not a Controlled Account or Excluded Account and no Credit Party will deposit proceeds in a Deposit Account which is not a Controlled Account or Excluded Account.

6.19.      Amendments to Organizational Agreements and Material Contracts. No Credit Party shall (a) amend or permit any amendments to any Credit Party's Organizational Documents; or (b) amend or permit any amendments to, or terminate or waive any provision of, any Material Contract if such amendment, termination, or waiver would be adverse to Administrative Agent or the Lenders.

6.20.      Prepayments of Certain Indebtedness. No Credit Party shall, nor shall it permit any of its Affiliates to, directly or indirectly, purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than (i) the Obligations, (ii) Indebtedness secured by a Permitted Lien if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Section 6.9 and (iii) with the proceeds of a contemporaneous issuance of Capital Stock of Holdings to the extent such proceeds are not required to prepay the Obligations under Section 2.13(c).

SECTION 7.         GUARANTY

7.1.         Guaranty of the Obligations.

(a)        Subject to the provisions of Section 7.2, each Company, jointly and severally, hereby irrevocably and unconditionally guarantees to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations of the other Companies when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Company Guaranteed Obligations”) and agrees that all Obligations, including all interest, fees and expenses with respect thereto and all indemnity and reimbursement obligations hereunder, constitute one joint and several direct and general obligation of all Companies. Notwithstanding anything to the contrary contained herein, each Company shall be jointly and severally, with each other Company, directly and unconditionally, liable for all Obligations, it being understood that the advances to each Company inure to the benefit of all Companies, and that the Administrative Agent and the Lenders are relying on the joint and several liability of the Companies as co-makers in extending the Loans hereunder. Each Company hereby unconditionally and irrevocably agrees that upon default in the payment when due (whether at stated maturity, by acceleration or otherwise) of any principal of, or interest on, any Obligation, it will forthwith pay the same, without notice or demand, unless such payment is then prohibited by applicable law.

(b)        Each Guarantor hereby irrevocably and unconditionally guarantees to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively with the Company Guaranteed Obligations, the “Guaranteed Obligations”).

7.2.        Contribution by Credit Parties. All Credit Parties desire to allocate among themselves (collectively, the “Contributing Credit Parties”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by any Credit Party, as applicable (a “Funding Credit Party”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Credit Party shall be entitled to a contribution from each of the other Contributing Credit Parties in an amount sufficient to cause each Contributing Credit Party’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Credit Party as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Credit Party, to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Credit Parties multiplied by, (b) the aggregate amount paid or distributed on or before such date by all Funding Credit Parties under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Credit Party as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Credit Party under this Guaranty that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Credit Party for purposes of this Section 7.2, any assets or liabilities of such Contributing Credit Party arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Credit Party. “Aggregate Payments” means, with respect to a Contributing Credit Party as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Credit Party in respect of this Guaranty (including, without limitation, in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Credit Party from the other Contributing Credit Parties as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Credit Party. The allocation among Contributing Credit Parties of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Credit Party hereunder. Each Credit Party is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

7.3.         Payment by Credit Parties. Subject to Section 7.2, the Credit Parties hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Credit Party by virtue hereof, that upon the failure of any Credit Party to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), the other Credit Parties will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for any Credit Party’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against any Credit Party for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

7.4.       Liability of Credit Parties Absolute. Each Credit Party agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Credit Party agrees as follows:

(a)         this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Credit Party and not merely a contract of surety;

(b)        Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Company and any Beneficiary with respect to the existence of such Event of Default;

(c)         the obligations of each Credit Party hereunder are independent of the obligations of the other Credit Parties and the obligations of any other guarantor of the obligations of Credit Parties, and a separate action or actions may be brought and prosecuted against such Credit Party whether or not any action is brought against any other Credit Party or any of such other guarantors and whether or not any Credit Party is joined in any such action or actions;

(d)         payment by any Credit Party of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Credit Party’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Credit Party’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Credit Party from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Credit Party, limit, affect, modify or abridge any other Credit Party’s liability hereunder in respect of the Guaranteed Obligations;

(e)         any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Credit Party’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Credit Party) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or the applicable Interest Rate Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Credit Party against any other Credit Party or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents or Interest Rate Agreements; and

(f)       this Guaranty and the obligations of Credit Parties hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Credit Party shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents or any Interest Rate Agreement, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, any of the Interest Rate Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such Interest Rate Agreement or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or any of the Interest Rate Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Holdings or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which any Credit Party may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Credit Party as an obligor in respect of the Guaranteed Obligations.

7.5.         Waivers by Credit Parties. Each Credit Party hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Credit Party, to (i) proceed against any Credit Party, any other guarantor of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from any Credit Party, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of any Credit Party or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any Credit Party including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any Credit Party from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Credit Party’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Credit Party’s liability hereunder or the enforcement hereof, (iii) any rights to set offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Interest Rate Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to any Company and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

7.6.         Guarantors’ Rights of Subrogation, Contribution, etc. Until the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated, each Credit Party hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against any other Credit Party or any of its assets in connection with this Guaranty or the performance by such Credit Party of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Credit Party now has or may hereafter have against any other Credit Party with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against any other Credit Party, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated, each Credit Party shall withhold exercise of any right of contribution such Credit Party may have against any other obligor (including any other Credit Party) of the Guaranteed Obligations, including, without limitation, any such right of contribution as contemplated by Section 7.2. Each Credit Party further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Credit Party may have against any other Credit Party or against any collateral or security, and any rights of contribution such Credit Party may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against any Credit Party, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Credit Party on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.7.         Subordination of Other Obligations. Any Indebtedness of any Credit Party now or hereafter held by any other Credit Party (the “Obligee Credit Party”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Credit Party after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Credit Party under any other provision hereof.

7.8.         Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

7.9.         Authority of Credit Parties. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Credit Party or the officers, directors or any agents acting or purporting to act on behalf of any of them.

7.10.      Financial Condition of Credit Parties. Any Credit Extension may be made to any Company or continued from time to time, and any Interest Rate Agreements may be entered into from time to time, in each case without notice to or authorization from any other Credit Party regardless of the financial or other condition of any Credit Party at the time of any such grant or continuation or at the time such Interest Rate Agreement is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Credit Party its assessment, or any Credit Party’s assessment, of the financial condition of any other Credit Party. Each Credit Party has adequate means to obtain information from each other Credit Party on a continuing basis concerning the financial condition of such Credit Party and its ability to perform its obligations under the Credit Documents and the Interest Rate Agreements, and each Credit Party assumes the responsibility for being and keeping informed of the financial condition of each other Credit Party and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Credit Party hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of any other Credit Party now known or hereafter known by any Beneficiary.

7.11.      Bankruptcy, etc.

(a)          So long as any Guaranteed Obligations remain outstanding, no Credit Party shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against any other Credit Party. The obligations of the Credit Parties hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of any other Credit Party or by any defense which any other Credit Party may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b)        Each Credit Party acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of the Credit Parties and Beneficiaries that the Guaranteed Obligations which are guaranteed by the Credit Parties pursuant hereto should be determined without regard to any rule of law or order which may relieve any Credit Party of any portion of such Guaranteed Obligations. The Credit Parties will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c)         In the event that all or any portion of the Guaranteed Obligations are paid by any Credit Party, the obligations of the other Credit Parties hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

7.12.      Discharge of Guaranty Upon Sale of Guarantor. If all of the Capital Stock of any Credit Party or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Credit Party or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale.

7.13.      Qualified ECP Credit Party. Each Qualified ECP Credit Party hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Credit Party shall only be liable under this Section 7.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.13 or otherwise under this Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Credit Party under this Section 7.13 shall remain in full force and effect until a payment in full in Cash of the Guaranteed Obligations. Each Qualified ECP Credit Party intends that this Section 7.13 constitute, and this Section 7.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 8.        EVENTS OF DEFAULT

8.1.        Events of Default. If any one or more of the following conditions or events shall occur:

(a)         Failure to Make Payments When Due. Failure by Company to pay (i) the principal of and premium, if any, on any Loan whether at stated maturity, by acceleration or otherwise; (ii) when due any installment of principal of any Loan, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (iii) within three Business Days of when due any interest on any Loan or any fee or any other amount due hereunder.

(b)         Default in Other Agreements. (i) Failure of any Credit Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)) in an individual principal amount of $250,000 or more or with an aggregate principal amount of $500,000 or more, in each case beyond the grace period, if any, provided therefor; (ii) breach or default by any Credit Party or any of its Subsidiaries with respect to any other material term of (1) one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above, or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redemption) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or (iii) any breach or default by any Credit Party or any of its Subsidiaries of any term of the Subordinated Indebtedness or Trust Preferred Securities, in each case, beyond the grace period, if any, provided therefor; or

(c)          Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.5, Section 5.1, Section 5.2, Section 5.3, Section 5.5, Section 5.6, Section 5.7, Section 5.8, Section 5.9, Section 5.10, Section 5.11, Section 5.14, Section 5.15 or Section 6; or

(d)          Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(e)         Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other Section of this Section 8.1, and such default shall not have been remedied or waived within thirty (30) days after the earlier of (i) an Authorized Officer of such Credit Party becoming aware of such default, or (ii) receipt by Company Representative of notice from Administrative Agent or any Lender of such default; or

(f)           Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Holdings or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Holdings or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Holdings or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Holdings or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or

(g)         Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Holdings or any of its Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case or file a petition under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall fail to contest in a timely manner the institution of a proceeding to or consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Holdings or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) Holdings or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of Holdings or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or Holdings or any of the Companies is otherwise insolvent; or

(h)         Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $500,000 or (ii) in the aggregate at any time an amount in excess of $1,000,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Holdings or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days (or in any event later than five (5) days prior to the date of any proposed sale thereunder); or

(i)           Dissolution. Any order, judgment or decree shall be entered against any Credit Party or any of its Subsidiaries decreeing the dissolution or split up of such Credit Party or any of its Subsidiaries and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days; or

(j)           Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $500,000 during the term hereof; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest under Section 430(k) of the Internal Revenue Code or under Section 303(k) of ERISA; or

(k)          Change of Control. A Change of Control shall occur; or

(l)          Guaranties, Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral (other than Collateral with a value not in excess of $100,000) purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control, or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party; or

(m)         Material Adverse Change. A Material Adverse Change shall occur; or

(n)        Invalidity of Subordination Provisions. Any subordination provisions of the Subordinated Indenture or any agreement or instrument governing any Indebtedness thereunder shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or any Credit Party or any holder of Subordinated Indebtedness shall contest in any manner the validity or enforceability thereof or deny that any Person holding Subordinated Indebtedness has any further liability or obligation thereunder, or the Obligations or the Liens securing the Obligations, for any reason shall not have the priority contemplated by this Agreement or such subordination provisions;

THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (2) upon the occurrence of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to Company Representative by Administrative Agent, (A) the Commitments, if any, of each Lender having such Commitments shall immediately terminate; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest on the Loans and (II) all other Obligations; and (C) Administrative Agent may cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents.

SECTION 9.         AGENTS

9.1.        Appointment of Agents. GSBUSA is hereby appointed Administrative Agent and Collateral Agent hereunder and under the other Credit Documents and each Lender hereby authorizes GSBUSA, in such capacity, to act as its agent in accordance with the terms hereof and the other Credit Documents. Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Agents and Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings or any of its Subsidiaries.

9.2.        Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Lender further irrevocably authorizes each of the Administrative Agent and Collateral Agent to execute and deliver the Credit Documents to which it is a party and to exercise its rights and remedies thereunder. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.

9.3.        General Immunity.

(a)          No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans.

(b)          Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Holdings and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5).

9.4.        Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Holdings or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Holdings and its Subsidiaries for services in connection herewith and otherwise without having to account for the same to Lenders.

9.5.        Lenders’ Representations, Warranties and Acknowledgment.

(a)          Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Holdings and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b)         Each Lender, by delivering its signature page to this Agreement and funding its Term Loan and/or Revolving Loans on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.

(c)         Each Lender (i) represents and warrants that as of the Closing Date, except as consented to by Administrative Agent, neither such Lender nor its Affiliates or Related Funds owns or controls, or owns or controls any Person owning or controlling, any trade debt or Indebtedness of any Credit Party other than the Obligations or any Capital Stock of any Credit Party and (ii) covenants and agrees that from and after the Closing Date neither such Lender nor its Affiliates and Related Funds shall purchase any trade debt or Indebtedness of any Credit Party other than the Obligations or Capital Stock described in clause (i) above without the prior written consent of the Administrative Agent.

9.6.        Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, their Affiliates and their respective officers, partners, directors, trustees, employees and agents of each Agent (each, an “Indemnitee Agent Party”), to the extent that such Indemnitee Agent Party shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Indemnitee Agent Party in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Indemnitee Agent Party in any way relating to or arising out of this Agreement or the other Credit Documents, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory, or sole negligence of such INDEMNITEE Agent PARTY; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Indemnitee Agent Party’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order. If any indemnity furnished to any Indemnitee Agent Party for any purpose shall, in the opinion of such Indemnitee Agent Party, be insufficient or become impaired, such Indemnitee Agent Party may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

9.7.        Successor Administrative Agent and Collateral Agent.

(a)         Administrative Agent and Collateral Agent may resign at any time by giving thirty days’ prior written notice thereof to Lenders and Company Representative. Upon any such notice of resignation, Requisite Lenders shall have the right, upon five Business Days’ notice to Company Representative, to appoint a successor Administrative Agent and Collateral Agent. If, after 30 days after the date of the retiring Agent’s notice of resignation, no successor Agent has been appointed by the Requisite Lenders that has accepted such appointment, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent from among the Lenders. Upon the acceptance of any appointment as Administrative Agent and Collateral Agent hereunder by a successor Administrative Agent and Collateral Agent, that successor Administrative Agent and Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and Collateral Agent and the retiring Administrative Agent and Collateral Agent shall promptly (i) transfer to such successor Administrative Agent and Collateral Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent and Collateral Agent under the Credit Documents, and (ii) execute and deliver to such successor Administrative Agent and Collateral Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent and Collateral Agent of the security interests created under the Collateral Documents, whereupon such retiring Administrative Agent and Collateral Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s and Collateral Agent’s resignation hereunder as Administrative Agent and Collateral Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent and Collateral Agent hereunder.

(b)         Notwithstanding anything herein to the contrary, Administrative Agent and Collateral Agent may assign their rights and duties as Administrative Agent and Collateral Agent hereunder to an Affiliate of GSBUSA without the prior written consent of, or prior written notice to, Company Representative or the Lenders; provided that the Credit Parties and the Lenders may deem and treat such assigning Administrative Agent and Collateral Agent as the Administrative Agent and Collateral Agent for all purposes hereof, unless and until such assigning Administrative Agent or Collateral Agent, as the case may be, provides written notice to Company Representative and the Lenders of such assignment. Upon such assignment such Affiliate shall succeed to and become vested with all rights, powers, privileges and duties as Administrative Agent and Collateral Agent hereunder and under the other Credit Documents.

9.8.        Collateral Documents and Guaranty.

(a)         Agents under Collateral Documents and Guaranty. Each Lender hereby further authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Lenders, to be the agent for and representative of Lenders with respect to the Guaranty, the Collateral and the Collateral Documents. Subject to Section 10.5, without further written consent or authorization from Lenders, Administrative Agent or Collateral Agent, as applicable may execute any documents or instruments necessary to (i) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented, or (ii) release any Credit Party from the Guaranty pursuant to Section 7.12 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented.

(b)         Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, each Credit Party, Administrative Agent, Collateral Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent, and (ii) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale, Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale.

SECTION 10.        MISCELLANEOUS

10.1.        Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Credit Party, Collateral Agent or Administrative Agent, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing. Each notice hereunder shall be in writing and may be personally served, telexed or sent by email or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of email, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent.

10.2.       Expenses. Whether or not the transactions contemplated hereby shall be consummated, the Companies agree to pay promptly (a) all the Administrative Agent’s actual and reasonable costs and expenses of preparation of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) all the Agents’ costs of furnishing all opinions by counsel for the Credit Parties; (c) all the reasonable fees, expenses and disbursements of counsel to Agents and counsel to any Lender in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by any Company; (d) all the actual costs and reasonable expenses of creating and perfecting Liens in favor of Collateral Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or Requisite Lenders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (e) all the Administrative Agent’s actual costs and reasonable fees, expenses for, and disbursements of any of Administrative Agent’s, auditors, accountants, consultants or appraisers whether internal or external, and all reasonable attorneys’ fees (including allocated costs of internal counsel and expenses and disbursements of outside counsel) incurred by Administrative Agent; (f) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (g) all other actual and reasonable costs and expenses incurred by each Agent in connection with the syndication of the Loans and Commitments and the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (h) after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel) and costs of settlement, incurred by any Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings.

10.3.        Indemnity.

(a)         In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent and Lender, their Affiliates and their respective officers, partners, directors, trustees, employees and agents of each Agent and each Lender (each, an “Indemnitee”), from and against any and all Indemnified Liabilities, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory, or sole negligence of such INDEMNITEE; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order, of that Indemnitee. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b)         To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against Lenders, Agents and their respective Affiliates, directors, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Credit Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

10.4.       Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender and their respective Affiliates each of is hereby authorized by each Credit Party at any time or from time to time subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts (in whatever currency)) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party (in whatever currency) against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto or with any other Credit Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder, (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured or (c) such obligation or liability is owed to a branch or office of such Lender different from the branch or office holding such deposit or obligation or such Indebtedness.

10.5.       Amendments and Waivers.

(a)         Requisite Lenders’ Consent. Subject to Sections 10.5(b) and 10.5(c), no amendment, modification, termination or waiver of any provision of the Credit Documents (other than the Fee Letter), or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of Administrative Agent and the Requisite Lenders.

(b)        Affected Lenders’ Consent. Without the written consent of each Lender (except as expressly set forth in Section 2.21, other than a Defaulting Lender) that would be affected thereby, no amendment, modification, or termination of, or any consent to departure from, any of the Credit Documents (other than the Fee Letter) shall be effective if the effect thereof would:

(i)       extend the scheduled final maturity of any Loan or Note;

(ii)      waive, reduce or postpone any scheduled repayment (but not prepayment);

(iii)      reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.9) or any fee payable hereunder;

(iv)      extend the time for payment of any such interest or fees;

(v)       reduce the principal amount of any Loan;

(vi)      amend or modify clause (y) of the proviso of the definition of “Eligible Assignee” or Section 10.6(b) to the extent such amendment or modification would permit assignments to any Credit Party or any of its Affiliates or would restrict assignments by any Lender to its Affiliates and Related Funds;

(vii)      amend, modify, terminate or waive any provision of this Section 10.5(b) or Section 10.5(c);

(viii)     amend the definition of “Requisite Lenders” or “Pro Rata Share”; provided, with the consent of Administrative Agent and the Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Term Loan Commitments, the Term Loans, the Revolving Commitments and the Revolving Loans are included on the Closing Date;

(ix)        release or subordinate the Collateral Agent’s Lien on all or substantially all of the Collateral, release Holdings from the Guaranty or release all or substantially all of the Companies from the Guaranty except as expressly provided in the Credit Documents; or

(x)        consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document.

(c)         Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:

(i)       increase any Revolving Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Revolving Commitment of any Lender;

(ii)      amend the definition of “Requisite Class Lenders without the consent of Requisite Class Lenders of each Class; provided, with the consent of Administrative Agent and the Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of such “Requisite Class Lenders” on substantially the same basis as the Term Loan Commitments, the Term Loans, the Revolving Commitments and the Revolving Loans are included on the Closing Date;

(iii)     amend, modify, terminate or waive any provision of Section 3.2(a) with regard to any Credit Extension (whether constituting a Revolving Loan or a Term Loan) without the consent of Requisite Class Lenders of the affected Class;

(iv)     alter the required application of any repayments or prepayments as between Classes pursuant to Section 2.14 without the consent of Requisite Class Lenders of each Class which is being allocated a lesser repayment or prepayment as a result thereof; provided, Administrative Agent and the Requisite Lenders may waive, in whole or in part, any prepayment so long as the application, as between Classes, of any portion of such prepayment which is still required to be made is not altered;

(v)      amend, modify or waive any provision of any subordination or intercreditor agreement in a manner that would be adverse to the Lenders in any material respect without the consent of the Requisite Lenders; or

(vi)      amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.

(d)         Execution of Amendments, etc. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

10.6.        Successors and Assigns; Participations.

(a)          Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, Indemnitee Agent Parties under Section 9.6, Indemnitees under Section 10.3, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)         Register. Companies, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been delivered to and accepted by Administrative Agent and recorded in the Register as provided in Section 10.6(e). Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

(c)         Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its Commitment or Loans owing to it or other Obligations (provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Loan and any related Commitments):

(i)       to any Person meeting the criteria of clause (i)(a) or clause (ii)(a) of the definition of the term of “Eligible Assignee” upon the giving of notice to Administrative Agent; and

(ii)      to any Person otherwise constituting an Eligible Assignee with the consent of Administrative Agent (not to be unreasonably withheld or delayed); provided, each such assignment pursuant to this Section 10.6(c)(ii) shall be in an aggregate amount of not less than (A) $1,000,000 (or such lesser amount as may be agreed to by Company Representative and Administrative Agent or as shall constitute the aggregate amount of the Revolving Commitments and Revolving Loans of the assigning Lender) with respect to the assignment of the Revolving Commitments and Revolving Loans and (B) $1,000,000 (or such lesser amount as may be agreed to by Company Representative and Administrative Agent or as shall constitute the aggregate amount of the Term Loan of the assigning Lender) with respect to the assignment of Term Loans.

(d)         Mechanics. The assigning Lender and the assignee thereof shall execute and deliver to Administrative Agent an Assignment Agreement, together with such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to Section 2.19(c). No administrative assignment fee shall be payable to the Administrative Agent in connection with any assignment from a Lender to one of its Affiliates or Related Funds. Assignments will not be required to be pro rata among the different Classes.

(e)         Notice of Assignment. Upon its receipt and acceptance of a duly executed and completed Assignment Agreement, any forms, certificates or other evidence required by this Agreement in connection therewith, Administrative Agent shall record the information contained in such Assignment Agreement in the Register, shall give prompt notice thereof to Company Representative and shall maintain a copy of such Assignment Agreement.

(f)          Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon executing and delivering an Assignment Agreement, as the case may be, represents and warrants as of the Closing Date or as of the applicable Effective Date (as defined in the applicable Assignment Agreement) that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course of its business and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Revolving Commitments or Loans or any interests therein shall at all times remain within its exclusive control); and (iv) except as permitted under Section 9.5(c), such Lender does not own or control, or own or control any Person owning or controlling, any trade debt or Indebtedness of any Credit Party other than the Obligations or any Capital Stock of any Credit Party.

(g)         Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the “Effective Date” specified in the applicable Assignment Agreement: (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect the Commitment of such assignee and any Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Companies shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(h)         Participations. Each Lender shall have the right at any time to sell one or more participations to any Person (other than Holdings, any of its Subsidiaries or any of its Affiliates) in all or any part of its Commitments, Loans or in any other Obligation. The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Loan or Note or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement, or (iii) release all or substantially all of the Collateral, release Holdings from the Guaranty or release all or substantially all of the Companies from the Guaranty except as expressly provided in the Credit Documents, supporting the Loans hereunder in which such participant is participating. Each Company agrees that each participant shall be entitled to the benefits of Sections 2.17(c), 2.18 and 2.19 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (c) of this Section; provided, (i) a participant shall not be entitled to receive any greater payment under Section 2.18 or 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with Company Representative’s prior written consent, and (ii) a participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of Section 2.19 unless Company Representative is notified of the participation sold to such participant and such participant agrees, for the benefit of Companies, to comply with Section 2.19 as though it were a Lender. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16 as though it were a Lender.

(i)          Certain Other Assignments. In addition to any other assignment permitted pursuant to this Section 10.6, any Lender may assign, pledge and/or grant a security interest in, all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including, without limitation, any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided, no Lender, as between Companies and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

10.7.      Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.8.      Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.17(c), 2.18, 2.19, 10.2, 10.3, 10.4, and 10.10 and the agreements of Lenders set forth in Sections 2.16, 9.3(b) and 9.6 shall survive the payment of the Loans and the termination hereof.

10.9.      No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or any of the Interest Rate Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.10.      Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or Administrative Agent, Collateral Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.11.      Severability. In case any provision in or obligation hereunder or any Note or other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12.      Obligations Several; Actions in Concert. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. Anything in this Agreement or any other Credit Document to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or any Note or otherwise with respect to the Obligations without first obtaining the prior written consent of the Administrative Agent or Requisite Lenders (as applicable), it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and any Note or otherwise with respect to the Obligations shall be taken in concert and at the direction or with the consent of Administrative Agent or Requisite Lenders (as applicable).

10.13.      Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14.      APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) THEREOF.

10.15.     CONSENT TO JURISDICTION. (A) ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY CREDIT PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (a) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (b) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (c) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1 AND TO ANY PROCESS AGENT SELECTED IN ACCORDANCE WITH SECTION 3.1(cc) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (d) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

(B)     EACH CREDIT PARTY hereby agrees that process may be served on it by certified mail, return receipt requested, to the addresses pertaining to it as specified in Section 10.1 or on NATIONAL CORPORATE RESEARCH, LTD., located AT 10 E. 40TH STREET, 10TH FLOOR, NEW YORK, NY 10016 (aTTENTION: cOLLEEN DE vRIES), and hereby appoints NATIONAL CORPORATE RESEARCH, LTD. as its agent to receive such service of process. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against ANY CREDIT PARTY if given by registered or certified mail, return receipt requested, or by any other means or mail which requires a signed receipt, postage prepaid, mailed as provided above. In the event NATIONAL CORPORATE RESEARCH, LTD. shall not be able to accept service of process as aforesaid and if ANY CREDIT PARTY shall not maintain an office in New York City, SUCH CREDIT PARTY shall promptly appoint and maintain an agent qualified to act as an agent for service of process with respect to the courts specified in this Section 10.15 above, and acceptable to the Administrative Agent, as EACH CREDIT PARTY's authorized agent to accept and acknowledge on EACH CREDIT PARTY's behalf service of any and all process which may be served in any such action, suit or proceeding.

10.16.      WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.17.      Confidentiality. Each Lender shall hold all non-public information regarding Companies and their respective Subsidiaries and their businesses identified as such by Company Representative and obtained by such Lender pursuant to the requirements hereof in accordance with such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by Companies that, in any event, a Lender may make (i) disclosures of such information to Affiliates of such Lender and to their agents and advisors (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by such Lender of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) in Interest Rate Agreements (provided, such counterparties and advisors are advised of and agree to be bound by the provisions of this Section 10.17), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Credit Parties received by it from any of the Agents or any Lender, (iv) disclosure to any Lender’s financing sources, provided that prior to any disclosure, such financing source is informed of the confidential nature of the information, (v) disclosures required or requested by any Governmental Authority or representative thereof or by the NAIC or pursuant to legal or judicial process or other legal proceeding or as otherwise required by applicable law; provided, unless specifically prohibited by applicable law or court order or the relevant Governmental Authority, each Lender shall make reasonable efforts to notify Company Representative of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information; and (vi) disclosures in connection with enforcing rights and remedies under the Credit Documents and any other relevant documents. Notwithstanding the foregoing, on or after the Closing Date, Administrative Agent and each Lender may, at its own expense issue news releases and publish “tombstone” advertisements and other announcements relating to this transaction in newspapers, trade journals and other appropriate media (which may include use of logos of one or more of the Credit Parties)(collectively, “Trade Announcements”). No Credit Party shall issue any Trade Announcement except (i) disclosures required by applicable law, regulation, legal process or the rules of the Securities and Exchange Commission or (ii) with the prior approval of Administrative Agent.

10.18.      Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Companies shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Companies to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Companies. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.

10.19.      Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Signatures by facsimile or other electronic transmission (including by emailed “.pdf” file) to this Agreement and any other Credit Document shall bind the parties hereto and thereto to the same extent as would a manually executed counterpart.

10.20.      Effectiveness. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Companies and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

10.21.      Patriot Act. Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies such Credit Party, which information includes the name and address of such Credit Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify such Credit Party in accordance with the Act.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

PRIMO WATER CORPORATION

By:	/s/ Mark Castaneda
Name: Mark Castaneda
Title: Chief Financial Officer

PRIMO PRODUCTS, LLC

By:	/s/ Mark Castaneda
Name: Mark Castaneda
Title: Chief Financial Officer

PRIMO DIRECT, LLC

By:	/s/ Mark Castaneda
Name: Mark Castaneda
Title: Chief Financial Officer

PRIMO REFILL, LLC

By:	/s/ Mark Castaneda
Name: Mark Castaneda
Title: Chief Financial Officer

PRIMO ICE, LLC

By:	/s/ Mark Castaneda
Name: Mark Castaneda
Title: Chief Financial Officer

GLACIER WATER SERVICES, INC.

By:	/s/ David J. Mills
Name: David J. Mills
Title: Vice President of Finance

GW SERVICES, LLC

By:	/s/ David J. Mills
Name: David J. Mills
Title: Vice President of Finance

GOLDMAN SACHS BANK USA,
as Administrative Agent, Lead Arranger, Collateral Agent and a Lender

By:	/s/ Greg Watts
Name: Greg Watts
Title: Authorized Signatory

AB Private Credit Investors Middle Market Direct Lending Fund, L.P., as a Lender

By:	AB Private Credit Investors Middle Market
Direct Lending Fund G.P. L.P., its General Partner

By:	/s/ Evan Cohen
Name: Evan Cohen
Title: Vice President

THE PRIVATEBANK AND TRUST COMPANY, as a Lender

By:	/s/ James Marsh
Name: James Marsh
Title: Managing Director

APPENDIX A-1

TO CREDIT AND GUARANTY AGREEMENT

Term Loan Commitments

Lender	Term Loan Commitment	Pro Rata Share
Goldman Sachs Bank USA	$124,316,326.53	66.84%
AB Private Credit Investors Middle Market Direct Lending Fund, L.P.	$56,938,775.51	30.61%
The PrivateBank and Trust Company	$4,744,897.96	2.55%
Total	$186,000,000	100%

APPENDIX A-1-1

APPENDIX A-2

TO CREDIT AND GUARANTY AGREEMENT

Revolving Commitments

Lender	Revolving Commitment	Pro Rata Share
Goldman Sachs Bank USA	$6,683,673.47	66.84%
AB Private Credit Investors Middle Market Direct Lending Fund, L.P.	$3,061,224.49	30.61%
The PrivateBank and Trust Company	$255,102.04	2.55%
Total	$10,000,000	100%

APPENDIX A-2-1

APPENDIX B

TO CREDIT AND GUARANTY AGREEMENT

Notice Addresses

If to Company Representative or Glacier Water:

101 North Cherry Street

Suite 501

Winston-Salem, NC 27101

Attention: Mr. Billy Prim, CEO

Telecopier: (336) 331-4211

Email: bprim@primowater.com

in each case, with a copy to:

Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

Wells Fargo Capital Center

150 Fayetteville Street, Suite 2300

Raleigh, NC 27601

Attention: Mr. Gerald Roach

Telecopier: (919) 821-8600

APPENDIX B-2

GOLDMAN SACHS BANK USA

as Administrative Agent, Collateral Agent,

Lead Arranger, and a Lender

Goldman Sachs Bank USA

6011 Connection Drive

Irving, Texas 75039

Attention: Primo Water, Account Manager

Telecopier: (646) 769-5010

with a copy to:

Goldman Sachs Bank USA

6011 Connection Drive

Irving, Texas 75039

Attention: GSBUSA In-House Counsel

Telecopier: (646) 769-5010

APPENDIX B-3

Schedule 1.1(A)

Adjustments to Consolidated Adjusted EBITDA

Period Ending	Estimated Add Back
October 31, 2016	$3,700,000
November 30, 2016	$3,700,000
December 31, 2016	$3,700,000
January 31, 2017	$3,700,000
February 28, 2017	$3,700,000
March 31, 2017	$3,700,000
April 30, 2017	$3,700,000
May 31, 2017	$3,700,000
June 30, 2017	$3,330,000
July 31, 2017	$3,330,000
August 31, 2017	$3,330,000
September 30, 2017	$2,775,000
October 31, 2017	$2,775,000
November 30, 2017	$2,775,000
December 31, 2017	$1,850,000
January 31, 2018	$1,850,000
February 28, 2018	$1,850,000
March 31, 2018	$1,850,000
April 30, 2018	$1,850,000
May 31, 2018	$1,850,000
June 30, 2018	$925,000
July 31, 2018	$925,000
August 31, 2018	$925,000
September 30, 2018	$370,000
October 31, 2018	$370,000
November 30, 2018	$370,000
December 31, 2018	$-

 Schedule 1.1(C)

Competitors

●	Cott (DS Services)
●	Nestle
●	Culligan
●	Reddy Ice
●	Dr Pepper
●	Coke
●	Pepsi
●	Danone
●	Aquaventures
●	Midea
●	Crystal Mountain

Schedule 5.15

Certain Post-Closing Matters

1.     On or prior to the date that is sixty (60) days following the Closing Date (or such later date as the Administrative Agent shall agree in writing), Glacier Water shall have been merged with and into Primo (the “Glacier Water Merger”) such that all Junior Debentures become the obligations of Primo.

2.     On or prior to the date that is sixty (60) days following the Closing Date (or such later date as the Administrative Agent shall agree in writing), the Credit Parties shall have delivered good standing certificates for Glacier Water and GWS from the applicable Governmental Authority of in each of the top twelve (12) jurisdictions (based on number of locations serviced) in which it is qualified as a foreign corporation or other entity to do business.

3.     On or prior to the date that is sixty (60) days following the Closing Date (or such later date as the Administrative Agent shall agree in writing), the Administrative Agent and Credit Parties shall have agreed upon and delivered a form of Lien release with respect to the Lowe’s Factoring Agreement and the Wal-Mart Factoring Agreement.

4.     On or prior to the date that is sixty (60) days following the Closing Date (or such later date as the Administrative Agent shall agree in writing), the Credit Parties shall have delivered (x) Landlord Collateral Access Agreements with respect to the headquarters of Primo and each other leased location at which material books and records or Collateral with a value in excess of $250,000 are held and (y) bailee waivers, in form and substance satisfactory to the Administrative Agent, from each bailee or warehouseman holding Collateral with a value in excess of $250,000.

5.     On or prior to the date that is sixty (60) days following the Closing Date (or such later date as the Administrative Agent shall agree in writing), the Credit Parties shall have caused each Dormant Subsidiary to either (x) be dissolved or merged into a Credit Party or (y) become a Credit Party and satisfy the requirements of Section 5.10.

6.     On or prior to the date that is ninety (90) days following the Closing Date (or such later date as the Administrative Agent shall agree in writing), the Credit Parties shall have caused all Deposit Accounts to be Controlled Accounts (other than Excluded Accounts).

7.     On or prior to April 30, 2017 (or such later date as the Administrative Agent shall agree in writing), the Credit Parties shall have completed the Holdco Reorganization.

Schedule 1.1(B)

Certain Material Real Estate Assets

None.

Schedule 4.1

Jurisdictions of Organization or Incorporation

Company	Jurisdiction of Organization or Incorporation
Primo Water Corporation	Delaware

Primo Direct, LLC	North Carolina

Primo Ice, LLC	North Carolina

Primo Products, LLC	North Carolina

Primo Refill, LLC	North Carolina

Glacier Water Services, Inc.	Delaware

GW Services, LLC	California

Primo Refill Canada Corporation	British Columbia, Canada

Primo Subsidiary, Inc.	Delaware

Glacier Water Trust I	Delaware

4318102 Canadian Inc.	Canada

Bi-Eau Pure Management, Inc.	Quebec, Canada

GW Services Mex, LLC	California

Glacier Water Services International, Inc.	Delaware

GW Services International, Inc.	Delaware

GW Mexico, Inc.	Delaware

Schedule 4.2

Capital Stock and Ownership

Issuer	Owner	Type of Security	% Ownership
Primo Direct LLC	Primo Water Corporation	Membership Interests	100%

Primo Ice, LLC	Primo Water Corporation	Membership Interests	100%

Primo Products, LLC	Primo Water Corporation	Membership Interests	100%

Primo Refill, LLC	Primo Water Corporation	Membership Interests	100%

Primo Refill Canada Corporation	Primo Water Corporation	Common Shares	100%

Primo Subsidiary, Inc.	Primo Water Corporation	Common Stock	100%

Glacier Water Services, Inc.	Primo Water Corporation	Common Stock	100%[1]

GW Services, LLC	Glacier Water Services, Inc.	Common Membership Units	100%[2]

Glacier Water Trust I	Glacier Water Services, Inc.	Trust Common Securities	100%

Glacier Water Trust I	Glacier Water Services, Inc.	Trust Preferred Securities	4.3%

4318102 Canadian Inc.	GW Services, LLC	Common Shares	100%

Bi-Eau Pure Management, Inc.	4318102 Canadian Inc.	Common Shares	100%

GW Services Mex, LLC	GW Services, LLC	Membership Interests	100%

Glacier Water Services International, Inc.	Glacier Water Services, Inc.	Common Stock	100%

GW Services International, Inc.	Glacier Water Services International, Inc.	Common Stock	100%

GW Mexico, Inc.	GW Services International, Inc.	Common Stock	100%

Incentive Plans

The Board of Directors of Primo Water Corporation (“Primo”) approved the Primo Water Corporation 2004 Stock Plan (the “2004 Plan”) for employees, including officers, non-employee directors and non-employee consultants. The Plan provides for the issue of incentive or nonqualified stock options and restricted common stock. Primo does not intend to issue any additional awards under the 2004 Plan; however, all outstanding awards will remain in effect and will continue to be governed by their existing terms.

1 Prior to the Closing Date Acquisition, 0.00%

2 Prior to the Closing Date Acquisition, 93.94%

The stockholders of Primo approved the 2010 Omnibus Long-Term Incentive Plan (the “2010 Plan”, or, together with the 2004 Plan, the “Plans”). The 2010 Plan is limited to employees, officers, non-employee directors, consultants and advisors. The 2010 Plan provides for the issuance of incentive or nonqualified stock options, restricted stock, stock appreciation rights, restricted stock units, cash- or stock-based performance awards and other stock-based awards. Any shares of Common Stock subject to stock options granted under the 2004 Plan that are cancelled, expired, forfeited, settled in cash or otherwise terminated without delivery of shares of common stock will be available for issuance under the 2010 Plan. 4,150,000 shares of common stock are authorized for issuance under the Plans.  To date all equity awards under the 2010 Plan have consisted of nonqualified stock options, restricted stock and restricted stock units.

As of December 5, 2016, there are outstanding options to purchase a total of 1,940,186 shares of Primo common stock at a weighted average exercise price of $5.03 per share. Of this total, 1,277,101 options have vested and 663,085 remained unvested. As of December 5, 2016, Primo also has outstanding 202,030 restricted stock units that are to be settled in shares of Primo common stock. As of December 5, 2016, an additional 962,888 shares of Primo common stock were available for future awards under Primo’s 2010 Omnibus Long-Term Incentive Plan.

Warrants

As of December 5, 2016, Primo had issued warrants to purchase a total of 856,202 shares of Primo common stock at a weighted average exercise price of $5.08 per share.

Schedule 4.13

Real Estate Assets

Owned Real Property

Owner	Property Location

Bi-Eau Pure Management, Inc.	900 Rue Sagard Saint-Bruno-de-Montarville, Quebec, Canada

Leased Real Property

Lessee	Property Location

Primo Water Corporation	101 N. Cherry Street, Suite 501 Winston-Salem, NC 27101
Glacier Water Services, Inc.	1385 Park Center Dr Vista, CA 82081
Glacier Water Services, Inc.	419 E. Juanita Ave, Suite 101 Mesa AZ 85204
Glacier Water Services, Inc.	3275 W. Ali Baba Ln, Ste 507 Las Vegas, NV 89118
Glacier Water Services, Inc.	8395 Kempwood Houston, TX 77055
Glacier Water Services, Inc.	1901 Montreal Rd, Ste. 132 Tucker, GA 30084
GW Services, LLC	7250 Radford Ave North Hollywood, CA 91605
GW Services, LLC	171 Rimpau Ave, Ste 106 Corona, CA 92881
GW Services, LLC.	830 S. Beckman Rd, Stes, I, J, & K Lodi, CA
GW Services, LLC.	1212 N 39th St. Building 4, Ste 438 Tampa, FL, 33605
GW Services, LLC	5739 NW 159th St Miami Lakes, FL 33014
GW Services, LLC	5710 W. 82nd St Indianapolis, IN 46278
GW Services, LLC	5457 Universal Ave Kansas City, MO 64120
GW Services, LLC	1312 Enterprise Dr, Unit J Romeoville, IL 60446
GW Services, LLC	2479 Baglyos Circle Bethlehem, PA 18020
GW Services, LLC	6290 Gravel Lane NE Lacey WA 98516
GW Services, LLC	1605 G.E. Rd Bloomington, IL 61704

GW Services, LLC	Approximately 85 small storage units across the country used to store parts, as further set forth in Annex 1 to Schedule 4.13

GW Services, LLC	Approximately 50 plots of land in parking lots across the country where machine kiosks are in place, as further set forth in Annex 1 to Schedule 4.13

Schedule 4.16

Material Contracts

●	DS Agreement
●	Subordinated Debt Documents
●	Lowes Factoring Agreement
●	Walmart Factoring Agreement
●	The following agreements related to Primo’s relationship with Walmart, taken as a whole (for the avoidance of doubt, none of the following agreements, individually, is a Material Contract):
o

Supplier Agreement among Primo Refill, LLC (as successor in interest to Culligan Store Solutions LLC) and Wal-Mart Stores, Inc., Wal-Mart Stores East, LP, Wal-Mart Stores East, Inc., Wal-Mart Stores Texas, LP, Sam’s West, Inc., Sam’s East, Inc. and affiliates, effective as of November 24, 2009

o

Sam’s Club General Merchandise Supplier Agreement among Primo Water Corporation and Wal-Mart Stores, Inc. and its direct and indirect US and Puerto Rico operating subsidiaries, effective as of October 9, 2015

o	Supplier Agreement among Primo Water Corporation and Wal-Mart Stores, Inc. and its direct and indirect US and Puerto Rico operating subsidiaries, effective as of February 21, 2015
o

Walmart General Merchandise Supplier Agreement among Primo Water Corporation and Wal-Mart Stores, Inc. and its direct and indirect US and Puerto Rico operating subsidiaries, effective as of February 19, 2015

o

Supplier Agreement among Primo Water Corporation and Wal-Mart Stores, Inc., Wal-Mart Stores East, LP, Wal-Mart Stores East, Inc., Wal-Mart Stores Texas, LP, Sam’s West, Inc., Sam’s East, Inc. and affiliates, effective as of July 21, 2012

o	Direct Imports Supplier Agreement among Primo Water Corporation and Wal-Mart Stores, Inc. and its direct and indirect US and Puerto Rico operating subsidiaries, effective as of November 30, 2016
o	Supplier Agreement among Primo Water Corporation and Wal-Mart Stores, Inc. and its direct and indirect US and Puerto Rico operating subsidiaries, effective as of November 18, 2013

Schedule 6.1

Certain Indebtedness

None.

Schedule 6.2

Certain Liens

None.

Schedule 6.7

Certain Investments

●	Schedule 4.2 is incorporated by reference.

●	Promissory Note in the amount of CDN $3,123,411.79 issued by Primo Refill Canada Corporation in favor of Primo Water Corporation, dated March 8, 2011.

●	Promissory Note in the amount of CDN $11,299,588.11 issued by Primo Refill Canada Corporation in favor of Primo Water Corporation, dated March 8, 2011

Schedule 6.12

Certain Affiliate Transactions

None.

EXHIBIT A-1 TO

CREDIT AND GUARANTY AGREEMENT

FUNDING NOTICE

Reference is made to the Credit and Guaranty Agreement, dated as of December 12, 2016 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among PRIMO WATER CORPORATION, a Delaware corporation (“Company Representative”), PRIMO PRODUCTS, LLC, a North Carolina limited liability company (“Products”), PRIMO DIRECT, LLC, a North Carolina limited liability company (“Direct”), PRIMO REFILL, LLC, a North Carolina limited liability company (“Refill”), PRIMO ICE, LLC, a North Carolina limited liability company (“ICE”), upon consummation of the Closing Date Acquisition, GLACIER WATER SERVICES, INC., a Delaware corporation (“Glacier Water”), upon consummation of the Closing Date Acquisition, GW SERVICES, LLC, a California limited liability company (“GWS”, together with Company Representative, Products, Direct, Refill, ICE, Glacier Water, and any other Subsidiaries of Holdings that thereafter join the Credit Agreement, the “Companies” and each, a “Company”), the Lenders party thereto from time to time, and GOLDMAN SACHS BANK USA (“GSBUSA”), as Administrative Agent (in such capacity, “Administrative Agent”), Collateral Agent (in such capacity, “Collateral Agent”), and Lead Arranger.

Pursuant to Sections 2.1 and 2.2 of the Credit Agreement, the Companies desire that Lenders make the following Loans to the Companies in accordance with the applicable terms and conditions of the Credit Agreement on [mm/dd/yy] (the “Credit Date”):

1. Revolving Loans: □ Base Rate Loans: □ LIBOR Loans, with an Initial Interest Period of ________ Month(s):	$[___,___,___] $[___,___,___]

2. Term Loans: □ Base Rate Loans: □ LIBOR Loans, with an Initial Interest Period of ________ Month(s):	$[___,___,___] $[___,___,___]

The undersigned Authorized Officer hereby represents, warrants and certifies on behalf of each Company that:

(i)     after making the Credit Extensions requested on the Credit Date (x) the aggregate principal amount of all outstanding Revolving Loans shall not exceed the Revolving Commitments then in effect and (y) Availability shall be $0 or greater;

(ii)     as of the Credit Date, the representations and warranties contained in the Credit Agreement and in the other Credit Documents are true and correct in all material respects on and as of such Credit Date to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct in all material respects on and as of such earlier date (and in each case without duplication of any materiality qualification contained therein);

EXHIBIT A-1-1

(iii)     as of the Credit Date, no event has occurred and is continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default;

(iv)     a Senior Financial Officer of Holdings has delivered an Officer’s Certificate representing and warranting and otherwise demonstrating that, as of the Credit Date, Holdings reasonably expects, after giving effect to the proposed borrowing and based upon good faith determinations and projections consistent with the Financial Plan, to be in compliance with all operating and financial covenants set forth in the Credit Agreement as of the last day of the current Fiscal Quarter;

(v)     as of the Credit Date, the Leverage Ratio determined as of such date after giving effect to the contemplated Credit Extension shall not exceed the Leverage Multiple in effect;

(vi)     after giving effect to the contemplated borrowing the aggregate Cash and Cash Equivalents of Holdings and its Subsidiaries will not exceed $5,000,000; and

(vii)     with respect to the Credit Extension on the Credit Date, the use of proceeds of which is intended to finance a Permitted Acquisition, Company shall deliver to Administrative Agent evidence that the related acquisition is a Permitted Acquisition and all acquisition documentation are in form and substance satisfactory to Administrative Agent in its reasonable discretion.

Company Representative hereby irrevocably instructs you and authorizes you on behalf of the Companies to make the disbursements of the Loans on the Credit Date in the manner set forth on Annex I attached hereto and incorporated herein by reference, in accordance with the terms and provisions of the Credit Agreement, to the account numbers specified thereon.

Company Representative hereby acknowledges on behalf of the Companies that Agent may make payment strictly on the basis of the account numbers furnished herein even if such account number identifies a party other than the name of the accounts listed herein. In the event the account numbers are incorrect or if any payoff amount is incorrect, the Company Representative hereby agrees on behalf of each Company to be fully liable for any and all losses, costs and expenses arising therefrom (including, without limitation, any losses, costs or expenses arising from any Company’s negligence or the negligence of any Company’s agents or employees).

EXHIBIT A-1-2

PRIMO WATER CORPORATION, as Company Representative

By: ___________________________________ Title:

EXHIBIT A-1-3

ANNEX I

[Attach Funds Disbursement Instructions]

EXHIBIT A-1-4

EXHIBIT A-2 TO

CREDIT AND GUARANTY AGREEMENT

CONVERSION/CONTINUATION NOTICE

Reference is made to the Credit and Guaranty Agreement, dated as of December 12, 2016 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among PRIMO WATER CORPORATION, a Delaware corporation (“Company Representative”), PRIMO PRODUCTS, LLC, a North Carolina limited liability company (“Products”), PRIMO DIRECT, LLC, a North Carolina limited liability company (“Direct”), PRIMO REFILL, LLC, a North Carolina limited liability company (“Refill”), PRIMO ICE, LLC, a North Carolina limited liability company (“ICE”), upon consummation of the Closing Date Acquisition, GLACIER WATER SERVICES, INC., a Delaware corporation (“Glacier Water”), upon consummation of the Closing Date Acquisition, GW SERVICES, LLC, a California limited liability company (“GWS”, together with Company Representative, Products, Direct, Refill, ICE, Glacier Water, and any other Subsidiaries of Holdings that thereafter join the Credit Agreement, the “Companies” and each, a “Company”), the Lenders party thereto from time to time, and GOLDMAN SACHS BANK USA, (“GSBUSA”), as Administrative Agent (in such capacity, “Administrative Agent”), Collateral Agent (in such capacity, “Collateral Agent”), and Lead Arranger.

Pursuant to Section 2.8 of the Credit Agreement, Companies desire to convert or to continue the following Loans, each such conversion and/or continuation to be effective as of [mm/dd/yy]:

1. Term Loans:

$[___,___,___]	LIBOR Loans to be continued with Interest Period of ____ month(s)

$[___,___,___]	Base Rate Loans to be converted to LIBOR Loans with Interest Period of ____ month(s)

$[___,___,___]	LIBOR Loans to be converted to Base Rate Loans

2. Revolving Loans:

$[___,___,___]	LIBOR Loans to be continued with Interest Period of ____ month(s)

$[___,___,___]	Base Rate Loans to be converted to LIBOR Loans with Interest Period of ____ month(s)

$[___,___,___]	LIBOR Loans to be converted to Base Rate Loans

Company Representaitve hereby certifies on behalf of the Companies that as of the date hereof, no event has occurred and is continuing or would result from the consummation of the conversion and/or continuation contemplated hereby that would constitute an Event of Default or a Default.

EXHIBIT A-2-1

Date: [mm/dd/yy]	PRIMO WATER CORPORATION, as Company Representative

By: __________________________ Title:

EXHIBIT A-2-1

EXHIBIT B-1 TO

CREDIT AND GUARANTY AGREEMENT

TERM LOAN NOTE

$[___,___,___]

[_________], 2016	New York, New York

FOR VALUE RECEIVED, each of PRIMO WATER CORPORATION, a Delaware corporation (“Company Representative”), PRIMO PRODUCTS, LLC, a North Carolina limited liability company (“Products”), PRIMO DIRECT, LLC, a North Carolina limited liability company (“Direct”), PRIMO REFILL, LLC, a North Carolina limited liability company (“Refill”), PRIMO ICE, LLC, a North Carolina limited liability company (“ICE”), upon consummation of the Closing Date Acquisition, GLACIER WATER SERVICES, INC., a Delaware corporation (“Glacier Water”), upon consummation of the Closing Date Acquisition, GW SERVICES, LLC, a California limited liability company (“GWS”, together with Company Representative, Products, Direct, Refill, ICE, Glacier Water, and any other Subsidiaries of Holdings that thereafter join the Credit Agreement, the “Companies” and each, a “Company”), jointly and severally promises to pay [______________] (“Payee”) or its registered assigns the principal amount of [DOLLARS] ($[___,___,___]) in the installments referred to below.

Each Company also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit and Guaranty Agreement, dated as of December 12, 2016 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among the Companies, the Lenders party thereto from time to time, and GOLDMAN SACHS BANK USA, (“GSBUSA”), as Administrative Agent (in such capacity, “Administrative Agent”), Collateral Agent (in such capacity, “Collateral Agent”), and Lead Arranger.

Companies shall make scheduled principal payments on this Note as set forth in Section 2.11(a) of the Credit Agreement.

This Note is one of the “Term Loan Notes” in the aggregate principal amount of $186,000,000 and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Term Loan evidenced hereby was made and is to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Principal Office of Administrative Agent or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment Agreement effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by Administrative Agent and recorded in the Register, each Company, each Agent and Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of any Company hereunder with respect to payments of principal of or interest on this Note.

This Note is subject to mandatory prepayment and to prepayment at the option of the Companies, each as provided in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF EACH COMPANY AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) THEREOF.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of the Companies, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

Each Company promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. Each Company and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

IN WITNESS WHEREOF, Each Company has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

PRIMO WATER CORPORATION

By: ______________________________

Title:

PRIMO PRODUCTS, LLC

By: ______________________________

Title:

PRIMO DIRECT, LLC

By: ______________________________

Title:

PRIMO REFILL, LLC

By: ______________________________

Title:

PRIMO ICE, LLC

By: ______________________________

Title:

GLACIER WATER SERVICES, INC.

By: ______________________________

Title:

GW SERVICES, LLC

By: ______________________________

Title:

EXHIBIT B-3 TO

CREDIT AND GUARANTY AGREEMENT

REVOLVING LOAN NOTE

$[___,___,___]

[________], 2016	New York, New York

FOR VALUE RECEIVED, each of PRIMO WATER CORPORATION, a Delaware corporation (“Company Representative”), PRIMO PRODUCTS, LLC, a North Carolina limited liability company (“Products”), PRIMO DIRECT, LLC, a North Carolina limited liability company (“Direct”), PRIMO REFILL, LLC, a North Carolina limited liability company (“Refill”), PRIMO ICE, LLC, a North Carolina limited liability company (“ICE”), upon consummation of the Closing Date Acquisition, GLACIER WATER SERVICES, INC., a Delaware corporation (“Glacier Water”), upon consummation of the Closing Date Acquisition, GW SERVICES, LLC, a California limited liability company (“GWS”, together with Company Representative, Products, Direct, Refill, ICE, Glacier Water, and any other Subsidiaries of Holdings that thereafter join the Credit Agreement, the “Companies” and each, a “Company”) jointly and severally promises to pay [______________] (“Payee”) or its registered assigns, on or before [mm/dd/yy], the lesser of (a) [DOLLARS] ($[___,___,___]) and (b) the unpaid principal amount of all advances made by Payee to Companies as Revolving Loans under the Credit Agreement referred to below.

Each Company also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit and Guaranty Agreement, dated as of December 12, 2016 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among the Companies, the Lenders party thereto from time to time, and GOLDMAN SACHS BANK USA, (“GSBUSA”), as Administrative Agent (in such capacity, “Administrative Agent”), Collateral Agent (in such capacity, “Collateral Agent”), and Lead Arranger.

This Note is one of the “Revolving Loan Notes” in the aggregate principal amount of $10,000,000 and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Loans evidenced hereby were made and are to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Principal Office of Administrative Agent or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment Agreement effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by Administrative Agent and recorded in the Register, each Company, each Agent and Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of any Company hereunder with respect to payments of principal of or interest on this Note.

This Note is subject to mandatory prepayment and to prepayment at the option of the Companies, each as provided in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF EACH COMPANY AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) THEREOF .

EXHIBIT B-3-1

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of the Companies, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

Each Company promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. Each Company and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

EXHIBIT B-3-2

IN WITNESS WHEREOF, each Company has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

PRIMO WATER CORPORATION

By: ______________________________

Title:

PRIMO PRODUCTS, LLC

By: ______________________________

Title:

PRIMO DIRECT, LLC

By: ______________________________

Title:

PRIMO REFILL, LLC

By: ______________________________

Title:

PRIMO ICE, LLC

By: ______________________________

Title:

GLACIER WATER SERVICES, INC.

By: ______________________________

Title:

GW SERVICES, LLC

By: ______________________________

Title:

EXHIBIT B-3-3

TRANSACTIONS ON REVOLVING LOAN NOTE

Date	Amount of Loan Made This Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT B-3-1

EXHIBIT C TO

CREDIT AND GUARANTY AGREEMENT

COMPLIANCE CERTIFICATE 1

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1.     I am the [_________] of PRIMO WATER CORPORATION, a Delaware corporation (“Company Representative”).

2.     I have reviewed the terms of that certain Credit and Guaranty Agreement, dated as of December 12, 2016 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Company Representative, PRIMO PRODUCTS, LLC, a North Carolina limited liability company (“Products”), PRIMO DIRECT, LLC, a North Carolina limited liability company (“Direct”), PRIMO REFILL, LLC, a North Carolina limited liability company (“Refill”), PRIMO ICE, LLC, a North Carolina limited liability company (“ICE”), upon consummation of the Closing Date Acquisition, GLACIER WATER SERVICES, INC., a Delaware corporation (“Glacier Water”), upon consummation of the Closing Date Acquisition, GW SERVICES, LLC, a California limited liability company (“GWS”, together with Company Representative, Products, Direct, Refill, ICE, Glacier Water, and any other Subsidiaries of Holdings that thereafter join the Credit Agreement, the “Companies” and each, a “Company”), the Lenders party thereto from time to time, and GOLDMAN SACHS BANK USA, (“GSBUSA”), as Administrative Agent (in such capacity, “Administrative Agent”), Collateral Agent (in such capacity, “Collateral Agent”), and Lead Arranger, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of each Company and its Subsidiaries during the accounting period covered by the attached financial statements.

3.     The examination described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth in a separate attachment, if any, to this Certificate, describing in detail, the nature of the condition or event, the period during which it has existed and the action which such Company has taken, is taking, or proposes to take with respect to each such condition or event.

4.     The financial statements attached hereto fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

5.     [Based on the Leverage Ratio of [____]:1.00, the Applicable Margin is [____]%]1.

[1]

In the event of any direct conflict between this Compliance Certificate (or any portion thereof) and the Credit Agreement, the terms of the Credit Agreement shall govern. The terms set forth in this Compliance Certificate are subject to Section 6.8 of the Credit Agreement. With respect to any period during which a Subject Transaction has occurred, for purposes of determining compliance with the financial covenants set forth in this Section 6.8 (but not for purposes of determining the Applicable Margin), Consolidated Adjusted EBITDA and the components of Consolidated Fixed Charges shall be calculated with respect to such period on a pro forma basis (including pro forma adjustments approved by Administrative Agent in its sole discretion) using the historical financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of Holdings and its Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period).

EXHIBIT C-1

The foregoing certifications, together with [the computations set forth in the Annex A hereto and]2 the financial statements delivered with this Certificate in support hereof, are made and delivered [DATE] pursuant to Section 5.1(d) of the Credit Agreement.

PRIMO WATER CORPORATION

By: ______________________________

                 Title: [TITLE OF SENIOR FINANCIAL OFFICER]

[1]	Include with and following delivery of quarterly financial statements for the period ending December 31, 2017.
[2]	Include only when delivered with financial statements under Sections 5.1(b) and (c) of the Credit Agreement.

EXHIBIT C-2

ANNEX A TO

COMPLIANCE CERTIFICATE

FOR THE FISCAL [QUARTER] [YEAR] ENDING [mm/dd/yy].

1. Availability:	Lesser of (i) and (ii):		$[___,___,___]

(i)	(a) – (b) =		$[___,___,___]

	(a)	the aggregate principal amount of the Revolving Commitments as of such date:	$[___,___,___]

	(b)	the aggregate principal balance of the Revolving Loans as of such date:	$[___,___,___]

(ii)	(a) – (b) =		$[___,___,___]

	(a)	(1) x (2) =	$[___,___,___]

(1) the sum of the trailing twelve months Consolidated

Adjusted EBITDA of Holdings and its Subsidiaries as of the last day of the most recently ended month for which financial statements have been delivered pursuant to Section 5.1(a):

$[___,___,___]

		(2) the then in effect maximum Leverage Multiple:	[___]

	(b)	(1) + (2) =	$[___,___,___]

		(1) the aggregate principal balance of the Loans:	$[___,___,___]

		(2) all other Consolidated Total Debt1:	$[___,___,___]

2. Consolidated Adjusted EBITDA2: (i) - (ii) =			$[___,___,___]

(i)	(a)	Consolidated Net Income:	$[___,___,___]

	(b)	Consolidated Interest Expense:	$[___,___,___]

	(c)	provisions for income or franchise taxes:	$[___,___,___]

	(d)	total depreciation expense:	$[___,___,___]

	(e)	total amortization expense:	$[___,___,___]

	(f)	other non Cash items reducing Consolidated Net Income1:	$[___,___,___]

[1]	Other than the Subordinated Indebtedness so long as no Subordinated Indebtedness Inclusion Trigger Event has occurred.
[2]

Notwithstanding the definition of “Consolidated Adjusted EBITDA” below, Consolidated Adjusted EBITDA for each of the fiscal periods ending as of the following dates shall be deemed to be the amount corresponding to each such period as follows: [_____].

(g)	reasonably documented charges incurred on or prior to the

date that is eighteen months following the Closing Date (or

such later date consented to in writing by the Administrative

Agent in its sole discretion) related to the Closing Date

Acquisition for severance costs with respect to positions that are permanently terminated, non-recurring costs, transition

costs and expenses and reserves, in an aggregate amount not

to exceed $2,400,000 or otherwise approved in writing by

Administrative Agent in its sole discretion:

$[___,___,___]

	(h)	Transaction Costs paid in Cash:	$[___,___,___]

(i)	reasonably documented Holdco Reorganization Transaction

Costs paid in Cash in an aggregate amount not to exceed

$150,000 or otherwise approved in writing by Administrative

Agent in its sole discretion:

$[___,___,___]

	(j)	reasonably documented Glacier Water Merger Transaction Costs paid in Cash in an aggregate amount not to exceed $100,000 or otherwise approved in writing by Administrative Agent in its sole discretion:	$[___,___,___]

(k)	with respect to any period ending as of the last day of

a fiscal month set forth on Schedule 1.1(A) to the Credit

Agreement, the applicable adjustments (subject to the amount limitations) set forth on such Schedule 1.1(A):

$[___,___,___]

(l)	costs incurred in settlement of ongoing litigation to

the extent disclosed to the Administrative Agent

prior to the Closing Date and in an aggregate

amount not to exceed $1,000,000 individually or

$2,500,000 in the aggregate during the term of this

Agreement:

$[___,___,___]

	(m)	other costs, charges and items if and to the extent approved by the Administrative Agent in writing in its sole discretion:	$[___,___,___]

(ii)	(a)	other non-Cash items increasing Consolidated Net Income2:	$[___,___,___]

	(b)	interest income:	$[___,___,___]

	(c)	other income:	$[___,___,___]

(d)	the aggregate amount of any financing cost or

discount under factoring agreements, including, without

limitation, any financing cost or discount under the

Lowes Factoring Agreement and the Wal-Mart Factoring

Agreement:

$[___,___,___]

[1]

Excluding any such non Cash item to the extent that it represents an accrual or reserve for potential Cash items in any future period or amortization of a prepaid Cash item that was paid in a prior period.

[2]

Excluding any such non-Cash item to the extent that it represents an accrual or reserve for potential Cash items in any future period or amortization of a prepaid Cash item that was paid in a prior period.

(e)	any portion of Consolidated Adjusted EBITDA

attributable to Foreign Subsidiaries of Credit Parties

in excess of 10.0% of total Consolidated Adjusted

EBITDA (calculated without giving effect to any deduction

pursuant to this clause (ii)(e)):

$[___,___,___]

3. Consolidated Capital Expenditures:			$[___,___,___]

4. Consolidated Cash Interest Expense:			$[___,___,___]

5. Consolidated Excess Cash Flow: (i) - (ii) =			$[___,___,___]

(i)	cash flow from operations as set forth in the financial statements delivered pursuant to Section 5.1(c) of the Credit Agreement:		$[___,___,___]

(ii)	(a)	voluntary and scheduled repayments of Consolidated Total Debt1:	$[___,___,___]

	(b)	Consolidated Capital Expenditures2:	$[___,___,___]

	(c)	Consolidated Cash Interest Expense:	$[___,___,___]

	(d)	provisions for current taxes based on	$[___,___,___]
income of Holdings and its Subsidiaries
and payable in cash with respect to such period:

	(e)	Restricted Junior Payments made under Section 6.5(z) of the Credit Agreement:	$[___,___,___]

6. Consolidated Fixed Charges3: (i) + (ii) + (iii) + (iv) =			$[___,___,___]

[1]	Excluding repayments of Revolving Loans except to the extent the Revolving Credit Commitments are permanently reduced in connection with such repayments.
[2]

Net of any proceeds of (x) Net Asset Sale Proceeds to the extent reinvested in accordance with Section 2.13(a) of the Credit Agreement, (y) Net Insurance/Condemnation Proceeds to the extent reinvested in accordance with Section 2.13(b) of the Credit Agreement, and (z) any proceeds of related financings with respect to such expenditures.

[3]

Notwithstanding the definition of “Consolidated Fixed Charges” below, Consolidated Fixed Charges for each of the fiscal periods ending as of the following dates shall be deemed to be the amount corresponding to each such period as follows:

Fiscal Quarter Ending	Consolidated Fixed Charges
March 31, 2016	$8,135,000
June 30, 2016	$7,903,000

(i)		Consolidated Cash Interest Expense paid or payable in Cash during such period1:	$[___,___,___]

(ii)		Scheduled payments of principal on Consolidated Total Debt:	$[___,___,___]

(iii)		Consolidated Capital Expenditures made during such period:	$[___,___,___]

(iv)		Current portion of taxes paid or payable in Cash during such
		period in accordance with GAAP2:	$[___,___,___]

7. Consolidated Interest Expense:			$[___,___,___]

8. Consolidated Liquidity: (i) + (ii) =			$[___,___,___]

(i)		Cash of Holdings and its Subsidiaries in which Collateral Agent has a first priority perfected Lien as of such date:	$[___,___,___]

(ii)		greater of Availability and zero:	$[___,___,___]

9. Consolidated Net Income: (i) - (ii) =			$[___,___,___]

(i)	the net income (or loss) of Holdings and its Subsidiaries
on a consolidated basis for such period taken as a single
	accounting period determined in conformity with GAAP:		$[___,___,___]

(ii)	(a)	the income (or loss) of any Person (other than a Subsidiary of Holdings) in which any other Person (other than Holdings or any of its Subsidiaries) has a joint interest:	$[___,___,___]

	(b)	the income (or loss) of any Person accrued

prior to the date it becomes a Subsidiary of

Holdings or is merged into or consolidated

with Holdings or any of its Subsidiaries or that

Person’s assets are acquired by Holdings

or any of its Subsidiaries:

$[___,___,___]

	(c)	the income of any Subsidiary of Holdings

to the extent that the declaration or payment

of dividends or similar distributions by that

Subsidiary of that income is not at the time

permitted by operation of the terms of its charter

or any agreement, instrument, judgment, decree,

order, statute, rule or governmental regulation

applicable to that Subsidiary:

$[___,___,___]

September 30, 2016	$6,640,000

[1]	Excluding Consolidated Cash Interest Expense paid in such period but payable and included in the calculation of Consolidated Fixed Charges with respect to a prior period.
[2]	Excluding taxes paid in such period but payable and included in the calculation of Consolidated Fixed Charges with respect to a prior period.

	(d)	any gains or losses attributable to
		Asset Sales or returned surplus assets of any Pension Plan:	$[___,___,___]

	(e)	to the extent not included in clauses (ii)(a)
		through (d) above, any net extraordinary gains or net extraordinary losses:	$[___,___,___]

10. Consolidated Total Debt1:			$[___,___,___]

11. Fixed Charge Coverage Ratio: (i)/(ii) =			$[___,___,___]

(i)		Consolidated Adjusted EBITDA	$[___,___,___]
for the four-Fiscal Quarter period then ended:
$[___,___,___]
(ii)		Consolidated Fixed Charges
		for such four-Fiscal Quarter period:	$[___,___,___]

		Actual:	_.__:1.00
		Required:	_.__:1.00
12. Leverage Ratio: (i)/(ii) =

(i)		Consolidated Total Debt2:	$[___,___,___]

(ii)		Consolidated Adjusted EBITDA
		for the four-Fiscal Quarter period then ended:	$[___,___,___]

		Actual:	_.__:1.00
		Required:	_.__:1.00

13. Consolidated Liquidity:			$[___,___,___]

		Actual:	$[___,___,___]
		Required:	$3,500,000
14. Total Leverage Ratio: (i)/(ii) =

(i)		Consolidated Total Debt3:	$[___,___,___]

[1]

Indebtedness of the type described in clauses (x) and (xii) of the definition of Indebtedness shall be excluded from Consolidated Total Debt for purposes of measuring the Leverage Ratio, determining Availability and determining any amounts payable pursuant to Section 2.13(g) of the Credit Agreement.

[2]

Excluding (x) the Subordinated Indebtedness so long as no Subordinated Indebtedness Inclusion Trigger Event has occurred and (y) if a Subordinated Indebtedness Inclusion Trigger Event has occurred, Subordinated Indebtedness in an amount equal to the face amount of Trust Preferred Securities held by Credit Parties.

[3]	Excluding Subordinated Indebtedness in an amount equal to the face amount of Trust Preferred Securities held by Credit Parties.

(ii)	Consolidated Adjusted EBITDA
	for the four-Fiscal Quarter period then ended:	$[___,___,___]

EXHIBIT D TO

CREDIT AND GUARANTY AGREEMENT

[Reserved]

EXHIBIT D-1

EXHIBIT E TO

CREDIT AND GUARANTY AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as it may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including, to the extent included in any such facilities, letters or credit and swingline loans) (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and the Credit Agreement, without representation or warranty by the Assignor.

1.	Assignor:	______________________

2.	Assignee:	______________________ [and is an Affiliate/Approved Fund[*****]]

3.	Borrower(s):	PRIMO WATER CORPORATION, PRIMO PRODUCTS, LLC, PRIMO DIRECT, LLC, PRIMO REFILL, LLC, PRIMO ICE, LLC, GLACIER WATER SERVICES, INC. and GW SERVICES, LLC.

4.	Administrative Agent:	GOLDMAN SACHS BANK USA, as the administrative agent under the Credit Agreement

5.	Credit Agreement:

The $196,000,000.00 Credit Agreement dated as of December 12, 2016 among PRIMO WATER CORPORATION, a Delaware corporation, (“Primo”), PRIMO PRODUCTS, LLC, a North Carolina limited liability company (“Products”), PRIMO DIRECT, LLC, a North Carolina limited liability company (“Direct”), PRIMO REFILL, LLC, a North Carolina limited liability company (“Refill”), PRIMO ICE, LLC, a North Carolina limited liability company (“ICE”), upon consummation of the Closing Date Acquisition, GLACIER WATER SERVIVES, INC., a Delaware corporation (“Glacier Water”), upon consummation of the Closing Date Acquisition, GW SERVICES, LLC, a California limited liability company, (“GWS”, together with Primo, Products, Direct, Refill, ICE, Glacier Water, and any other Subsidiaries of Holdings that thereafter join the Credit Agreement, the “Companies” and each, a “Company”), the Lenders party thereto from time to time, and GOLDMAN SACHS BANK USA, as Administrative Agent, Collateral Agent, and Lead Arranger.

[*****]Select as applicable.

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans [******]
____________[*******]	$______________	$______________	____________%
____________	$______________	$______________	____________%
____________	$______________	$______________	____________%

Effective Date: ______________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

7.	Notice and Wire Instructions:

[NAME OF ASSIGNOR]

Notices:

_________________________

_________________________

_________________________

Attention:

Telecopier:

with a copy to:

_________________________

_________________________

_________________________

Attention:

Telecopier:

Wire Instructions:

[NAME OF ASSIGNEE]

Notices:

_________________________

_________________________

_________________________

Attention:

Telecopier:

with a copy to:

_________________________

_________________________

_________________________

Attention:

Telecopier:

Wire Instructions:

[******]Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[*******]Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Loan Commitment”, “Term Loan Commitment”, etc.)

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:_______________________

Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:_______________________

Title:

[Consented to and][********] Accepted:

GOLDMAN SACHS BANK USA, as

   Administrative Agent

By:_______________________

Title:

[Consented to and][*********] Accepted:

PRIMO WATER CORPORATION, as

   Company Representative

By:_______________________

Title:

[********]To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[*********]To be added only if the consent of the Company Representative is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
AND ASSUMPTION AGREEMENT

1.	Representations and Warranties.

1.1

Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Credit Documents”), or any collateral thereunder, (iii) the financial condition of the Companies, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2

Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, and (v) if it is a Non-US Lender, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at that time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2.	Payments. All payments with respect to the Assigned Interests shall be made on the Effective Date as follows:

2.1

With respect to Assigned Interests for Term Loans, unless notice to the contrary is delivered to the Lender from the Administrative Agent, payment to the Assignor by the Assignee in respect of the Assigned Interest shall include such compensation to the Assignor as may be agreed upon by the Assignor and the Assignee with respect to all unpaid interest which has accrued on the Assigned Interest to but excluding the Effective Date. On and after the applicable Effective Date, the Assignee shall be entitled to receive all interest paid or payable with respect to the Assigned Interest, whether such interest accrued before or after the Effective Date.

2.2

With respect to Assigned Interests for Revolving Loans, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.

General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to conflict of laws principles thereof.

EXHIBIT F TO

CREDIT AND GUARANTY AGREEMENT

CERTIFICATE REGARDING NON-BANK STATUS

Reference is made to the Credit and Guaranty Agreement, dated as of December 12, 2016 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among PRIMO WATER CORPORATION, a Delaware corporation (“Company Representative”), PRIMO PRODUCTS, LLC, a North Carolina limited liability company (“Products”), PRIMO DIRECT, LLC, a North Carolina limited liability company (“Direct”), PRIMO REFILL, LLC, a North Carolina limited liability company (“Refill”), PRIMO ICE, LLC, a North Carolina limited liability company (“ICE”), upon consummation of the Closing Date Acquisition, GLACIER WATER SERVICES, INC., a Delaware corporation (“Glacier Water”), upon consummation of the Closing Date Acquisition, GW SERVICES, LLC, a California limited liability company (“GWS”, together with Company Representative, Products, Direct, Refill, ICE, Glacier Water, and any other Subsidiaries of Holdings that thereafter join the Credit Agreement, the “Companies” and each, a “Company”), the Lenders party thereto from time to time, and GOLDMAN SACHS BANK USA, (“GSBUSA”), as Administrative Agent (in such capacity, “Administrative Agent”), Collateral Agent (in such capacity, “Collateral Agent”), and Lead Arranger. Pursuant to Section 2.19(c) of the Credit Agreement, the undersigned hereby certifies that it is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code of 1986, as amended.

[NAME OF LENDER] By: ____________________________ Name: Title:

EXHIBIT F-1

EXHIBIT G-1 TO

CREDIT AND GUARANTY AGREEMENT

CLOSING DATE CERTIFICATE

December [__], 2016

THE UNDERSIGNED HEREBY CERTIFY AS FOLLOWS:

1. I am and the chief financial officer of PRIMO WATER CORPORATION, (“Company Representative”).

2. Pursuant to Section 2.1 of the Credit and Guaranty Agreement, dated as of December 12, 2016 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Company Representative, PRIMO PRODUCTS, LLC, a North Carolina limited liability company (“Products”), PRIMO DIRECT, LLC, a North Carolina limited liability company (“Direct”), PRIMO REFILL, LLC, a North Carolina limited liability company (“Refill”), PRIMO ICE, LLC, a North Carolina limited liability company (“ICE”), upon consummation of the Closing Date Acquisition, GLACIER WATER SERVICES, INC., a Delaware corporation (“Glacier Water”), upon consummation of the Closing Date Acquisition, GW SERVICES, LLC, a California limited liability company (“GWS”, together with Company Representative, Products, Direct, Refill, ICE, Glacier Water, and any other Subsidiaries of Holdings that thereafter join the Credit Agreement, the “Companies” and each, a “Company”), the Lenders party thereto from time to time, and GOLDMAN SACHS BANK USA, (“GSBUSA”), as Administrative Agent (in such capacity, “Administrative Agent”), Collateral Agent (in such capacity, “Collateral Agent”), and Lead Arranger, Companies request that Lenders make the following Loans to the Companies on December 12, 2016 (the “Closing Date”):

(a)     Term Loans:                                                       $186,000,000

3. We have reviewed the terms of Section 3 of the Credit Agreement and the definitions and provisions contained in such Credit Agreement relating thereto, and in our opinion we have made, or have caused to be made under our supervision, such examination or investigation as is necessary to enable us to express an informed opinion as to the matters referred to herein.

4. Based upon our review and examination described in paragraph 3 above, we certify, on behalf of each Company, that as of the date hereof:

(i)     as of the Closing Date, the representations and warranties contained in each of the Credit Documents are true, correct and complete in all respects, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true, correct and complete in all respects on and as of such earlier date;

(ii)      as of the Closing Date, no event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Default;

(iii)     as of the Closing Date, (1) all conditions to the Closing Date Acquisition set forth in the Closing Date Acquisition Agreement have been satisfied or the fulfillment of any such conditions has been waived with the consent of Administrative Agent, (2) the merger certificate evidencing the Closing Date Acquisition has been pre-cleared and filed at the Office of the Secretary of State of Delaware, (3) the Closing Date Acquisition has become effective in accordance with the terms of the Closing Date Acquisition Agreement and (4) the aggregate cash consideration paid in connection with the Closing Date Acquisition does not exceed $[_______];

(iv)     as of the Closing Date, each Credit Party has obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Credit Documents and the Related Agreements; all applicable waiting periods have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents or the Related Agreements or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing is pending, and the time for any applicable agency to take action to set aside its consent on its own motion has expired;

(v)     the Companies have generated Consolidated Adjusted EBITDA of at least $49,500,000 for the twelve (12) month period ended [September 30, 2016], as evidenced by the pro forma income statement delivered pursuant to Section 3.1(l) of the Credit Agreement;

(vii)     as of the Closing Date and immediately after giving effect to the borrowing contemplated hereby, including the payment of all Transaction Costs required to be paid in Cash, the Companies have Consolidated Liquidity of at least $2,000,000;

(viii)     as of the Closing Date and immediately after giving effect to the borrowing contemplated hereby, including the payment of all Transaction Costs required to be paid in Cash, the ratio of (i) total Indebtedness for Holdings and its Subsidiaries (other than the Subordinated Indebtedness) as of the Closing Date to (ii) pro forma Consolidated Adjusted EBITDA for the twelve-month period ending [___________] will not be greater than 4.00:1.00, as evidenced by the pro forma balance sheet delivered pursuant to Section 3.1(l) of the Credit Agreement;

(ix)     Since December 31, 2015, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect; and

5. Attached as Annex A hereto are true, complete and correct (and, where applicable, executed and conformed) copies of (i) each Related Agreement and of all exhibits and schedules thereto as of the date hereof, and (ii) any material amendment, restatement, supplement or other modification to or waiver of each Related Agreement entered into on or prior to the date hereof.

6. Each Credit Party has requested Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. to deliver to Agents and Lenders on the Closing Date favorable written opinions as to such matters as Administrative Agent may reasonably request (including the creation and perfection of security interests).

7. Attached hereto as Annex B are true, complete and correct copies of (a) the Historical Financial Statements, (b) pro forma consolidated balance sheets of Holdings and its Subsidiaries as at September 30, 2016, prepared in accordance with GAAP and reflecting the consummation of the Closing Date Acquisition, the related financings and the other transactions contemplated by the Credit Documents to occur on or prior to the date hereof, (c) pro forma consolidated income statements of Holdings and its Subsidiaries as at September 30, 2016, and reflecting the consummation of the Closing Date Acquisition, the related financings and the other transactions contemplated by the Credit Documents to occur on the date hereof, and (d) the Projections.

The foregoing certifications are made and delivered as of the date first written above.

PRIMO WATER CORPORATION ________________________ Title: Chief Financial Officer

EXHIBIT G-2 TO

CREDIT AND GUARANTY AGREEMENT

SOLVENCY CERTIFICATE

December 12, 2016

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1. I am the chief financial officer of PRIMO WATER CORPORATION, a Delaware corporation (“Company Representative”).

2. Reference is made to that certain Credit and Guaranty Agreement, dated as of December 12, 2016 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Company Representative, PRIMO PRODUCTS, LLC, a North Carolina limited liability company (“Products”), PRIMO DIRECT, LLC, a North Carolina limited liability company (“Direct”), PRIMO REFILL, LLC, a North Carolina limited liability company (“Refill”), PRIMO ICE, LLC, a North Carolina limited liability company (“ICE”), upon consummation of the Closing Date Acquisition, GLACIER WATER SERVICES, INC., a Delaware corporation (“Glacier Water”), upon consummation of the Closing Date Acquisition, GW SERVICES, LLC, a California limited liability company (“GWS”, together with Company Representative, Products, Direct, Refill, ICE, Glacier Water, and any other Subsidiaries of Holdings that thereafter join the Credit Agreement, the “Companies” and each, a “Company”), Holdings, the Lenders party thereto from time to time, and GOLDMAN SACHS BANK USA, (“GSBUSA”), as Administrative Agent (in such capacity, “Administrative Agent”), Collateral Agent (in such capacity, “Collateral Agent”), and Lead Arranger.

3. I have reviewed the terms of Sections 3 and 4 of the Credit Agreement and the definitions and provisions contained in the Credit Agreement relating thereto, together with each of the Related Agreements, and, in my opinion, have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.

4. Based upon my review and examination described in paragraph 3 above, I certify that as of the date hereof, after giving effect to the consummation of the transactions contemplated by the Related Agreements, the financing thereof and the other transactions contemplated by the Credit Documents and giving effect to the contribution rights under Section 7.2 of the Credit Agreement, each Credit Party is Solvent.

The foregoing certifications are made and delivered as of the date first written above.

________________________

Title: Chief Financial Officer

EXHIBIT H TO

CREDIT AND GUARANTY AGREEMENT

COUNTERPART AGREEMENT

This COUNTERPART AGREEMENT, dated [mm/dd/yy] (this “Counterpart Agreement”) is delivered pursuant to that certain Credit and Guaranty Agreement, dated as of December 12, 2016 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among PRIMO WATER CORPORATION, a Delaware corporation (“Company Representative”), PRIMO PRODUCTS, LLC, a North Carolina limited liability company (“Products”), PRIMO DIRECT, LLC, a North Carolina limited liability company (“Direct”), PRIMO REFILL, LLC, a North Carolina limited liability company (“Refill”), PRIMO ICE, LLC, a North Carolina limited liability company (“ICE”), upon consummation of the Closing Date Acquisition, GLACIER WATER SERVICES, INC., a Delaware corporation (“Glacier Water”), upon consummation of the Closing Date Acquisition, GW SERVICES, LLC, a California limited liability company (“GWS”, together with Company Representative, Products, Direct, Refill, ICE, Glacier Water, and any other Subsidiaries of Holdings that hereafter join the Credit Agreement, the “Companies” and each, a “Company”), the Lenders party thereto from time to time, and GOLDMAN SACHS BANK USA, (“GSBUSA”), as Administrative Agent (in such capacity, “Administrative Agent”), Collateral Agent (in such capacity, “Collateral Agent”), and Lead Arranger.

Section 1. Pursuant to Section 5.10 of the Credit Agreement, the undersigned hereby:

(a)      agrees that this Counterpart Agreement may be attached to the Credit Agreement and that by the execution and delivery hereof, the undersigned becomes a Company under the Credit Agreement and agrees to be bound by all of the terms thereof;

(b)     represents and warrants that each of the representations and warranties set forth in the Credit Agreement and each other Credit Document and applicable to the undersigned is true and correct both before and after giving effect to this Counterpart Agreement, except to the extent that any such representation and warranty relates solely to any earlier date, in which case such representation and warranty is true and correct as of such earlier date;

(c)     no event has occurred or is continuing as of the date hereof, or will result from the transactions contemplated hereby on the date hereof, that would constitute an Event of Default or a Default;

(d)     agrees to irrevocably and unconditionally guaranty the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) and in accordance with Section 7 of the Credit Agreement; and

(e)     the undersigned hereby (i) agrees that this counterpart may be attached to the Pledge and Security Agreement, (ii) agrees that the undersigned will comply with all the terms and conditions of the Security Agreement as if it were an original signatory thereto, (iii) grants to Secured Party (as such term is defined in the Pledge and Security Agreement) a security interest in all of the undersigned’s right, title and interest in and to all “Collateral” (as such term is defined in the Pledge and Security Agreement) of the undersigned, in each case whether now or hereafter existing or in which the undersigned now has or hereafter acquires an interest and wherever the same may be located and (iv) delivers to Collateral Agent supplements to all schedules attached to the Pledge and Security Agreement. All such Collateral shall be deemed to be part of the “Collateral” and hereafter subject to each of the terms and conditions of the Pledge and Security Agreement.

EXHIBIT H-1

Section 2. The undersigned agrees from time to time, upon request of Administrative Agent, to take such additional actions and to execute and deliver such additional documents and instruments as Administrative Agent may request to effect the transactions contemplated by, and to carry out the intent of, this Agreement. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party (including, if applicable, any party required to evidence its consent to or acceptance of this Agreement) against whom enforcement of such change, waiver, discharge or termination is sought. Any notice or other communication herein required or permitted to be given shall be given in pursuant to Section 10.1 of the Credit Agreement, and all for purposes thereof, the notice address of the undersigned shall be the address as set forth on the signature page hereof. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

EXHIBIT H-2

IN WITNESS WHEREOF, the undersigned has caused this Counterpart Agreement to be duly executed and delivered by its duly authorized officer as of the date above first written.

[NAME OF SUBSIDIARY] By:______________________ Name: Title

:

Address for Notices:

______________

______________

______________

Attention:

Telecopier

with a copy to:

______________

______________

______________

Attention:

Telecopier

ACKNOWLEDGED AND ACCEPTED,

as of the date above first written:

GOLDMAN SACHS BANK USA,

as Administrative Agent and Collateral Agent

By:_____________________

      Name:

      Title:

EXHIBIT H-3

EXHIBIT I TO

CREDIT AND GUARANTY AGREEMENT

PLEDGE AND SECURITY AGREEMENT

[FORM IS MAINTAINED AS A SEPARATE DOCUMENT]

EXHIBIT J TO

CREDIT AND GUARANTY AGREEMENT

FORM OF LANDLORD COLLATERAL ACCESS AGREEMENT

[FORM MAINTAINED AS A SEPARATE DOCUMENT]